Exhibit 10.13

BORROWING BASE REVOLVING LINE OF CREDIT AGREEMENT

DATED AS OF DECEMBER 8, 2011

BY AND AMONG

COLE REAL ESTATE INCOME STRATEGY (DAILY NAV)

OPERATING PARTNERSHIP, LP

AS BORROWER,

AND

JPMORGAN CHASE BANK, N.A., AS ADMINISTRATIVE AGENT,

AND

THE LENDERS REFERENCED HEREIN,

AND

J.P. MORGAN SECURITIES LLC,

AS SOLE BOOKRUNNER AND SOLE LEAD ARRANGER

BORROWING BASE REVOLVING LINE

OF CREDIT AGREEMENT

This BORROWING BASE REVOLVING LINE OF CREDIT AGREEMENT (this “Agreement”) dated as of December 8, 2011 is made and entered into by and among COLE REAL ESTATE INCOME STRATEGY (DAILY NAV) OPERATING PARTNERSHIP, LP, a Delaware limited partnership (“Borrower”), JPMORGAN CHASE BANK, N.A., a national banking association, in its capacity as Administrative Agent (as hereinafter defined), and the Lenders (as hereinafter defined) party hereto from time to time.

RECITALS

(A) Borrower has requested that Lenders provide to Borrower a borrowing base revolving line of credit to finance Borrower’s or a Subsidiary Guarantor’s acquisition and operation of Qualified Properties (as hereinafter defined).

(B) Lenders are willing to provide such a borrowing base revolving line of credit to Borrower upon the terms and conditions hereinafter set forth.

AGREEMENT

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower and Administrative Agent and the Lenders agree that:

ARTICLE 1

DEFINITIONS

1.1 Definitions. In this Agreement, the following capitalized terms have the following meanings:

“ABR”, when used in reference to any Loan or Advance, refers to whether such Loan, or the Loans comprising such Advance, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Accordion Increase” means as defined in Section 2.1(c).

“Acquisition Costs” means the actual purchase price paid by the applicable Subsidiary Guarantor to acquire a Qualified Property (excluding any costs and expenses incurred in connection therewith that were added to the purchase price for such Qualified Property).

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, or for any Floating Rate Borrowing, an interest rate per annum (rounded upwards, if necessary, to the next 1/16th of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMORGAN CHASE BANK, N.A., in its capacity as administrative agent for the Lenders hereunder, or any successor administrative agent.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by Administrative Agent.

“Advance” means each disbursement of proceeds of the Commitment, including, without limitation, Protective Advances and Swing Line Advances.

“Advisors” means Cole Real Estate Income Strategy (Daily NAV) Advisors, LLC and its Affiliates.

“Affiliate” of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with, such Person. For the purposes of this Agreement, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Aggregate Commitment” means, as of any date of determination, the aggregate of the Commitments of all the Lenders, as such amount may be reduced or increased (by the Accordion Increase) in accordance with this Agreement. As of the Effective Date hereof, the Aggregate Commitment is Fifty Million and No/100 Dollars ($50,000,000.00).

“Agreement” means this Borrowing Base Revolving Line of Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 Page (or on any successor or substitute page) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Applicable Margin” means, for any day, (a) with respect to Eurodollar Borrowings, the rate per annum set forth below under the heading “Eurodollar Margin” opposite the applicable period then in effect, and (b) with respect to Floating Rate Borrowings, the rate per annum set forth below under the heading “Floating Rate Margin” opposite the applicable period then in effect; provided, however, that no reduction in the Applicable Margin shall occur after the occurrence and during the continuance of a Default:

Period	Eurodollar Margin	Floating Rate Margin
Tier 1 Period	2.70%	1.70%
Tier 2 Period	2.55%	1.55%
Tier 3 Period	2.40%	1.40%

“Appraisal” means an appraisal of each Qualified Property which meets the following requirements: (a) such appraisal has been prepared by an independent appraiser reasonably approved and directly engaged by Administrative Agent; (b) such appraisal satisfies all of the requirements set forth in Section 3.6; (c) such appraisal complies with all applicable federal and state laws and regulations dealing with appraisals or valuations of real property; and (d) such appraisal has been reviewed as to form and content and approved by Administrative Agent in its sole and absolute discretion.

“Appraised Value” means, with respect to each Qualified Property, the appraised value of such Qualified Property set forth in the most recent Appraisal for such Qualified Property.

“Approvals and Permits” means each and all approvals, authorizations, bonds, consents, certificates, franchises, licenses, permits, registrations, qualifications, entitlements and other actions and rights granted by or filings with any Person necessary or appropriate for acquisition and development of the Qualified Properties, for the sale of Qualified Properties, for occupancy, ownership and use by Persons of the Qualified Properties, or otherwise for the conduct of, or in connection with, the business and operations of Borrower or any other Loan Party.

“Approved Fund” means (a) a commercial bank organized under the laws of the United States of America, or any state thereof, and having total assets in excess of $5,000,000,000; (b) a savings and loan association or savings bank organized under the laws of the United States of America, or any state thereof, and having a tangible net worth of at least $250,000,000; (c) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (“OECD”), or a political subdivision of any such country, and having total assets in excess of $10,000,000,000, provided that such bank is acting through a branch or agency located in the United States of America; or (d) the central bank of any country which is a member of the OECD.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.1), and accepted by Administrative Agent, in the form of Exhibit A attached hereto or any other form approved by Administrative Agent.

“Authorization Documents” means certified copies of all resolutions of the shareholders, members or partners, as applicable, of Borrower, each Guarantor and each other Loan Party, authorizing Borrower, Guarantors and each other Loan Party to execute, deliver and perform its obligations under this Agreement and the other Loan Documents to be executed and delivered by Borrower, the applicable Guarantor or any other Loan Party in connection herewith, and certifying the names and signatures thereon of the officers of Borrower, the applicable Guarantor and each other Loan Party authorized to execute this Agreement and the other Loan Documents and to request Advances on behalf of Borrower.

“Available Commitment” means at any time, the lesser of:

(a) The Aggregate Commitment; or

(b) The Borrowing Base, as determined by Administrative Agent from time to time in accordance with Article 3.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor federal statute.

“Borrower” means COLE REAL ESTATE INCOME STRATEGY (DAILY NAV) OPERATING PARTNERSHIP, LP, a Delaware limited partnership.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business, appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality), to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Blackrock Investments” means assets of the Consolidated Group that are held and invested pursuant to that certain Discretionary Investment Management Agreement with Blackrock Investment Management, LLC, as Investment Manager, including all Investments made or held pursuant thereto.

“Borrowing” means Advances of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Borrowings, as to which a single Interest Period is in effect.

“Borrowing Base” means as defined in Section 3.1.

“Borrowing Base Report and Collateral Certificate” means a report prepared by Borrower, signed and certified as accurate and complete by an authorized officer of Borrower’s general partner, in substantially the form of Exhibit D or another form which is reasonably acceptable to each of Administrative Agent and Borrower.

“Borrowing Base Value” means as defined in Section 3.1, as determined by Administrative Agent from time to time in its sole but reasonable business judgment discretion.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Phoenix, Arizona, are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Borrowing, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capitalization Rate” means 7.50%.

“Change in Law” means (a) the adoption of any law, rule, regulation or treaty (including any rules or regulations issued under or implementing any existing law) after the date of this Agreement, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.17(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means an event or series of events by which (a) CREIS fails to own, directly or indirectly, more than 50% of the Ownership Interests of Borrower entitled to vote for members of the board of directors or equivalent governing body of Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right) or (b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of CREIS cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period or (ii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“CMBS Securities” means a collective reference to any investment securities that represent an interest in, or are secured by, one or more pools of commercial mortgage loans or synthetic mortgages.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means the property, interests in property, and rights to property securing any or all Obligations from time to time.

“Commitment” means the obligation of Lenders to make Advances to Borrower pursuant to this Agreement and otherwise provide credit pursuant to this Agreement.

“Commitment Amount” means, with respect to each Lender, the amount of the Aggregate Commitment represented by each Lender’s respective Commitment under this Agreement.

“Commitment Amount Percentage” means, with respect to any Lender, the percentage of the Aggregate Commitment represented by such Lender’s Commitment Amount. If the Commitments have terminated or expired, the Commitment Amount Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Compliance Certificate” means a Certificate in the form of Exhibit E attached hereto or another form which is reasonably acceptable to each of Administrative Agent and Borrower.

“Consolidated Debt Service” means, with respect to the Consolidated Group for any period, without duplication, (a) Consolidated Interest Expense for such period, plus (b) the aggregate amount of scheduled principal payments attributable to Consolidated Outstanding Indebtedness (excluding optional prepayments and scheduled principal payments in respect of any such Indebtedness which is not amortized through equal periodic installments of principal and interest over the term of such Indebtedness) required to be made during such period by any member of the Consolidated Group, plus (c) a percentage of all such scheduled principal payments required to be made during such period by any Investment Affiliate on Indebtedness taken into account in calculating Consolidated Interest Expense (excluding optional prepayments and scheduled principal payments in respect of any such Indebtedness which is not amortized through equal periodic installments of principal and interest over the term of such Indebtedness), equal to the greater of (x) the percentage of the principal amount of such Indebtedness for which any member of the Consolidated Group is liable (to the extent not already included pursuant to clause (b) above) and (y) the Consolidated Group Pro Rata Share of such Investment Affiliate.

“Consolidated Group” means CREIS and all Persons whose financial results are consolidated with CREIS for financial reporting purposes under GAAP.

“Consolidated Group Pro Rata Share” means, with respect to any Investment Affiliate, the percentage of the total equity ownership interests held by the Consolidated Group in the aggregate, in such Investment Affiliate; provided, that to the extent a given calculation includes liabilities, obligations or Indebtedness of any Investment Affiliate and the Consolidated Group, in the aggregate, is or would be liable for a portion of such liabilities, obligations or Indebtedness in a percentage that differs from that calculated above, the “Consolidated Group Pro Rata Share” with respect to such liabilities, obligations or Indebtedness shall be equal to the percentage of such liabilities, obligations or Indebtedness for which the Consolidated Group is or would be liable.

“Consolidated Interest Expense” means, for any period, without duplication, the sum of (a) the amount of interest expense, determined in accordance with GAAP, of the Consolidated Group for such period attributable to Consolidated Outstanding Indebtedness during such period, plus (b) the Consolidated Group Pro Rata Share of any interest expense, determined in accordance with GAAP, of any Investment Affiliate, for such period, whether recourse or non recourse.

“Consolidated Outstanding Indebtedness” means, as of any date of determination, without duplication, the sum of (a) all Indebtedness of the Consolidated Group outstanding at such date, determined on a consolidated basis in accordance with GAAP (whether recourse or non recourse), plus, without duplication, (b) the applicable Consolidated Group Pro Rata Share of any Indebtedness of each Investment Affiliate, other than, in either case, Indebtedness of any member of the Consolidated Group owed to another member of the Consolidated Group.

“Consolidated Net Operating Income” means, with respect to a Project owned for and not Construction in Progress during the prior twelve (12) months, (a) “property rental and other income” (as determined by GAAP) attributable to such Project accruing for such period, plus (b) all master lease income, less (c) the amount of all expenses (as determined in accordance with GAAP) incurred in connection with and directly attributable to the ownership and operation of such Project for such period, excluding any general and administrative expenses related to the operation of Borrower or the applicable owner of the Project, any interest expense or other debt service charges, any real estate acquisition costs and expenses, any amortization related to above-market or below-market leases and any non-cash charges such as impairment of real estate assets and depreciation or amortization of financing costs, all as for the four (4) consecutive fiscal quarters most recently ended.

“Construction in Progress” means, as of any date, the GAAP-determined value of any Projects then under development, provided that a Project shall no longer be included in Construction in Progress and shall be deemed to be a stabilized project upon the earlier of (a) the expiration of the second full fiscal quarter after substantial completion (the earlier of receipt of a temporary certificate of occupancy or a final certificate of occupancy) of such Project, (b) the date such Project is one hundred percent (100%) occupied and the tenant(s) thereof are paying rent in accordance with the provisions set forth in the applicable lease agreement and (c) the last day of the fiscal quarter in which the annualized Consolidated Net Operating Income attributable to such Project divided by the Capitalization Rate exceeds the book value of such Project.

“Cost Advance” means, for each Qualified Property (i) during the Tier 1 Period, seventy percent (70%) of the Acquisition Costs of such Qualified Property as reasonably determined by Administrative Agent, (ii) during the Tier 2 Period, sixty-five percent (65%) of the Acquisition Costs of such Qualified Property as reasonably determined by Administrative Agent, and (iii) during the Tier 3 Period, sixty percent (60%) of the Acquisition Costs of such Qualified Property as reasonably determined by Administrative Agent.

“Credit Party” means the Administrative Agent or any other Lender.

“Credit Tenant” means any Tenant that has an S&P rating of BBB- or better, a Moody’s rating of Baa3 or better, or a Fitch Rating of BBB- or better or whose lease obligations are fully guaranteed by an entity that has an S&P rating of BBB- or better, a Moody’s rating of Baa3 or better, or a Fitch Rating of BBB- or better.

“CREIS” means COLE REAL ESTATE INCOME STRATEGY (DAILY NAV), INC., a Maryland corporation.

“Dark Property” means an otherwise Qualified Property where one or more of the Tenants previously occupying said Qualified Property has vacated said Qualified Property and caused total physical occupancy to be less than 100% for Single-Tenant Properties or 85% for Multi-Tenant Properties, but said Qualified Property remains 100% leased for Single-Tenant Properties or 85% for Multi-Tenant Properties (ignoring subleases) to one or more Credit Tenants, as applicable, pursuant to a net Lease or Leases, said Tenant or Tenants are current on payments.

“Debt Coverage Amount” means (i) during the Tier 1 Period, the greater of (a) a 9.50% Debt Yield, and (b) a Debt Service Coverage Ratio of 1.15 to 1.0, (ii) during the Tier 2 Period, the greater of (a) a 10.25% Debt Yield, and (b) a Debt Service Coverage Ratio of 1.25 to 1.0, and (iii) during the Tier 3 Period, the greater of (a) a 11.00% Debt Yield, and (b) a Debt Service Coverage Ratio of 1.35 to 1.0.

“Debt Service Coverage Ratio” means, as of any date of determination and with respect to all of the Qualified Properties, the aggregate NOI for such Qualified Properties divided by Total Debt Service as of the date of such determination.

“Debt Yield” means, as of any date of determination and with respect to all of the Qualified Properties, (a) the aggregate NOI for such Qualified Properties, divided by (b) the then total Available Commitment as of such date.

“Default Interest Rate” means as defined in Section 2.5(c).

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loan, or (ii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular Default, if any) has not been satisfied; (b) has notified the Borrower or any Credit Party in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular Default, if any) cannot be satisfied) or generally under other agreements in which it commits to extend credit; (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c), upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent; or (d) has become the subject of a Bankruptcy Event.

“Disqualified Property” means as defined in Section 4.2.

“Distributions” means any dividend or other distribution paid by CREIS to shareholders in respect of any Ownership Interest in CREIS, excluding (a) dividends or distributions payable solely in shares of the applicable class of Ownership Interests to the holders of such class and (b) any commercially reasonable advisory and management fees paid to or any commercially reasonable costs or commercially reasonable expenses incurred in connection with advisory and management services by the Advisors.

“Dividend Payout Ratio” means Distributions paid for any period less Dividend Reinvestment Proceeds received by CREIS, divided by the Modified Funds From Operations of Consolidated Group.

“Dividend Reinvestment Proceeds” means Distributions on account of any shares of any Ownership Interests of CREIS which any holder(s) of such Ownership Interests direct to be used, concurrently with the making of such Distributions, for the purpose of purchasing for the account of such holder(s) additional Ownership Interests in CREIS or its Subsidiaries.

“Draw Request” means a completed request, substantially in form of Exhibit J attached hereto or such other form reasonably satisfactory to Administrative Agent, from Borrower to Administrative Agent requesting an Advance, together with such other documents and information as Administrative Agent may require from time to time, in its sole but reasonable business judgment discretion.

“EBITDA” means, with respect to the Consolidated Group for any period, consolidated net income of the Consolidated Group as determined in accordance with GAAP plus, to the extent previously deducted, interest, taxes, depreciation, amortization, straight lining of rents, gains or losses from sales of assets, extraordinary items, other non-cash items, fees and expenses associated with the transaction contemplated by this Agreement, managements fees and expenses and real estate acquisition costs and expenses and the Consolidated Group Pro Rata Share of interest, taxes, depreciation, amortization, straight lining of rents, gains or losses from sales of assets, extraordinary items, other non-cash items, management fees and expenses and real estate acquisition costs and expenses for the Investment Affiliates. To the extent previously deducted, all of the above described modifiers to such consolidated net income are as derived from CREIS’ books and records, which books and records are to be maintained in accordance with GAAP.

“Effective Date” means the date set forth on the first page of this Agreement.

“Eligible Collateral” means the Qualified Properties that meet the requirements of Eligible Collateral set forth in this Agreement, subject to the exclusions set forth in this Agreement and excluding any Disqualified Property.

“Eligible Real Estate Investments” means any of the following investments held by or owed to any Loan Party, any Subsidiary thereof or any Investment Affiliate: (a) any Secured Debt, including any “Tranche B” loans thereunder or participation interests therein; provided, however, if such Secured Debt is evidenced by a promissory note, such promissory note is properly assigned and/or endorsed payable to such Loan Party, such Subsidiary or such Investment Affiliate or if the investment is a participation interest, to the Person granting such participation interest, (b) any investment securities that represent an interest in, or are secured by, one or more pools of commercial mortgage loans or synthetic mortgages, (c) any mezzanine debt, including any participation interests therein, (d) any preferred equity and (e) any REIT public common stock.

“Environmental Agreement” means, with respect to each Qualified Property, certain Environmental Indemnity Agreements now or hereafter executed by Borrower and Guarantors for the benefit of Administrative Agent and Lenders, substantially in the form attached hereto as Exhibit F, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“ERISA” means the Employee Retirement Income Security Act of 1974 and the regulations and published interpretations thereunder, as in effect from time to time.

“ERISA Affiliate” means as defined in Section 5.1(k)(ii).

“Eurodollar Borrowing” refers to each Advance that bears interest at the Eurodollar Rate.

“Eurodollar Rate” means, with respect to a Eurodollar Borrowing for the relevant Interest Period, the sum of (i) the applicable Adjusted LIBO Rate plus (ii) the Applicable Margin for Eurodollar Borrowings.

“Event of Default” means as defined in Section 8.1.

“Excluded Taxes” means, with respect to any payment made by the Borrower under this Agreement, any of the following Taxes imposed on or with respect to a Recipient: (a) income or franchise Taxes imposed on (or measured by) net income by the United States of America, or by the jurisdiction under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States of America or any similar Taxes imposed by any other jurisdiction in which Borrower is located and (c) in the case of a Non U.S. Lender (other than an assignee pursuant to a request by the Borrower under Section 2.18(b)), any U.S. Federal withholding Taxes resulting from any law in effect (including FATCA) on the date such Non U.S. Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Non-U.S. Lender’s failure to comply with Section 2.11(f), except to the extent that such Non U.S. Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from Borrower with respect to such withholding Taxes pursuant to Section 2.11(a).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement and any regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/16th of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/16th of 1%) of the quotations for such day for such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Federal Reserve Bank” means any one of the twelve (12) Federal Reserve Banks located in the United States of America.

“Fiscal Year” means, as applicable, the fiscal year of Borrower ending on each December 31, or the fiscal year of CREIS ending on each December 31.

“Fitch” means Fitch Ratings, Ltd. and any successor thereto.

“First Adjustment Date” means the earlier of (i) the date that is six (6) months after the Effective Date, or (ii) provided that Borrower is in compliance with the terms and provisions of this Agreement and no Event of Default or Unmatured Event of Default shall exist, the date selected by Borrower by written notice to Administrative Agent. Any such election by Borrower shall be irrevocable.

“Floating Rate” means, for any day, the sum of (i) a rate per annum equal to the Alternate Base Rate for such day plus (i) the Applicable Margin for the Floating Rate.

“Floating Rate Borrowing” refers to each Advance that bears interest at the Floating Rate.

“Formation Documents” means the articles of incorporation, articles of organization, partnership certificate, bylaws, operating agreement and partnership agreement of Borrower, each Guarantor and each other Loan Party, together with such resolutions, consent and other documents as Administrative Agent may reasonably require to evidence due formation, valid existence and authority of Borrower, each Guarantor and each other Loan Party.

“GAAP” means generally accepted accounting principles consistently applied.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantors” means, collectively, CREIS and Subsidiary Guarantors.

“Highest Lawful Rate” means the maximum non-usurious interest rate, as in effect from time to time, which may be charged, contracted for, reserved, received or collected by Lenders in connection with this Agreement and the other Loan Documents, it being the express intent of the parties hereto that such maximum non-usurious interest rate shall be determined, to the maximum extent permitted by law, by the internal laws of the State of Arizona applicable to interest rates agreed to and contracted for in writing.

“Impositions” means any and all of the following:

(a) Real property taxes and assessments (general and special) assessed against or imposed upon or in respect of any of the Collateral or the Obligations;

(b) Personal property taxes assessed against or imposed upon or in respect of any of the Collateral or the Obligations;

(c) Other taxes and assessments of any kind or nature that are assessed or imposed upon or in respect of the Collateral or the Obligations or that may result in a Lien or Encumbrance upon any of the Collateral (including, without limitation, non-governmental assessments, levies, maintenance and other charges whether resulting from covenants, conditions, and restrictions or otherwise, water and sewer rents and charges, assessments on any water stock, utility charges and assessments, and owner association dues, fees, and levies);

(d) Taxes or assessments on any of the Collateral in lieu of or in addition to any of the foregoing;

(e) Taxes on income, revenues, rents, issues, profits and franchise taxes in respect of the Collateral;

(f) Costs, expenses and fees arising from or related to any of the Approvals and Permits or the Requirements; and

(g) Assessment, documentary, indebtedness, license, stamp and revenue charges, fees and taxes and any other fees or taxes imposed on Lenders and measured by or based in whole or in part upon ownership of the Mortgage Instruments, interest in Collateral, or any promissory note, guaranty or Indebtedness secured by the Mortgage Instruments or upon the nature or amount of the Obligations, excluding, however, from all of the foregoing, any Excluded Taxes.

“Improvements” means any and all improvements now or hereafter constructed on the Qualified Properties.

“Indebtedness” means, as to any Person, all obligations (including contingent obligations, trade payables and accrued expenses) that would be included as liabilities on a balance sheet prepared in accordance with GAAP and determined on a consolidated basis for such Person.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by the Borrower under this Agreement and (b) Other Taxes.

“Initial Maturity Date” means December 8, 2014.

“Interest Election Request” means a request by Borrower to convert or continue a Borrowing in accordance with Section 2.2.

“Interest Payment Date” means the 5th day of each month.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Eurodollar Borrowing and ending on the numerically corresponding day in the calendar month that is one, two or three months thereafter, as Borrower may elect, provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Eurodollar Borrowing initially shall be the date on which such Eurodollar Borrowing is made and, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interest Rate” means either the Eurodollar Rate or Floating Rate, as applicable.

“Investment” means, with respect to any Person, any outstanding loan or advance (other than deposits made in connection with any acquisition of Qualified Properties or other assets and advances made in the ordinary course of business that would be recorded as accounts receivable on the balance sheet of such Person prepared in accordance with GAAP) made by such Person to any other Person; any contingent liabilities of such Person undertaken with respect to outstanding Indebtedness of any other Person; and any ownership or similar interest held by such Person in any other Person.

“Investment Affiliate” means any Person in which the Consolidated Group, directly or indirectly, has a ten percent (10%) or greater ownership interest, whose financial results are not consolidated under GAAP with the financial results of the Consolidated Group.

“Involuntary Lien” means any Lien or Encumbrance securing the payment of money or the performance of any other obligation created involuntarily under any law, ordinance, regulation, or rule, or otherwise and any claim of any such Lien or Encumbrance. For purposes of the Loan Documents and the rights and remedies thereunder, “stop notices” or similar notices and demands from Persons performing work or supplying materials with respect to any Collateral and who are asserting lien rights, shall be considered as Involuntary Liens.

“Issuing Lender” means JPMORGAN CHASE BANK, N.A. or any successor thereof approved by Administrative Agent in its sole and absolute discretion.

“Law” means any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, guideline, order, injunction, writ, decree, or award of any Governmental Authority with jurisdiction over Borrower, each Guarantor or any Qualified Property.

“Leases” means, collectively, any lease or other agreement for the use and occupancy of all or any portion of the Improvements, whether now in existence or hereafter arising, including any amendments or supplements thereto, provided any such amendments and supplements executed after the Effective Date that materially increase the obligations of the applicable Subsidiary Guarantor or materially decrease the obligations of the applicable Tenant shall be subject to Administrative Agent’s approval.

“Lease Documents” means the Leases, all guaranties of the Leases, and all other documents, agreements and instruments executed and delivered in connection therewith, including any amendments or supplements thereto, provided any such amendments and supplements executed after the Effective Date that materially increase the obligations of the applicable Subsidiary Guarantor or materially decrease the obligations of the applicable Tenant shall be subject to Administrative Agent’s approval.

“Lenders” means, collectively, (i) the Persons listed on Schedule 1 attached hereto, (ii) any other Person that shall have become a party hereto pursuant to an Assignment and Assumption (including, without limitation, in connection with an Accordion Increase), but excluding any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption, and (iii) unless otherwise provided in this Agreement, Swing Line Lender.

“Lending Office” means, with respect to each Lender, each Lender’s office located at its address set forth on the signature pages hereof as its Lending Office or such other office as such Lender may hereafter designate as its Lending Office by written notice to Administrative Agent and Borrower.

“Letter of Credit Agreement” means, collectively, (a) Issuing Lender’s standard form agreement for commercial letters of credit in use by Issuing Lender and (b) Issuing Lender’s standard form agreement for standby letters of credit in use by Issuing Lender, in each case acceptable to Borrower, which with respect to the initial Issuing Lender, is substantially in the form separately agreed to by such Issuing Lender and Borrower as of the Effective Date.

“Letter of Credit Commitment Amount” means an amount equal to no more than fifteen percent (15%) of the Aggregate Commitment.

“Letter of Credit Obligations” means at any time the sum, without duplication, of:

(a) The aggregate amount of then outstanding and undrawn Letters of Credit;

(b) The aggregate amount of then outstanding and unpaid drafts drawn and accepted under Letters of Credit; and

(c) The aggregate amount of then outstanding Reimbursement Amounts.

“Letters of Credit” means, collectively, the letters of credit in Issuing Lender’s standard form from time to time issued pursuant to Section 2.21.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page thereof, or any successor to or substitute for such page, providing rate quotations comparable to those currently provided on such page, as determined by Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000.00 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period. Notwithstanding the above, to the extent that “LIBO Rate” or “Adjusted LIBO Rate” is used in connection with a Floating Rate Borrowing, such rate shall be determined as modified by the definition of Alternate Base Rate.

“Lien or Encumbrance” and “Liens and Encumbrances” mean, respectively, each and all of the following:

(a) Any Lease or other right to use or occupy the Improvements or a Qualified Property;

(b) Any assignment as security, conditional sale, grant in trust, lien, mortgage, pledge, security interest, title retention arrangement, other encumbrance, or other interest or right securing the payment of money or the performance of any other liability or obligation, whether voluntarily or involuntarily created (including, without limitation, Involuntary Liens) and whether arising by agreement, document, or instrument, under any law, ordinance, regulation, or rule (federal, state, or local), or otherwise; and

(c) Any option, right of first refusal, or other interest or right.

“Loan Documents” means this Agreement, the Notes, the Mortgage Instruments, the Environmental Agreements, the Repayment Guaranty and any other agreements, assignments, documents or instruments now or hereafter evidencing, guarantying or securing the Aggregate Commitment and any and all Advances, as such documents may be amended, restated, supplemented or otherwise modified from time to time.

“Loan Party” means Borrower, Guarantors and each other Person that becomes primarily or secondarily obligated with respect to the Obligations at any time or that provides security for the payment or performance of the Obligations.

“Marketable Securities” means Investments in Ownership Interest or debt securities issued by any Person (other than an Investment Affiliate) which are publicly traded on a national exchange, excluding cash equivalents.

“Material Adverse Change” means (a) any material adverse change in the assets, liabilities, financial condition, or results of operations of either Borrower or CREIS, or, taken as a whole, the Subsidiary Guarantors, (b) a material impairment of the ability of any Loan Party to perform its material obligations under any Loan Document to which it is a party, (c) a material adverse effect upon the legality, validity or binding nature of any of the Obligations of Borrower, Guarantors or any other Loan Party, or (d) a material adverse change in the Collateral, Administrative Agent’s Liens and Encumbrances on the Collateral or the priority of such Liens and Encumbrances.

“Maturity Date” means the Initial Maturity Date as such date may be extended pursuant to Section 2.10.

“Modified Funds From Operations” shall have the meaning determined, as of the Closing Date (or, if acceptable to the Borrower and the Administrative Agent, as it may be updated from time to time), by the National Association of Real Estate Investment Trusts to be the meaning most commonly used by its members, as adjusted by (a) real estate acquisition costs and expenses for acquisitions that were consummated and impairment of real estate assets for the Consolidated Group and (b) the Consolidated Group’s Pro Rata Share of real estate acquisition costs and expenses for acquisitions that were consummated and impairment of real estate assets for the Investment Affiliates.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage Instrument” means (i) those certain Deeds of Trust, Assignment of Rents, Security Agreement and Fixture Filing, or (ii) those certain Real Estate Mortgages, Assignment of Rents, Security Agreement and Fixture Filing, now or hereafter executed by the applicable Subsidiary Guarantor for the benefit of Administrative Agent for the benefit of Lenders, securing the Obligations and creating a first lien on the Qualified Property described therein and all other fixtures and improvements now or hereafter owned, acquired or constructed by such Subsidiary Guarantor and situated thereon, and all rights and easements appurtenant thereto, as the same may be amended, restated, supplemented or otherwise modified from time to time. The form of the Mortgage Instrument is attached hereto as Exhibit G.

“Multi-Tenant Property” means a property that is leased by more than one Tenant which are currently paying rent.

“Net Equity Contributions” means with respect to any Person, such Person’s total issuance of common stock as reported on such Person’s 10-K or 10-Q SEC filings.

“NOI” means, with respect to any Qualified Property for any period, (a) “property rental and other income” (as determined by GAAP) attributable to such Qualified Property accruing for such period, plus (b) all master lease income, less (c) the amount of all expenses (as determined in accordance with GAAP) incurred in connection with and directly attributable to the ownership and operation of such Qualified Property for such period, excluding any general and administrative expenses related to the operation of Borrower or the applicable Subsidiary Guarantor, any interest expense or other debt service charges, any real estate acquisition costs and expenses, any amortization related to above-market or below-market leases and any non-cash charges such as impairment of real estate assets and depreciation or amortization of financing costs, all as for the four (4) consecutive fiscal quarters most recently ended and as approved by Administrative Agent in its reasonable discretion; provided, however, with respect to the Eligible Collateral, if the Qualified Property has been owned by a Subsidiary Guarantor for less than twelve (12) months, the NOI will be based upon income and expenses for a one (1) year period set forth in an Appraisal reviewed and found to be acceptable to Administrative Agent; provided further, however, if the Qualified Property has been owned by a Subsidiary Guarantor for twelve (12) months or more but has not generated property rental and other income for four (4) complete fiscal quarters, the NOI for such Qualified Property will be calculated as specified in clauses (a), (b), and (c) above but on an annualized basis, provided, that once such Qualified Property has generated property rental and other income for four (4) complete fiscal quarters, it is agreed that the NOI for such Qualified Property will be calculated as specified in clauses (a), (b) and (c) above based on the above-described four (4) consecutive fiscal quarters most recently ended.

“Non-U.S. Lender” means a Lender that is not a U.S. Person.

“Notes” means those certain Revolving Promissory Notes in the form attached hereto as Exhibit H, to be executed by Borrower from time to time and payable to the applicable Lender, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Outstanding Credit Exposure, any and all obligations, contingent or otherwise, whether now existing or hereafter arising of Borrower or any other Loan Party to Lenders arising under or in connection with any Swap Agreements, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of Borrower or any other Loan Party to Lenders or any indemnified party arising under the Loan Documents, in each case whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, due or to become due, now existing or hereafter arising.

“Other Amounts” means all amounts, other than principal and interest, payable by Borrower or any other Loan Party under this Agreement or any other Loan Documents to or for the benefit of Lenders, including, without limitation, fees, costs and expenses owed pursuant to this Agreement.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or in accordance with, this Agreement, or sold or assigned an interest in this Agreement).

“Other Taxes means any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, this Agreement, except any such Taxes that are (a) Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 2.18(b)) or (b) Excluded Taxes.

“Outstanding Credit Exposure” means the sum of (a) the aggregate principal amount of Advances outstanding at such time, plus (b) an amount equal to the Letter of Credit Obligations at such time.

“Ownership Interest” means any and all shares, rights to purchase, warrants or options (whether or not currently exercisable), participations, or other equivalents of or interests in (however designated) the equity (which includes, but is not limited to, common stock, preferred stock and partnership, joint venture and limited liability company interests) of a designated Person (excluding any debt securities that are convertible into, or exchangeable for, such equity).

“PBGC” means as defined in Section 5.1(k)(iii).

“Permitted Exceptions” means:

(a) Involuntary Liens for Impositions that are not delinquent or are being contested in compliance with clause (b)(i) through (iii) of this definition;

(b) Involuntary Liens (other than for Impositions) with respect to which Borrower or the applicable Subsidiary Guarantor that secure only amounts not delinquent or if delinquent, not yet filed and satisfies each of the following requirements for permitted contests: (i) Borrower or the applicable Subsidiary Guarantor contests the validity of such Involuntary Lien in good faith by appropriate legal proceedings and in accordance with the applicable Mortgage Instrument, (ii) Borrower or the applicable Subsidiary Guarantor obtains title insurance endorsements and obtains bonds or other security, in a manner acceptable to Administrative Agent in its sole but reasonable business judgment discretion, and (iii) Borrower demonstrates to Administrative Agent’s reasonable satisfaction that the procedures will conclusively operate to prevent the sale of any part of the Collateral in order to satisfy the Involuntary Lien prior to the final determination of such proceedings;

(c) All items, except Impositions, in Schedule B to each Title Policy;

(d) With respect to each Qualified Property, Tenant’s rights, title and interest in such Qualified Property pursuant to the related Lease;

(e) Easements granted to any Governmental Authority or necessary or desirable for any access, drainage, utility or similar service in connection with the operation of the Collateral;

(f) Liens existing pursuant to any Loan Document; and

(g) Other Liens and Encumbrances consented to by Administrative Agent in advance in writing from time to time and subject to such requirements as Administrative Agent may reasonably impose.

“Permitted Investments” means (a) any Investment in direct obligations of United States of America or any agency thereof, or obligations guaranteed by the United States of America or any agency thereof, provided that such obligations mature within one year after the date of acquisition thereof; (b) Investment in commercial paper rated in the highest rate by two or more national credit rating agencies and maturing not more than ninety (90) days from the date of creation thereof; (c) Investment in time deposits with and certificates of deposits and bankers acceptances issued by Lender or any United States bank having capital surplus and undivided profits aggregating at least $10,000,000; (d) Investment in the Qualified Properties and the other Collateral; (e) Investments that do not violate the provisions of Section 7.8 below, (f) bonds or other obligations having a short term unsecured debt rating of not less than A-1+ by S&P and P-1+ by Moody’s and having a long term debt rating of not less than A by S&P and A1 by Moody’s issued by or by authority of any state of the United States, any territory or possession of the United States, including the Commonwealth of Puerto Rico and agencies thereof, or any political subdivision of any of the foregoing, (g) repurchase agreements issued by an entity rated not less than A-1+ by S&P, and not less than P-1 by Moody’s which are secured by U.S. Government securities of the type described in clause (a) of this definition maturing on or prior to a date one month from the date the repurchase agreement is entered into, (h) short term promissory notes rated not less than A-1+ by S&P, and not less than P-1 by Moody’s maturing or to be redeemable upon the option of the holders thereof on or prior to a date one month from the date of their purchase, and (i) other permitted investments pursuant to an investment policy of Borrower approved by Administrative Agent.

“Person” means a natural person, a partnership, a joint venture, an unincorporated association, a limited liability company, a corporation, a trust, any other legal entity, or any Governmental Authority.

“Plan” means as defined in Section 5.1(k)(ii).

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. The Prime Rate is a reference rate and is not necessarily the lowest rate.

“Project” means any real estate asset directly owned by any member of the Consolidated Group, any of its Subsidiaries or any Investment Affiliate.

“Protective Advance” means amounts paid by Administrative Agent (either directly or through an advance from Lenders) to pay the following amounts:

(a) All amounts that are necessary to protect the validity, priority and enforceability of the Liens and Encumbrances in favor of Administrative Agent for the benefit of Lenders arising pursuant to the Loan Documents (such amounts to include, without limitation, payment of taxes, assessments and other Liens and Encumbrances that may have a priority superior to the priority of the Liens and Encumbrances of Administrative Agent on the Collateral); and

(b) All insurance premiums that are necessary to insure the Collateral against loss, damage or destruction pursuant to the requirements of the Loan Documents.

“Qualified Property” means as defined in Section 4.2.

“Recipient” means, as applicable, (a) the Administrative Agent, and/or (b) any Lender.

“Redeemable Common Stock” means, with respect to any Person, such Person’s redeemable common stock as reported on such Person’s 10-K or 10-Q SEC filings.

“Reimbursement Amount” means the amount Borrower is obligated to pay to an Issuing Lender under a Letter of Credit Agreement and this Agreement in respect of a draft drawn or drawn and accepted under the respective Letter of Credit, which amount shall be the amount of the draft or acceptance and all costs, expenses, fees and other amounts then payable by Borrower to an Issuing Lender under the Letter of Credit Agreement and this Agreement.

“Remargining Payment” means as defined in Section 2.20(c).

“Repayment Guaranty” means each Repayment Guaranty now or hereafter executed by one or more Guarantors in favor of Administrative Agent on behalf of Lenders, in the form attached hereto as Exhibit K, as such agreement may be amended, modified, restated, renewed and supplemented from time to time.

“Required Lenders” means Lenders in the aggregate having an aggregate Commitment Amount Percentage at least 66 2/3% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding at least 66 2/3% of the aggregate unpaid principal amount of the outstanding Advances (other than Swing Line Advances); provided that the Commitment of, and the portion of the aggregate unpaid principal amount of outstanding Advances held or deemed held by, any Defaulting Lender shall be disregarded for purposes of making of determination of Required Lender.

“Requirements” means (a) any and all obligations, requirements, restrictions and other terms and conditions in effect now or in the future by which Borrower, any Loan Party or any or all of the Qualified Properties are bound or which are otherwise applicable to any or all of the Qualified Properties, or occupancy, operation, ownership, or use of Qualified Properties, (b) other terms and conditions, restrictions, and requirements imposed by any law, ordinance, regulation, or rule (federal, state, or local), (c) any Approvals and Permits, (d) any Permitted Exceptions, (e) any condition, covenant, restriction, easement, right-of-way, or reservation applicable to such Qualified Property, (f) any insurance policies, (g) any other agreement, document, or instrument to which Borrower or a Loan Party is a party or by which Borrower, a Loan Party or any of the Qualified Properties or the business or operations of Borrower or any Loan Party is bound, or (h) any judgment, order, or decree of any arbitrator, other private adjudicator, or Governmental Authority to which Borrower or a Loan Party, is a party or by which Borrower, a Loan Party, or any of the Qualified Property is bound.

“SEC” means the United States Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Adjustment Date” means the earlier of (i) the date that is twelve (12) months after the Effective Date, or (ii) provided that Borrower is in compliance with the terms and provisions of this Agreement and no Event of Default or Unmatured Event of Default shall exist, the date selected by Borrower by written notice to Administrative Agent. Any such election by Borrower shall be irrevocable.

“Secured Debt” means Indebtedness secured by mortgages (or other real estate security instruments) or by mortgage-backed receivables or notes or other instruments supported by direct real estate security.

“Single-Tenant Property” means a property that is leased by a single Tenant which is currently paying rent.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc. and any successor thereto.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors of the Federal Reserve System to which Lenders are subject, with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Borrowings shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means, with respect to any Person, a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Borrower.

“Subsidiary Guarantors” means, severally and collectively, one or more wholly-owned Subsidiaries of Borrower (and if applicable, the applicable Subsidiary of Borrower) or CREIS that owns the fee interest (subject only to Permitted Exceptions) in and to a Qualified Property and, with the consent of Administrative Agent, executes a Replacement Guaranty, subject to release as provided in Section 2.19(b) and Section 4.3.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Swing Line Advance” means an Advance made available to Borrower by Swing Line Lender pursuant to Section 2.22 below.

“Swing Line Advance Maturity Date” means that day that is ten (10) Business Days after the date that a Swing Line Advance was funded by Swing Line Lender.

“Swing Line Borrowing Notice” means as defined in Section 2.22(b) below.

“Swing Line Commitment” means the obligation of Swing Line Lender to make Swing Line Advances up to a maximum principal amount equal to the lesser of (i) ten percent of the Aggregate Commitment, or (ii) FIFTEEN MILLION AND NO/100 DOLLARS ($15,000,000.00) at any one time outstanding.

“Swing Line Lender” means JPMORGAN CHASE BANK, N.A., or such other Lender which may succeed to its rights and obligations as Swing Line Lender pursuant to the terms of this Agreement.

“Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tenant” means each tenant under a Lease.

“Tier 1 Period” means the period from and including the Effective Date to but excluding the First Adjustment Date.

“Tier 2 Period” means the period from and including the First Adjustment Date to but excluding the Second Adjustment Date.

“Tier 3 Period” means the period from and including the Second Adjustment Date and continuing thereafter.

“Title Company” means First American Title Insurance Company and any other title company reasonably acceptable to Administrative Agent, together with any successor thereto.

“Title Policy” means a title insurance policy in the form of an American Land Title Association Loan Policy extended coverage (without revision, modification or amendment) issued by the Title Company, in form and substance reasonably satisfactory to Administrative Agent and containing such endorsements as Administrative Agent may reasonably require.

“Threshold Amount” means $10,000,000.

“Total Asset Value” means, as of any date, the sum of (without duplication), (a) Consolidated Net Operating Income attributable to Projects owned by a member of the Consolidated Group divided by the Capitalization Rate, plus (b) 100% of the greater of (i) the price paid for and (ii) the GAAP-determined value of any such Projects first acquired by any member of the Consolidated Group or that were Construction in Progress during the prior twelve (12) months, plus (c) cash, cash equivalents and Marketable Securities owned by the Consolidated Group as of the end of such fiscal quarter, plus (d) the Consolidated Group’s Pro Rata Share of (i) Consolidated Net Operating Income attributable to Projects owned by Investment Affiliates divided by (ii) the Capitalization Rate (provided, that the value of such assets shall, at all times, be subject to the terms of Section 7.8 hereof), plus (e) the Consolidated Group Pro Rata Share of the greater of (i) the price paid for and (ii) the GAAP-determined value of such Projects first acquired by an Investment Affiliate or that were Construction in Progress during the prior twelve (12) months, plus (f) the sum of (i) Construction in Progress for Projects owned by the Consolidated Group and (ii) the Consolidated Group Pro Rata Share of Construction in Progress for Projects owned by Investment Affiliates (provided, that the book value of Construction in Progress shall, at all times, be subject to the terms of Section 7.8 hereof), plus (g) the sum of (i) the GAAP-determined value of Eligible Real Estate Investments owned or held by the Consolidated Group and (ii) the Consolidated Group Pro Rata Share of the GAAP-determined value of Eligible Real Estate Investments owned or held by Investment Affiliates (provided, that the aggregate value of Eligible Real Estate Investments held shall, at all times, be subject to the terms of Section 7.8(i) hereof), plus (h) the GAAP-determined value of Blackrock Investments owned or held by the Consolidated Group, plus (i) the sum of (i) the GAAP-determined value of undeveloped land owned by the Consolidated Group and (ii) the Consolidated Group Pro Rata Share of the GAAP-determined value of undeveloped land owned by Investment Affiliates (provided that the value of such undeveloped land shall, at all times, be subject to the terms of Section 7.8(i) hereof).

“Total Debt Service” means as of any date of determination and for a period of twelve (12) consecutive months, assumed interest and principal payments on the Available Commitment as of such date of determination, using an interest rate equal to the then 10-year Treasury Note plus 2.5% and a 30-year amortization period.

“Total Liabilities” means, with respect to a Person, such Person’s total liabilities (or equivalent) as reported on such Person’s 10-K or 10-Q SEC filings.

“Total Stockholders Equity” means, with respect to a Person, such Person’s total stockholders equity (or equivalent) as reported on such Person’s 10-K or 10-Q SEC filings.

“Type” refers to whether the rate of interest on a Borrowing or other portion of an Advance is determined by reference to the Eurodollar Rate or the Floating Rate.

“Unmatured Event of Default” means any condition or event that with notice, passage of time, or both, would be an Event of Default.

“Unused Fee” means as defined in Section 2.14(c).

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Value Advance” means, for each Qualified Property (i) during the Tier 1 Period, seventy percent (70%) of the Appraised Value of such Qualified Property as determined by Administrative Agent from time to time in accordance with this Agreement, (ii) during the Tier 2 Period, sixty-five percent (65%) of the Appraised Value of such Qualified Property as determined by Administrative Agent from time to time in accordance with this Agreement, and (iii) during the Tier 3 Period, sixty percent (60%) of the Appraised Value of such Qualified Property as determined by Administrative Agent from time to time in accordance with this Agreement.

“Withholding Agent” means Borrower and the Administrative Agent.

1.2 Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP. When used herein, the term “financial statements” shall include the notes and schedules thereto.

1.3 Computation of Time Periods. In this Agreement, with respect to the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “through and including.” Periods of days referred to in this Agreement shall be counted in calendar days unless otherwise stated.

1.4 Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular and to the singular include the plural, references to any gender include any other gender, the part includes the whole, the terms “include” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” Unless otherwise indicated, all approvals and determinations by Administrative Agent shall be made in the sole and absolute discretion of Administrative Agent and shall be conclusive absent manifest error. The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, section, subsection, clause, exhibit and schedule references are to this Agreement, unless otherwise specified. Any reference to this Agreement or the other Loan Documents includes any and all permitted alterations, amendments, changes, extensions, modifications, renewals, or supplements thereto or thereof, as applicable. All terms that are used herein and defined by reference to other documents shall be deemed to refer to such documents as in effect on the date of this Agreement and such amendments to such documents after the date hereof to the extent that the Lender has approved such amendments in writing.

1.5 No Presumption Against Any Party. Neither this Agreement nor any other Loan Document nor any uncertainty or ambiguity herein or therein shall be construed or resolved using any presumption against any party hereto or thereto, whether under any rule of construction or otherwise. On the contrary, this Agreement and the other Loan Documents have been reviewed by each of the parties and their counsel and, in the case of any ambiguity or uncertainty, shall be construed and interpreted, according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

ARTICLE 2

COMMITMENT

2.1 Commitment.

(a) Right to Advances Generally. Each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Advances (other than Swing Line Advances) to Borrower from time to time in amounts not to exceed in the aggregate its Commitment Amount. Each Advance hereunder (other than Swing Line Advances) shall consist of Advances made by the several Lenders ratably in proportion according to each Lender’s Commitment Amount Percentage. No Lender shall be responsible for the failure of any Lender to perform its obligations to make Advances hereunder, and the Commitment Amount of any Lender shall not be increased or decreased as a result of the failure by any Lender to perform its obligation to make Advances hereunder. BORROWER ACKNOWLEDGES AND AGREES THAT THE ADVANCES TO BE MADE HEREUNDER SHALL CONSIST OF THE AVAILABLE COMMITMENT (AND WITH RESPECT TO SWING LINE ADVANCES, THE SWING LINE COMMITMENT) ONLY AND, EXCEPT FOR THE AVAILABLE COMMITMENT OR THE SWING LINE COMMITMENT (AS APPLICABLE), LENDERS SHALL HAVE NO OBLIGATION TO MAKE ADVANCES TO OR FOR THE BENEFIT OF BORROWER OR ANY OTHER PERSON.

(b) Revolving Nature of Commitment. The Commitment shall constitute a revolving line of credit and Advances repaid may be reborrowed on a revolving basis through the Maturity Date. Although the principal balance of the outstanding Advances may be zero from time to time, the Loan Documents will remain in full force and effect until all obligations of Lenders to make Advances expire and all Obligations are paid and performed in full. Upon the occurrence and during the continuance of an Unmatured Event of Default, Lenders shall not be required to make any Advances and Administrative Agent, upon the direction of the Required Lenders, may suspend the obligation of Lenders to make Advances. Upon the occurrence and during the continuance of an Event of Default, Lenders shall not be required to make any Advances and Administrative Agent, upon the direction of the Required Lenders, may suspend or terminate the obligation of Lenders to make Advances. The obligation of Borrower to repay Advances is evidenced by the Notes.

(c) Increase in Aggregate Commitment. If the Aggregate Commitment is less than $250,000,000 as of the Effective Date, Borrower shall have the right to request one or more increases of the Aggregate Commitment up to an aggregate total of $250,000,000.00 at any time (each, an “Accordion Increase”), provided that Borrower is in compliance with all terms and conditions of the Loan Documents, and sufficient Commitments can be arranged to accommodate the request (Administrative Agent agrees to use commercially reasonable best efforts to arrange the Commitments to satisfy the requested Accordion Increase). Lenders in place as of the Effective Date will have first opportunity to increase their respective funding Commitments hereunder; however, if they should choose not to, Borrower or Administrative Agent shall designate one or more new institutions (which new institution shall be acceptable to Borrower and Lenders) to provide new Commitments to achieve the Accordion Increase.

2.2 Requests for Advances.

(a) Advances. Each Advance shall be requested and, subject to the Available Commitment, made as described in Section 2.16, except that Swing Line Advances shall be requested and made as set forth in Section 2.22. Borrower acknowledges that Section 2.16 and Section 2.22 only provide the method for the making of Advances and do not set forth the method for the selection of Interest Rates as applicable to any Borrowing. Accordingly, in addition to the requirements of Section 2.16 and Section 2.22, in order to select the applicable Interest Rate from time to time Borrower shall comply with this Section 2.2.

(b) Interest Elections. Each Advance initially shall be a Floating Rate Borrowing unless Borrower has elected a Eurodollar Borrowing as provided herein. Borrower may elect to convert a Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.2. Borrower may elect different options with respect to different portions of the affected Borrowing, and each such portion shall be considered a separate Borrowing.

(c) Making an Election. To make an election pursuant to this Section 2.2, Borrower shall notify Administrative Agent of such election by telephone or electronic transmission (including e-mail) (i) in the case of a Eurodollar Borrowing, not later than 3:00 p.m., New York City time, three (3) Business Days before the date of the proposed Borrowing, or (ii) in the case of a Floating Rate Borrowing, not later than 3:00 p.m., New York City time, one (1) Business Day before the date of the proposed Borrowing. Each such notice shall be irrevocable and each telephonic notice shall be confirmed promptly by electronic transmission (including e-mail), hand delivery or telecopy to Administrative Agent of a written Interest Election Request signed by Borrower.

(d) Content of Election. Each telephonic and written Interest Election Request shall specify the following information:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be a Floating Rate Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(e) Permitted Borrowings. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of five (5) Eurodollar Borrowings outstanding. Each Eurodollar Borrowing shall be in an amount not less than $500,000.00. No Interest Period may be elected that would end after the Maturity Date.

(f) Failure of Timely Election. If Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be deemed continued as a Eurodollar Borrowing having an Interest Period of one month. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing, and (ii) unless repaid, each Eurodollar Borrowing shall be converted to a Floating Rate Borrowing at the end of the Interest Period applicable thereto.

2.3 Funding of New Advances.

(a) Generally. Each Lender shall make each Advance (other than Swing Line Advances) to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 11:00 a.m., Phoenix, Arizona time, to the account of Administrative Agent most recently designated by it for such purpose by notice to the Lenders. Subject to the restrictions set forth in this Agreement, Administrative Agent will make such Advances (other than Swing Line Advances) available to Borrower by promptly (but in no event later than 3:00 p.m., Phoenix, AZ time) crediting the amounts so received, in like funds, to an account of Borrower maintained with Administrative Agent and designated by Borrower in Administrative Agent’s Disbursement and Rate Management Signature Authorization and Instruction Form.

(b) Advance Fundings. With respect to Advances other than Swing Line Advances, unless Administrative Agent shall have received notice from a Lender prior to the proposed date of any such Advance that such Lender will not make available to Administrative Agent such Lender’s share of such Advance, Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Advance available to Borrower by Administrative Agent, then the applicable Lender and Borrower severally agree to pay to Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrower by Administrative Agent to but excluding the date of payment to Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of Borrower, the then effective Interest Rate applicable to Floating Rate Borrowings. If such Lender pays such amount to Administrative Agent, then such amount shall constitute such Lender’s Advance. Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to Administrative Agent.

2.4 Prepayment of Advances; Termination and Reductions of Commitments.

(a) Right to Prepay. Borrower shall have the right at any time and from time to time to prepay any outstanding principal in whole or in part, subject to prior notice in accordance with Section 2.4(b).

(b) Method of Prepayment. Borrower shall notify Administrative Agent by telephone (confirmed by telecopy) or electronic transmission (including e-mail) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing (other than Swing Line Advances), not later than 10:00 a.m., Phoenix, Arizona, time, three (3) Business Days before the date of prepayment, or (ii) in the case of prepayment of a Floating Rate Borrowing and Swing Line Advances, not later than 10:00 a.m., Phoenix, Arizona, time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount to be prepaid. Prepayments shall be accompanied by accrued interest on the amount prepaid, plus any other amounts due under Section 2.8.

(c) Borrower may at any time terminate, without premium or penalty (other than, with respect to Eurodollar Borrowings, payments or fees that may become due under Section 2.4(b) or Section 2.8), the Aggregate Commitment upon (i) the payment in full of all outstanding Advances, together with accrued and unpaid interest thereon, (ii) the payment in full of the accrued and unpaid fees and (iii) the payment in full of all reimbursable expenses and other Obligations together with accrued and unpaid interest thereon. In addition, Borrower may from time to time reduce, without premium or penalty (other than, with respect to Eurodollar Borrowings, payments or fees that may become due under Section 2.4(b) or Section 2.8), the Aggregate Commitment, provided that Borrower shall not reduce the Aggregate Commitment if, after giving effect to any concurrent prepayment of the Advances in accordance with this Section 2.4 and payment of any Remargining Payment in accordance with Section 2.20, the Outstanding Credit Exposure would exceed the Available

Commitment; provided, however, in no event shall Borrower be entitled to make any such reduction in the Aggregate Commitment more frequently than once per calendar year or at any time from and after the date that is one hundred eighty (180) days prior to the Maturity Date. Any termination or reduction of the Aggregate Commitment shall be permanent. Each reduction of the Aggregate Commitment shall be made ratably among the Lenders in accordance with their respective Commitment Amount Percentage. Borrower shall notify Administrative Agent of any election by Borrower to terminate or reduce the Aggregate Commitment under this paragraph at least five (5) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, Administrative Agent shall advise the Lenders of the contents thereof. Any notice of termination or reduction of Aggregate Commitment delivered by Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or any other event, in which case such notice may be revoked by Borrower (by notice to Administrative Agent on or prior to the specified effective date) if such condition is not satisfied; provided, however, Borrower shall promptly reimburse Administrative Agent any costs or expenses incurred by Administrative Agent in connection with Borrower’s delivery of any such notice of termination or reduction of Aggregate Commitment and the subsequent cancellation thereof.

2.5 Interest.

(a) Floating Rate Borrowing. Each Floating Rate Borrowing shall bear interest at the Floating Rate.

(b) Eurodollar Borrowing. Each Eurodollar Borrowing shall bear interest at the Eurodollar Rate for the Interest Period in effect for such Borrowing.

(c) Default Interest Rate. Notwithstanding the foregoing, if any principal of or interest on any Advance or any fee or other amount payable by Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise and such failure constitutes an Event of Default, such overdue amount shall bear interest during the continuance of such Event of Default, commencing as the date of such Event of Default, after as well as before judgment, at a rate per annum (the “Default Interest Rate”) equal to (i) in the case of overdue principal or interest of any Advance, 5% plus the rate otherwise applicable to such Advance as provided in the preceding paragraphs of this Section, or (ii) in the case of any other amount, 5% plus the rate applicable to Floating Rate Borrowings as provided in Section 2.5(a).

(d) Intentionally Omitted.

(e) Interest Payments. Accrued interest on each Borrowing shall be payable in arrears on each Interest Payment Date for such Borrowing and upon maturity; provided that (i) Default Interest accrued pursuant to paragraph (c) of this Section 2.5 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Borrowing (other than a prepayment of a Floating Rate Borrowing), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any Eurodollar Borrowing prior to the end of the current Interest Period therefor, accrued interest on such Borrowing shall be payable on the effective date of such conversion.

(f) Computation of Interest. All interest hereunder shall be computed on the basis of a year of three hundred sixty (360) days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Prime Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by Administrative Agent in accordance with the terms hereof and such determination shall be conclusive absent manifest error.

(g) Advances for Interest and Fees. If Borrower fails to pay any interest or fees when due, Borrower hereby authorizes the Lenders at the direction of Administrative Agent to make Advances (other than Swing Line Advances) to themselves to pay such amounts under this Agreement, so long as such Advances shall not cause the Outstanding Credit Exposure to exceed the Available Commitment. Such authorization is irrevocable and no further direction or authorization shall be required for the Lenders at the direction of Administrative Agent to make such Advances. The Lenders may make such Advances at the direction of Administrative Agent notwithstanding that Borrower may be in default under the terms of this Agreement or any other Loan Document. Nothing in this provision shall prevent Borrower from paying interest and fees from its own funds, or otherwise excuse Borrower’s obligation to pay such interest and fees.

2.6 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing, Administrative Agent determines (which determination shall be conclusive absent manifest error) that:

(a) adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b) the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to the Lenders of making or maintaining the Eurodollar Borrowing for such Interest Period;

then Administrative Agent shall give notice thereof to Borrower by telephone or telecopy as promptly as practicable thereafter and, until Administrative Agent notifies Borrower that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Eurodollar Borrowing to or continuation of any Eurodollar Borrowing as such shall be ineffective, and (ii) any request for a new Eurodollar Borrowing shall be made as a Floating Rate Borrowing.

2.7 Increased Costs.

(a) Increased Costs of Making or Maintaining Eurodollar Borrowings. If any Change in Law shall (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate), (ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Borrowings made by such Lender or (iii) subject any Lender or the Issuing Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Borrowing made by it, or change the basis of taxation of payments to such Lender or the Issuing Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.11 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the Issuing Lender), and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making or maintaining any Eurodollar Borrowing (or of maintaining its obligation to make any such Eurodollar Borrowing) or to reduce the amount of any sum received or receivable by such Lender or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or such other Recipient such additional amount or amounts as will compensate such Lender or such other Recipient for such additional costs incurred or reduction suffered.

(b) Capital Adequacy. If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificate of Amounts Due. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Delay in Demand For Compensation. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender or any other Person pursuant to this Section for any increased costs, reductions or other amounts specified in paragraph (a) or (b) of this Section incurred more than 270 days prior to the date that such Lender notifies, in writing, the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

2.8 Break Funding Payments. Excluding Swing Line Advances, in the event of (a) the payment of any principal of any Eurodollar Borrowing other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Borrowing other than on the last day of the Interest Period applicable thereto, or (c) the failure to borrow, convert, continue or prepay any Eurodollar Borrowing on the date specified in any notice delivered by Borrower pursuant hereto, then, in any such event, Borrower shall compensate Administrative Agent (for the benefit of each applicable Lender) for the loss, cost and expense attributable to such event, plus a $250.00 administrative fee payable to Administrative Agent. In the case of a Eurodollar Borrowing, such loss, cost or expense to Administrative Agent (for the benefit of each applicable Lender) shall be deemed to equal an amount reasonably determined by Administrative Agent and each applicable Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Advance had such event not occurred, at the Eurodollar Rate that would have been applicable to such Advance, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Advance), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which Administrative Agent would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other Lenders in the eurodollar market. A certificate of Administrative Agent setting forth any amount or amounts that Lenders are entitled to receive pursuant to this Section 2.8 shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay Administrative Agent the amount shown as due on any such certificate within ten (10) days after receipt thereof.

2.9 Electronic Transmission of Draw Requests and Other Documents. Administrative Agent, in its sole and absolute discretion, may elect to permit Borrower to transmit Interest Election Requests, Borrowing Base Reports and Collateral Certificates, requests for Advances and notices of prepayments under Section 2.4 electronically through an Internet website developed by Administrative Agent (“Website”). Administrative Agent shall deliver written notice of such election to Borrower. Thereafter, upon completion of enrollment for appropriate access on the Website, any of the Persons authorized to request Advances may transmit Interest Election Requests, Borrowing Base Reports and Collateral Certificates, requests for Advances and notices of prepayments under Section 2.4 to Administrative Agent through the Website and such transmission shall be considered a “writing” in satisfaction of the requirement under this Agreement for a written Interest Election Request, Borrowing Base Report and Collateral Certificate, request for Advance and notice of prepayment under Section 2.4. Borrower’s access to, and use of, the Website shall be subject to Borrower’s compliance with all of the terms and conditions established by Administrative Agent for access to and use of the Website, including, without limitation, the Terms of Use and Privacy Policy, as published on the Website and amended from time to time. Administrative Agent reserves the right to deny Borrower access to the Website, or withdraw its permission for Borrower to furnish Interest Election Requests, Borrowing Base Reports and Collateral Certificates, requests for Advances and notices of prepayments under Section 2.4 through the Website, at any time, for any reason, without notice. The ability of Borrower to furnish Interest Election Requests, Borrowing Base Reports and Collateral Certificates, requests for Advances and notices of prepayments under Section 2.4 through the Website is at all times subject to the availability of the Website.

2.10 Maturity of the Obligations and Extension of Maturity Date.

(a) On the Maturity Date or, if sooner, upon acceleration after an Event of Default in accordance with this Agreement, all Obligations, together with all principal, interest, and other charges outstanding pursuant to the Loan Documents shall be immediately due and payable.

(b) Borrower shall have one (1) option to extend the Maturity Date for a period of twelve (12) months after the Initial Maturity Date upon the satisfaction of the following conditions precedent:

(i) Administrative Agent shall have received written notice of Borrower’s intent to exercise such extension option not more than one hundred eighty (180) days and not less than forty-five (45) days prior to the Initial Maturity Date;

(ii) As of the date of Borrower’s delivery of its intent to exercise the extension option, and as of the Initial Maturity Date, no Event of Default or Unmatured Event of Default shall have occurred and be continuing, and Borrower shall so certify in writing;

(iii) As of the date of Borrower’s delivery of its intent to exercise the extension option, and as of the Initial Maturity Date, all representations and warranties set forth in the Loan Documents shall be true and correct in all material respects (other than those which are limited to a certain date), and Borrower shall be in compliance will all covenants set forth in the Loan Documents and shall provide a Compliance Certificate as evidence of such compliance; and

(iv) On or before the Initial Maturity Date, Borrower shall pay to Administrative Agent for the benefit of the Lenders an extension fee in an amount equal to 0.25% of the then Aggregate Commitment along with all of Administrative Agent’s reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees) in connection with such extension.

2.11 Taxes.

(a) Withholding of Taxes; Gross-Up. Each payment by the Borrower under this Agreement shall be made without withholding for any Taxes, unless such withholding is required by any law. If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Withholding Agent may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by the Borrower shall be increased as necessary so that, net of such withholding, (including such withholding applicable to additional amounts payable under this Section), the applicable Recipient receives the amount it would have received had no such withholding been made.

(b) Payment of Other Taxes by the Borrower. Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes by Borrower to a Governmental Authority, Borrower shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment satisfactory to Administrative Agent.

(d) Indemnification by the Borrower. Borrower shall indemnify each Recipient for any Indemnified Taxes that are paid or payable by such Recipient in connection with this Agreement (including amounts paid or payable under this Section 2.11(d)) and any reasonable out of pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.11(d) shall be paid within 10 days after the Recipient delivers to Borrower a certificate stating the amount of any Indemnified Taxes so paid or payable by such Recipient and describing the basis for the indemnification claim. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Such Recipient shall deliver a copy of such certificate to the Administrative Agent.

(e) Indemnification by the Lenders.

(i) Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of Borrower to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with this Agreement and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.11(e) shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(ii) Without limiting the provisions of clause (i) above, each Lender and Issuing Lender shall, and does hereby, indemnify Borrower and Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for Borrower or Administrative Agent) incurred by or asserted against Borrower or Administrative Agent by any Governmental Authority as a result of the failure by such Lender or Issuing Lender, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or Issuing Lender, as the case may be, to Borrower or Administrative Agent pursuant to subsection (f) of this Section. Each Lender and Issuing Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or Issuing Lender, as the case may be, under this Agreement or any other Loan Document against any amount due to Administrative Agent or Borrower under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of Administrative Agent, any assignment of rights by, or the replacement of, a Lender or Issuing Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.

(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of, any applicable withholding Tax with respect to any payments under this Agreement shall deliver to Borrower and Administrative Agent, at the time or times reasonably requested by Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by Borrower or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.11(f)(ii)(A) through (E) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of the Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.11(f). If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify the Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(ii) Without limiting the generality of the foregoing, if the Borrower is a U.S. Person, any Lender with respect to the Borrower shall, if it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies reasonably requested by the Borrower and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:

(A) in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any this Agreement, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under this Agreement, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(C) in the case of a Non-U.S. Lender for whom payments under this Agreement constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI;

(D) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN and (2) a tax certificate substantially in the form of Exhibit L-1 to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;

(E) in the case of a Non-U.S. Lender that is not the beneficial owner of payments made under this Agreement (including a partnership or a participating Lender) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a tax certificate substantially in the form of Exhibit L-2 on behalf of such partners; or

(F) any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable the Borrower or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

(iii) If a payment made to a Lender under this Agreement would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.11(f)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.11 (including additional amounts paid pursuant to this Section 2.11), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnifying party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.11(g), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 2.11(g) if such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.11(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

2.12 Repayment; Evidence of Debt.

(a) Repayment at Maturity. Borrower hereby unconditionally promises to pay to Administrative Agent for the account of each Lender the then unpaid principal amount of the Advances (other than Swing Line Advances, the repayment of which shall be governed by Section 2.22) and all unpaid accrued interest on the Maturity Date.

(b) Lender Accounting. Each Lender shall maintain in accordance with its usual practice an accounting of the indebtedness of Borrower to such Lender resulting from each Advance (other than Swing Line Advances) made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) Administrative Agent Accounting. Administrative Agent shall maintain an accounting of (i) the amount of each Advance made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder and (iii) the amount of any sum received by Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) Prima Facie Evidence. The entries made in the accounting maintained pursuant to paragraph (b) or (c) of this Section 2.12 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or Administrative Agent to maintain such accounting or any error therein shall not in any manner affect the obligation of Borrower to repay the Advances in accordance with the terms of this Agreement.

(e) Notes. The Advances made by each Lender shall be evidenced by the Notes executed by Borrower in favor of such Lender.

2.13 Maximum Interest Rate.

(a) Notwithstanding anything to the contrary contained in this Agreement, Borrower shall not be obligated to pay, and Lenders shall not be entitled to charge, collect, receive, reserve, or take, interest (it being understood that “interest” shall be calculated as the aggregate of all charges which constitute interest under applicable law that are contracted for, charged, reserved, received, or paid) in excess of the Highest Lawful Rate. During any period of time in which the interest rates specified herein exceed the Highest Lawful Rate, interest shall accrue and be payable at such maximum rate; provided that, if the interest rates decline below the Highest Lawful Rate, interest shall continue to accrue and be payable at the Highest Lawful Rate (so long as there remains any unpaid principal with respect to the Advances) until the interest that has been paid equals the amount of interest that would have been paid if interest had at all times accrued and been payable at the applicable interest rates specified in this Agreement.

(b) If, for any reason, Lenders receive anything of value as interest or anything deemed interest by applicable law under this Agreement or any of the other Loan Documents or otherwise that results in Lenders receiving interest in an amount in excess of the Highest Lawful Rate, the amount of such excess shall be applied to the reduction of the principal amount owing hereunder or on account of any other Indebtedness of Borrower owing to Lenders, and not to the payment of interest. If the amount of such excess exceeds the unpaid principal balance of all Indebtedness of Borrower owing to Lenders, such amount shall be refunded to Borrower.

(c) In determining whether or not the interest paid or payable with respect to any Indebtedness of Borrower owing to Lenders exceeds the Highest Lawful Rate, Borrower and Lenders shall, to the maximum extent permitted by applicable law: (A) characterize any non-principal payment as an expense, fee, or premium rather than as interest; (B) exclude voluntary prepayments and the effects thereof; (C) amortize, prorate, allocate, and spread the total amount of interest throughout the actual term of such Indebtedness so that it does not exceed the maximum amount permitted by applicable law; or (D) allocate interest between portions of such Indebtedness so that, to the greatest extent possible, no such portion shall bear interest at a rate greater than the Highest Lawful Rate.

(d) For purposes of this Section 2.13, the term “applicable law” means the internal laws of the State of Arizona, provided that, to the extent, contrary to the express intent of the parties, Arizona law is found to be inapplicable to this Agreement, then “applicable law” also means that law in effect from time to time and applicable to this loan transaction which lawfully permits the charging and collection of the highest permissible, lawful, non-usurious rate of interest on such loan transaction and this Agreement, and, to the extent controlling, laws of the United States of America.

2.14 Fees.

(a) Commitment Fee. Borrower agrees to pay, on or before the Effective Date and from time to time thereafter, as applicable, to Administrative Agent, for the account of each Lender, a Commitment fee in the amount separately agreed upon between Borrower and Administrative Agent.

(b) Administrative Agent Fee. Borrower agrees to pay to Administrative Agent for its own account, fees payable in amounts and at the times separately agreed upon between Borrower and Administrative Agent.

(c) Unused Fee. Commencing upon the conclusion of the first fiscal quarter after the Effective Date, Borrower shall pay to Administrative Agent, for the account of Lenders, a fee (the “Unused Fee”) calculated on a quarterly basis and due and payable quarterly in arrears (i) within ten (10) days following the last day of each fiscal quarter of Borrower, (ii) on the Maturity Date, and (iii) on the date the Commitment has been terminated, with the first payment due ten (10) days after the last day of the first fiscal quarter after the Effective Date. For each fiscal quarter (or portion thereof), the Unused Fee will be computed pursuant to the following: (1) 0.50% per annum on the average daily unused portion of the Aggregate Commitment if the average daily usage of the Available Commitment is less than 50% of the then Aggregate Commitment, or (2) 0.375% per annum on the average daily unused portion of the Aggregate Commitment if the average daily usage of the Available Commitment is greater than or equal to 50% of the then Aggregate Commitment. Notwithstanding anything to the contrary, outstanding Swing Line Advances shall not count as usage under the Aggregate Commitment for the purpose of calculating the Unused Fee (other than to the extent the risk participation in a Swing Line Advance has been funded in cash by a Lender).

(d) Letter of Credit Fee. In connection with each Letter of Credit and as a condition to the issuance thereof, Borrower shall pay to Administrative Agent (i) for the account of Lenders, a fee equal to the Applicable Margin for Eurodollar Borrowings times the amount available to be drawn under such Letter of Credit, which shall be due on the original date of issuance and each anniversary date thereof, and (ii) for Issuing Lender’s own account, on or before the date of issuance of such Letter of Credit, a one-time fee in the amounts separately agreed upon between Administrative Agent and Borrower. Borrower shall also pay Administrative Agent’s and the Issuing Lender’s customary fees and expenses for draws, amendments, assignments and other matters relating to each Letter of Credit.

(e) Accordion Increase Commitment Fee and Arrangement Fee. Borrower agrees to pay, on or before the closing date of an Accordion Increase, and from time to time thereafter, to Administrative Agent, a Commitment fee and arrangement fees in the amounts separately agreed upon between Borrower and Administrative Agent or other Lenders or arrangers.

(f) Fees Non-Refundable. Borrower acknowledges that all fees payable under this Section 2.14 are (i) fully earned on the date on which they are payable, and (ii) nonrefundable when paid (exclusive of double payments and other manifest errors).

(g) Computation of Fees. All fees hereunder shall be computed on the basis of a year of three hundred sixty (360) days and, if applicable, paid for the actual number of days elapsed.

(h) Closing Costs and Expenses. In addition to the fees set forth in this Section 2.14, Borrower shall pay, on or prior to the Effective Date, all outstanding costs and expenses pursuant to Section 2.17.

2.15 General Provisions as to Payments.

(a) Payments Generally. Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees) prior to 11:00 a.m., Phoenix, Arizona time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to Administrative Agent at its offices in Phoenix, Arizona, except that payments pursuant to Sections 2.11 and 9.12 shall be made directly to the Persons entitled thereto. Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in U.S. dollars.

(b) Application of Insufficient Funds. If at any time insufficient funds are received by and available to Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of fees, indemnities and expense reimbursements then due hereunder to the parties entitled thereto; (ii) second, towards payment of interest then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, (iii) third, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties; and (iv) fourth, towards payment of Swap Obligations then due.

(c) Allocation of Payments. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Advances resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Advance and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Advances of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Advances; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances to any assignee or participant. Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of Borrower in the amount of such participation.

(d) Advance Payments. Unless Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to Administrative Agent for the account of the Lenders hereunder that Borrower will not make such payment, Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.

2.16 Advances.

(a) Method for Advances. Subject to the terms and conditions set forth in the Loan Documents and further subject to the Available Commitment, Advances (other than Swing Line Advances which shall be governed by Section 2.22) shall be made by Administrative Agent on the account of Lenders at the request of the Person or Persons designated by Borrower from time to time on Administrative Agent’s form of signature authorization in accordance with Section 2.2; provided, however, that Administrative Agent shall have acknowledged receipt of any changes in the Person or Persons designated by Borrower, and such Person or Persons designated by Borrower will have executed a new signature authorization form. Subject to Section 2.1 and the other terms and conditions of this Agreement (including those hereinafter set forth), such Person or Persons are hereby authorized by Borrower to request Advances (subject to the limitations in this Agreement) not more frequently than one (1) time per day, and to direct the disposition of the proceeds of Advances until written notice of the revocation of such authority is received from Borrower by Administrative Agent and Administrative Agent has had a reasonable time to act upon such notice. Administrative Agent has no duty to monitor for Borrower, or to report to any such Person, the use of proceeds of Advances.

(b) Use of Advances. Advances may be used only to finance working capital and general corporate purposes, including Borrower’s or any of Borrower’s Subsidiaries’ costs of acquiring and operating single tenant or mixed-use properties located in the United States of America, operating expenses, capital improvements, leasing expenses and general ownership obligations, and any business activities and investments incidental thereto. The provisions of this Section 2.16(b) do not require Administrative Agent or Lenders to monitor the use and application of Advances and does not restrict Lenders from making Protective Advances or from making Advances as otherwise permitted by this Agreement (such as pursuant to Section 2.17).

(c) Limitation on Advances. Notwithstanding anything to the contrary set forth in this Agreement or in any of the other Loan Documents, in no event shall Administrative Agent or any Lender be required to make any Advance if, after giving effect to such Advance, the Outstanding Credit Exposure exceeds the Available Commitment.

(d) Application of Payments. So long as no Event of Default exists and is continuing (in which case Administrative Agent may apply payments to principal, interest and Other Amounts in such order as Administrative Agent determines), Administrative Agent shall apply payments in the following order: (i) first, to the payment of interest and fees, (ii) second, to the payment of Other Amounts, and (iii) third, to the payment of principal.

2.17 Costs and Expenses.

(a) Costs and Expenses. Borrower shall pay on demand (i) all reasonable out-of-pocket expenses incurred by Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by Administrative Agent, any Lender or Issuing Lender (including the reasonable fees, charges and disbursements of one outside counsel law firm for each applicable jurisdiction for Administrative Agent, any Lender and Issuing Lender (but not including fees related to internal counsel of such Persons) taken as a whole (unless (x) a conflict exists as determined in the good faith judgment of each affected Lender or Issuing Lender, in which case(s) the fees, charges and disbursements of reasonably necessary additional outside counsel law firms for all such affected Lenders or Issuing Lender shall be covered, or (y) local counsel is necessary in any applicable jurisdiction as determined in the good faith judgment of Administrative Agent, in which case(s) the fees, charges and disbursements of one outside counsel law firm in each such jurisdiction for Administrative Agent shall be covered), in connection with the enforcement or protection of its rights (A) in connection with this Agreement, the other Loan Documents and the Collateral, including its rights under this Section, or (B) in connection with the Advances made or Letters of Credit issued hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Advances or Letters of Credit. It is understood and agreed that Administrative Agent may determine, in its discretion, the one outside counsel law firm referenced in subsection (a)(iii) to be used in each applicable jurisdiction and may change at any time and from time to time, in its discretion, each such applicable outside counsel law firm. Such costs, expenses, and fees will include, without limitation, all such reasonable costs, expenses, and fees incurred in connection with any court proceedings (whether at the trial or appellate level).

(b) Failure to Pay. If any costs, expenses and fees or any other costs, expenses and fees from time to time due under the Loan Documents are not paid within ten (10) days after written demand by Administrative Agent, Borrower agrees to pay interest on such costs, expenses, and fees at the Default Interest Rate from the date incurred until paid in full. In addition, if such costs, expenses and fees are not paid within such ten (10) day period, Administrative Agent may cause Advances to be made to pay such costs, expenses and fees, whether or not such Advance has been requested and whether or not the conditions precedent to an Advance have been satisfied.

2.18 Mitigation Obligations; Replacement of Lenders.

(a) Mitigation of Increased Costs. If any Lender requests compensation under Section 2.7, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.11, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.7 or 2.11, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 2.7, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.11, or if any Lender defaults in its obligation to fund Advances hereunder, then Borrower may, at its sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.1), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) Borrower shall have received the prior written consent of Administrative Agent, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts); provided however, that in the case of Borrower’s replacement of a Defaulting Lender for failure to fund Advances hereunder, the assignee or Borrower, as the case may be, shall holdback from such amounts payable to such Lender and pay directly to Administrative Agent, any payments due to Administrative Agent or the non-Defaulting Lenders by Defaulting Lender under this Agreement, and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.7 or payments required to be made pursuant to Section 2.11, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

2.19 Releases of Collateral and Subsidiary Guarantors. In connection with any removal of any Project from the pool of Qualified Properties pursuant to Section 4.3(ii), Administrative Agent shall release such Project and the Collateral located thereon or otherwise secured by the Mortgage Instrument encumbering the applicable Project from the Liens under any Loan Document, and the related Subsidiary Guarantor, if each of the following conditions precedent is satisfied:

(a) Generally. With respect to all releases:

(i) Notification to Administrative Agent. Borrower or the closing agent handling the sale shall have notified Administrative Agent in writing of the Collateral to be released.

(ii) Remargining Payments Required. Borrower shall have made all payments required to be made pursuant to Section 2.20 after giving effect to such release.

(iii) No Default. No Event of Default or Unmatured Event of Default shall have occurred and be continuing.

(iv) Endorsements. If the Title Policy covering the Collateral to be released also covers other Collateral that is not being released, Borrower shall have provided Administrative Agent with partial release or modification endorsements to the Title Policy as Administrative Agent may reasonably request in connection with each release.

(v) Trustee Fees. Borrower shall have paid, to the extent applicable, the processing fees of the trustee under the Mortgage Instruments.

(vi) Escrow Arrangements. Each release shall be made by Administrative Agent by delivery of the release documents to Title Company upon satisfaction of the conditions precedent to such release pursuant to this Section 2.19(a).

(b) Subsidiary Guarantor & Released Collateral. Upon satisfaction of the conditions precedent contained in this Section 2.19, (a) the Subsidiary Guarantor that owns the Project that is being released from the Collateral shall also be released from any Loan Document to which such Subsidiary Guarantor is a party (except as to any obligations that accrued prior to such release date or that otherwise expressly survive the expiration or earlier termination of any of the Loan Documents) and shall cease to be a “Subsidiary Guarantor” and a “Loan Party” unless such Subsidiary Guarantor owns other Qualified Property included in the remaining Collateral and (b) any Lien in favor of Administrative Agent on such Project and the related Collateral shall be released from the Collateral and Administrative Agent shall authorize or execute, as applicable, such documents reasonably required to effectuate such release.

(c) Intentionally Omitted.

(d) Adjustment to Borrowing Base. Any Collateral released shall no longer be Eligible Collateral and the Borrowing Base Value shall be immediately and automatically adjusted to reflect such release. Even though an item of Collateral is not included as Eligible Collateral, all conditions precedent to release will continue to apply.

2.20 Remargining.

(a) Maximum Outstanding. Anything in the Loan Documents to the contrary notwithstanding, the total Outstanding Credit Exposure shall not at any time exceed the Available Commitment.

(b) No Advances. Borrower shall not be entitled to any Advances if the effect thereof would be to cause the test in Section 2.20(a) to be violated.

(c) Payments. If for any reason at any time, the Outstanding Credit Exposure exceeds the Available Commitment (including, without limitation, by reason of any adjustments or reductions thereto in accordance with the terms hereof), Borrower shall be obligated to make a payment equal to the amount of such excess (each payment, a “Remargining Payment”); provided, however, if such excess is due to the removal of a Disqualified Property from the Borrowing Base, no Remargining Payment will be required unless Borrower fails to eliminate such excess within 30 days after Borrower’s receipt of written notice from Administrative Agent pursuant to Section 2.20(d).

(d) Due Date. Except as provided in clause (c) above, each payment pursuant to this Section 2.20 will be due no later than 11:00 a.m. (Phoenix, Arizona time) on the Business Day after the Business Day upon which Administrative Agent notifies Borrower (which notice shall be given by electronic mail, facsimile or in writing) that such Remargining Payment is required.

2.21 Letters of Credit.

(a) Issuance of Letters of Credit. Subject to the terms and conditions of this Agreement, the Letter of Credit Agreements and the policies, procedures and requirements of Lenders in effect from time to time for issuance of Letters of Credit, and so long as no Event of Default has occurred and is continuing, Issuing Lender agrees to issue, from time to time, Letters of Credit for the account of Borrower or its Subsidiaries in connection with Borrower’s or a Subsidiary Guarantor’s acquisition and operation of Projects and other general corporate purposes; provided that as to each requested Letter of Credit:

(i) Borrower or such Subsidiary Guarantor must have delivered to Issuing Lender a completed and executed Letter of Credit Agreement.

(ii) The expiration date for any draws by a beneficiary of any Letter of Credit will be no later than the earlier of: (A) thirty (30) days before the Maturity Date, or (B) twelve (12) months after the date of issuance of such Letter of Credit.

(iii) After giving effect to the issuance of any Letter of Credit, the total aggregate amount of Letter of Credit Obligations shall not exceed the Letter of Credit Commitment Amount.

Notwithstanding the foregoing, Borrower shall not be entitled to the issuance of a Letter of Credit if the effect thereof would be to cause the total Outstanding Credit Exposure to exceed the Available Commitment.

(b) Issuance Procedures. To obtain a Letter of Credit, Borrower must complete and execute a Letter of Credit Agreement and submit it to Issuing Lender. In no event will Issuing Lender have any obligation to act upon an oral request for a Letter of Credit or any request that otherwise does not conform to Issuing Lender’s policies and procedures. Upon receipt of a completed and executed Letter of Credit Agreement and provided Borrower has met the requirements in this Agreement for the issuance of a Letter of Credit, Administrative Agent will process the application in accordance with the policies, procedures and requirements of Issuing Lender then in effect. If the application meets the requirements of Issuing Lender and is within the policies of Issuing Lender then in effect, Issuing Lender will issue the requested Letter of Credit to the beneficiary thereof. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of Issuing Lender or the other Lenders, Issuing Lender hereby grants to each Lender, and each Lender hereby acquires from Issuing Lender, a participation in such Letter of Credit equal to such Lender’s respective Commitment Amount Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to Administrative Agent, for the account of Issuing Lender, such Lender’s Commitment Amount Percentage of each Letter of Credit disbursement made by Issuing Lender and not reimbursed by Borrower on the date due as provided in paragraph (c) of this Section 2.21, or of any reimbursement payment required to be refunded to Borrower for any reason. Subject to Section 8.2(a), each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of an Event of Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(c) Reimbursement for Payment of Drafts Drawn or Drawn and Accepted Under Letters of Credit. The obligation of Borrower to reimburse Issuing Lender for payment by Issuing Lender of drafts drawn or drawn and accepted under a Letter of Credit is as provided in the respective Letter of Credit Agreement and in this Section 2.21(c). Administrative Agent will notify Borrower, in writing, of payment by Issuing Lender of a draft drawn or drawn and accepted under a Letter of Credit and of the respective Reimbursement Amount and, so long as all conditions precedent to Advances have been satisfied, Borrower will do one of the following: (i) request an Advance subject to the terms and conditions of this Agreement, and Administrative Agent will apply the proceeds of the Advance to pay the Reimbursement Amount, or (ii) pay to Issuing Lender in cash, from Borrower’s own funds, the Reimbursement Amount. If Borrower does not communicate to Administrative Agent its election within two (2) Business Days after receipt on a Business Day of written notification by Administrative Agent of payment of the draft or acceptance, Borrower shall be deemed to have elected to pay the Reimbursement Amount by an Advance, provided that if the terms and conditions in this Agreement for the making of an Advance are not satisfied, Borrower shall be deemed to have elected to pay the Reimbursement Amount from its own funds. Each Advance to pay a Reimbursement Amount will be dated the date that Issuing Lender pays the respective draft or acceptance and will accrue interest from and after such date at the applicable Interest Rate. If Borrower is to pay the Reimbursement Amount from its own funds, Borrower shall also pay to Issuing Lender interest on the Reimbursement Amount from and including the date Issuing Lender pays the respective draft or acceptance at the Floating Rate (notwithstanding any contrary rate set forth in the applicable Letter of Credit Agreement) until the Reimbursement Amount and such interest are paid in full, provided that if Borrower fails to pay the Reimbursement Amount and accrued interest thereon within three (3) days after notification by Administrative Agent to Borrower of payment of the respective draft or acceptance, interest thereafter will accrue at the Default Interest Rate, and the Reimbursement Amount will, at Administrative Agent’s sole option, be funded with an Advance, regardless of whether the terms and conditions in this Agreement for the making of an Advance are satisfied. Such interest shall be computed on the basis of a 360-day year and accrue on a daily basis for the actual number of days elapsed.

(d) Collateralization of Letters of Credit.

(i) If, after giving effect to any Remargining Payment, the undrawn amount of Letters of Credit exceed the Available Commitment, upon demand by Administrative Agent, Borrower will pledge to Administrative Agent cash in the amount by which the undrawn amount of Letters of Credit exceed the Available Commitment as security for any amounts that become payable under the Letters of Credit and all other Obligations.

(ii) Upon demand by Administrative Agent after the occurrence and during the continuance of an Event of Default, Administrative Agent may cause an Advance to be made in the undrawn amount of all Letters of Credit. Borrower shall have no right to require Administrative Agent to demand or make such Advances. The proceeds of any such Advance will be pledged to and held by Administrative Agent as security for any amounts that become payable under the Letters of Credit and all other Obligations.

(iii) In the alternative, if demanded by Administrative Agent after the occurrence and during the continuance of an Event of Default, Borrower will deposit with and pledge to Administrative Agent cash in an amount equal to the undrawn amount of all Letters of Credit, as further security for any amounts that become payable under the Letters of Credit and all other Obligations.

(iv) Upon any draws under Letters of Credit, Administrative Agent will apply those amounts pledged and held pursuant to Sections 2.21(d)(i), 2.21(d)(ii) and 2.21(d)(iii) to the payment of Reimbursement Amounts, and upon the expiration of the Letters of Credit any remaining amounts will be applied to the repayment of outstanding Obligations or, if all Obligations have been paid in full, such proceeds will be released to Borrower.

(v) Borrower hereby grants to Administrative Agent a security interest in all pledged amounts referred to in Sections 2.21(d)(i), 2.21(d)(ii) and 2.21(d)(iii) as security for the Obligations. Borrower agrees to execute and deliver such additional security agreements, control agreements and other documents as Administrative Agent may reasonably require from time to time with respect to such security interest and pledged funds.

(e) Reimbursement Amounts. Borrower’s reimbursement and payment obligations under Section 2.21(c) are absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim, or defense to payment which Borrower may have or has had against Lenders (including, without limitation, Administrative Agent or Issuing Lender) or any beneficiary of the Letter of Credit, including any defense based upon any of the following: (i) the occurrence of any Event of Default, (ii) any draft, demand, certificate or other document presented under the Letter of Credit proven to be forged, fraudulent, invalid or insufficient, (iii) the failure of any payment by Issuing Lender to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the Letter of Credit of the proceeds of such payment, (iv) the legality, validity, form, regularity or enforceability of the Letter of Credit, or (v) the failure of Lenders to make an Advance or to otherwise comply with its obligations to the Lenders hereunder; provided, however, that nothing herein shall adversely affect the right of Borrower to commence a proceeding against Issuing Lender for any wrongful payment under the Letter of Credit made by Issuing Lender as the result of acts or omissions constituting gross negligence or willful misconduct on the part of Issuing Lender.

(f) Nature of Reimbursement and Other Obligations. Borrower assumes all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. Issuing Lender will not be responsible (except to the extent of its gross negligence or willful misconduct) for (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any Letter of Credit or any document submitted by any party in connection with the issuance of any Letter of Credit, even if such document should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged, (ii) the form, validity, sufficiency, accuracy, genuineness or legal effect of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof in whole or in part, which may prove to be invalid or ineffective for any reason, (iii) failure of any beneficiary of any Letter of Credit to comply fully with the conditions required in order to demand payment under a Letter of Credit, (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages by mail, cable, telegraph, telex or otherwise, or (v) any loss or delay in the transmission or otherwise of any document or draft required by or from a beneficiary in order to make a disbursement under a Letter of Credit or the proceeds thereof.

(g) Indemnification. Borrower hereby agrees to indemnify and hold harmless Lenders and Lenders’ directors, officers, agents and employees from and against any and all claims and damages, losses, liabilities, costs or expenses which Lenders may incur (or which may be claimed against Lenders by any Person whatsoever) by reason of or in connection with the issuance, execution and delivery or transfer of or payment or failure to pay under any Letter of Credit or any actual or proposed use of any Letter of Credit, including, without limitation, any claims, damages, losses, liabilities, costs or expenses which Lenders may incur by reason of or on account of Lenders issuing any Letter of Credit which specifies that the term “Beneficiary” included therein includes any successor by operation of law of the named Beneficiary, but which Letter of Credit does not require that any drawing by any such successor Beneficiary be accompanied by a copy of a legal document, satisfactory to Lenders, evidencing the appointment of such successor Beneficiary; provided that Borrower shall not be required to indemnify an Issuing Lender or any other Person for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (a) the willful misconduct or gross negligence of Issuing Lender in determining whether a request presented under any Letter of Credit complied with the terms of such Letter of Credit or (b) Issuing Lender’s failure to pay under any Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit. Nothing in this Section 2.21(g) (1) is intended to limit the obligations of Borrower under any other provision of this Agreement or (2) is intended to limit the rights of Borrower to make claims as described in the proviso in the last sentence of Section 2.21(e).

2.22 Swing Line Advances.

(a) Amount of Swing Line Advances. Upon the satisfaction of the conditions precedent for Advances set forth in this Agreement, from and including the Effective Date and prior to the Maturity Date, Swing Line Lender agrees, on the terms and conditions set forth in this Agreement, to make Swing Line Advances to Borrower from time to time in an aggregate principal amount at any time outstanding not to exceed the Swing Line Commitment; provided, however, that, after giving effect to such Swing Line Advance, the Outstanding Credit Exposure shall not at any time exceed the Available Commitment (excluding the commitment of any Defaulting Lender), and, provided further, that at no time shall Swing Line Lender’s outstanding Swing Line Advances exceed Swing Line Lender’s Commitment Amount at such time. Subject to the terms of this Agreement, Borrower may borrow, repay and reborrow Swing Line Advances at any time prior to the Maturity Date.

(b) Swing Line Borrowing Notice. Borrower shall deliver to Administrative Agent and Swing Line Lender an irrevocable notice (a “Swing Line Borrowing Notice”) not later than noon (Phoenix, Arizona time) on the Borrowing date of each Swing Line Advance, specifying (i) the applicable Borrowing date (which date shall be a Business Day), and (ii) the aggregate amount of the requested Swing Line Advance which shall be an amount not less than $100,000.00. The Swing Line Advances shall bear interest at the Floating Rate.

(c) Making of Swing Line Advances. Promptly after receipt of a Swing Line Borrowing Notice, Administrative Agent shall notify each Lender by fax, or other similar form of transmission, of the requested Swing Line Advance. Not later than 2:00 p.m. (Phoenix, Arizona time) on the applicable Borrowing date, Swing Line Lender shall make available the Swing Line Advance, in funds immediately available in Phoenix, Arizona, to Administrative Agent at its address specified pursuant to Section 9.9. Administrative Agent will promptly make the funds so received from Swing Line Lender available to Borrower on the Borrowing date at Administrative Agent’s aforesaid address by depositing such funds to an account of Borrower at Administrative Agent.

(d) Repayment of Swing Line Advances. Each Swing Line Advance shall be paid in full by Borrower on or before the Swing Line Advance Maturity Date for such Swing Line Advance. In addition, Swing Line Lender (i) may at any time in its sole discretion with respect to any outstanding Swing Line Advance, or (ii) shall on the applicable Swing Line Advance Maturity Date, require each Lender (including Swing Line Lender) to make as Advance in the amount of such Lender’s Commitment Amount Percentage of such Swing Line Advance (including, without limitation, any interest accrued and unpaid thereon), for the purpose of repaying such Swing Line Advance. Not later than noon (Phoenix, Arizona time) on the date of any notice received pursuant to this Section 2.22(d), each Lender shall make available its required Advance in funds immediately available in Phoenix, Arizona to Administrative Agent at its address specified pursuant to Section 9.9. Each such Advance shall be treated as a Floating Rate Borrowing until Borrower has elected to convert such Borrowing to a Eurodollar Borrowing in accordance with Section 2.2. Unless a Lender shall have notified Swing Line Lender, prior to Swing Line Lender making any Swing Line Advance, that any applicable condition precedent to Advances set forth in this Agreement had not then been satisfied, such Lender’s obligation to make an Advance pursuant to this Section 2.22(d) to repay Swing Line Advances shall be unconditional, continuing, irrevocable and absolute and shall not be affected by any circumstances, including, without limitation, (a) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against Administrative Agent, Swing Line Lender or any other Person, (b) the occurrence or continuance of an Event of Default or Unmatured Default, (c) any Material Adverse Change in the condition (financial or otherwise) of Borrower or any Guarantor, or (d) any other circumstances, happening or event whatsoever. In the event that any Lender fails to make payment to Administrative Agent of any amount due under this Section 2.22(d), Administrative Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until Administrative Agent receives such payment from such Lender or such obligation is otherwise fully satisfied. In addition to the foregoing, if for any reason any Lender fails to make payment to Administrative Agent of any amount due under this Section 2.22(d), such Lender shall be deemed, at the option of Administrative Agent, to have unconditionally and irrevocably purchased from Swing Line Lender, without recourse or warranty, an undivided interest and participation in the applicable Swing Line Advance in the amount of such Advance, and such interest and participation may be recovered from such Lender together with interest thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of demand and ending on the date such amount is received. On the Maturity Date, Borrower shall repay in full the outstanding principal balance of any then outstanding Swing Line Advances.

ARTICLE 3

BORROWING BASE

3.1 Determination of Borrowing Base. Subject to the limitations and adjustments set forth in this Article 3, the “Borrowing Base” shall equal the sum of the Borrowing Base Value allocated to each of the Qualified Properties comprising Eligible Collateral. As used herein, “Borrowing Base Value” means, with respect to each Qualified Property comprising Eligible Collateral, the lesser of (i) the Value Advance, or (ii) the Cost Advance; provided, however, in no event shall the Borrowing Base Value allocated to any one (1) Qualified Property comprising Eligible Collateral exceed twenty percent (20%) of the greater of (a) the Borrowing Base, or (b) the Aggregate Commitment.

3.2 Adjustments to Borrowing Base; Additional Limitations on Borrowing Base Values.

(a) Adjustments to Borrowing Base. Notwithstanding the Borrowing Base amount determined from time to time in accordance with Section 3.1 above, the Borrowing Base shall automatically be adjusted downward, in the reasonable discretion of Administrative Agent, to the extent necessary, to comply with all of the following limitations:

(i) The aggregate NOI of the Qualified Properties comprising Eligible Collateral shall be in an amount sufficient to equal or exceed the Debt Coverage Amount;

(ii) Commencing ninety (90) days after the Effective Date, not less than 85% of the Single-Tenant Properties that constitute Qualified Properties comprising Eligible Collateral, shall be leased to Credit Tenants pursuant to a Lease;

(iii) The aggregate Borrowing Base Value of the Qualified Properties comprising Eligible Collateral that constitute Multi-Tenant Properties shall not, in the aggregate, exceed fifty percent (50%) of the Borrowing Base;

(iv) The aggregate Borrowing Base Value of the Dark Properties comprising Eligible Collateral shall not comprise more than fifteen percent (15%) of the Borrowing Base; and

(v) If a Qualified Property shall at any time convert into a Disqualified Property, the credit to the Borrowing Base previously allocated to such property shall immediately be removed.

(b) Additional Limitations on Borrowing Base Values. If any of the limitations on the Borrowing Base set forth in this Agreement are exceeded, Administrative Agent may in its reasonable discretion either remove otherwise Qualified Properties from Eligible Collateral until such limitations are met, reasonably adjust the applicable Borrowing Base Values in order that such limitations are not exceeded, or require Borrower to make a Remargining Payment.

3.3 Exclusions from Eligible Collateral. If (i) any Collateral constituting Eligible Collateral is materially damaged or destroyed or becomes subject to any material condemnation proceeding, (ii) Borrower violates any provisions of, or breaches any representations and warranties in, the Loan Documents (including, without limitation, the Environmental Agreement) with respect to such Collateral that Administrative Agent reasonably determines materially and adversely affects the value of the Collateral, or (iii) Administrative Agent makes or is entitled to make any claim under the Title Policy with respect to a matter that Administrative Agent reasonably determines materially and adversely affects the Collateral, such Collateral may, in Administrative Agent’s reasonable discretion and upon written notice to Borrower, be declared by Administrative Agent to no longer be Eligible Collateral. In addition, if any such Collateral does not continue to meet all the requirements applicable to Eligible Collateral, such Collateral will no longer constitute Eligible Collateral. Any determination by Administrative Agent as to whether certain Collateral constitutes Eligible Collateral will be final, conclusive, binding and effective upon such written notice to Borrower, absent manifest error.

3.4 Borrowing Base Reports and Collateral Certificates.

(a) Borrowing Base Report and Collateral Certificate. On or before 15 days after the end of each calendar quarter, Borrower will prepare and submit to Administrative Agent a proposed Borrowing Base Report and Collateral Certificate for all of the Eligible Collateral. With respect to the Eligible Collateral, each Borrowing Base Report and Collateral Certificate will also take into account the adjustments and limitations permitted or required by this Agreement. Qualified Properties may be added as Eligible Collateral only upon receipt and approval by Administrative Agent of a proposed Borrowing Base Report and Collateral Certificate and satisfaction of all other provisions of this Agreement.

(b) Form of Report and Certificate. If requested by Administrative Agent, the proposed Borrowing Base Report and Collateral Certificate will be in an electronic format.

(c) Approval of Borrowing Base Report and Collateral Certificate. Each proposed Borrowing Base Report and Collateral Certificate shall be subject to approval and adjustment by Administrative Agent, in its reasonable discretion, based upon (i) Administrative Agent’s review of such report, and (ii) such other information as Administrative Agent may reasonably require in order to verify the Borrowing Base, Eligible Collateral, the Borrowing Base Values, and all other amounts and items relating thereto. If Administrative Agent rejects a Borrowing Base Report and Collateral Certificate, Borrower shall make such revisions and adjustments to the proposed Borrowing Base Report and Collateral Certificate as Administrative Agent may reasonably request. Administrative Agent will use reasonable efforts to review each Borrowing Base Report and Collateral Certificate and make any adjustments or provide approval within three (3) Business Days after receipt of each Borrowing Base Report and Collateral Certificate that complies with the requirements of this Section 3.4, provided that Administrative Agent’s failure to give such notice or delay in giving such notice shall not limit, waive or reduce any of the Obligations.

(d) Frequency of Computation of Borrowing Base. Upon the receipt by Administrative Agent of a new or updated Appraisal, in connection with the addition or removal of a Qualified Property in accordance with Sections 2.19 and 4.3 and a Qualified Property becoming a Disqualified Property in accordance with Section 4.2, Borrower shall, within two (2) Business Days of (i) notice, which may be given by electronic transmission, of Administrative Agent’s receipt of a new or updated Appraisal, (ii) the addition or removal of a Qualified Property, or (iii) a Qualified Property becoming a Disqualified Property, compute the Borrowing Base based on the above formula and deliver to Administrative Agent a Borrowing Base Report and Collateral Certificate acceptable to Administrative Agent, in Administrative Agent’s sole but reasonable business judgment discretion. If such Borrowing Base computation, and such Borrowing Base Report and Collateral Certificate, are not received by Administrative Agent within such time period, then Administrative Agent shall have the right to compute the Borrowing Base based on the formula above, in Administrative Agent’s sole but reasonable business judgment. Any Remargining Payment due as a result of any such computation of the Borrowing Base shall be subject to Section 2.20.

3.5 General. Anything in this Article 3 or the Loan Documents to the contrary notwithstanding, Borrower agrees that (a) no limitation on any Advances required or permitted pursuant to this Agreement will limit or otherwise change Borrower’s obligations and liabilities under the applicable Loan Documents, (b) Borrower will remain obligated to pay all costs, expenses, and fees required to be paid by Borrower pursuant to this Agreement and the other Loan Documents, and (c) Borrower will remain obligated to pay all costs, expenses, and fees now or hereafter arising in connection with acquisition, development, maintenance, occupancy, operation, and use of the Collateral.

3.6 Appraisals.

(a) Appraisal Requirements. Each Appraisal of a Qualified Property shall be based upon the “as is” appraised value of such Qualified Property. All Appraisals must comply with the appraisal policies and procedures of Administrative Agent, regulatory directives or orders imposed on Administrative Agent, and with all applicable Laws, including, without limitation, the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended.

(b) Appraiser Engagement. Each Appraisal must be prepared by an appraiser selected and engaged by Administrative Agent. Borrower will notify Administrative Agent in writing that Borrower desires to include a Qualified Property in Eligible Collateral for which no Appraisal then exists and will provide to Administrative Agent all information necessary to allow an Appraisal to be ordered by Administrative Agent. Administrative Agent will engage an appraiser to perform an Appraisal only when it receives all information reasonably deemed necessary by Administrative Agent and the appraiser for preparation of such Appraisal. Administrative Agent will not have any liability to Borrower or any other Person with respect to delays in the Appraisal process.

(c) Appraisal Evaluation. Upon receipt of an Appraisal, Administrative Agent will review the Appraisal in accordance with the appraisal policies and procedures of Administrative Agent and determine the Appraised Value. Administrative Agent will notify Borrower of such approval of the Appraised Value.

(d) Additional Appraisals. Notwithstanding anything in this Section 3.6 to the contrary, Administrative Agent may order updated Appraisals (i) if such Appraisals are required by any laws, rules, regulations or generally applicable appraisal policies and lending procedures of Administrative Agent, (ii) if an Event of Default by Borrower or any other Loan Party has occurred and is continuing, or (iii) if Administrative Agent deems such Appraisals to be necessary based upon changes in land values or other market conditions; provided, however, Administrative Agent may only order an updated Appraisal pursuant to this clause (iii) one (1) time per calendar year per Qualified Property. Borrower shall pay the cost and expense of all Appraisals obtained by Administrative Agent in accordance with this clause (d).

(e) Appraisal Policy Modifications. Notwithstanding the other provisions of this Section 3.6, the appraisal process must conform to the general appraisal policies and procedures of Administrative Agent applicable to collateral subject to loans held or administered by Administrative Agent and as in effect from time to time (collectively the “Appraisal Policies”). Borrower acknowledges and agrees that modification to the Appraisal Policies of Administrative Agent may result in requirements to modify the Appraisals, Appraised Values and appraisers, which modifications shall be at Borrower’s sole cost and expense; provided, however, if Borrower paid for the applicable Appraisal within the previous twelve (12) months, all costs and expenses incurred in connection with such modification shall be at Administrative Agent’s sole cost and expense. Any such modification will be effective thirty (30) days after written notice from Administrative Agent to Borrower of the changes required by reason of a modification or amendment to the Appraisal Policies.

(f) Expenses. Subject to Section 3.6(d) and (e), Borrower will reimburse Administrative Agent for all out-of-pocket costs and expenses incurred in the appraisal process and in establishing and monitoring Appraised Values. All reimbursements by Borrower to Administrative Agent required by this Section 3.6 will be paid to Administrative Agent within fifteen (15) days after written notice from Administrative Agent to Borrower.

ARTICLE 4

CONDITIONS PRECEDENT

4.1 Conditions Precedent to Effectiveness of this Agreement. This Agreement will become effective only upon satisfaction of the following conditions precedent on or before the Effective Date, in each case as reasonably determined by Administrative Agent. If the conditions precedent are not satisfied (or waived pursuant to Section 4.5) on or before such deadline, Administrative Agent may cancel this Agreement upon written notice to Borrower. The conditions precedent to be satisfied are as follows:

(a) Representations and Warranties Accurate. The representations and warranties by Borrower and the other Loan Parties in this Agreement and in the other Loan Documents are true and correct in all material respects on and as of the Effective Date, as though made on and as of such date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct, in all material respects, as of such earlier date.

(b) No Defaults. No Event of Default or Unmatured Event of Default shall have occurred and be continuing.

(c) No Material Adverse Change. Administrative Agent shall have reasonably determined that no Material Adverse Change has occurred with respect to Borrower or CREIS, or when taken as a whole, the Subsidiary Guarantors, since the most recent financial statements and reports provided to Administrative Agent.

(d) Documents. Administrative Agent shall have received the following agreements, documents and instruments, each duly executed (and acknowledged where applicable) by the parties thereto and in form and substance satisfactory to Administrative Agent and its legal counsel:

(i) Loan Documents. The Loan Documents, including, without limitation, Certifications of Non-Foreign Status and a Disbursement and Rate Management Authorization and Instruction Agreement, as required by Administrative Agent;

(ii) Formation Documents. Borrower shall have provided Administrative Agent and Administrative Agent shall have reasonably approved (a) the Formation Documents of Borrower and each other Loan Party, together with such resolutions, consents and other documents as Administrative Agent may reasonably require to evidence the due formation, valid existence and authority of Borrower and each other Loan Party, and (b) Certificates of Good Standing issued by the applicable State office for Borrower and each other Loan Party;

(iii) Authorization Documents. Certified copies of the Authorization Documents of Borrower and each other Loan Party authorizing Borrower and each other Loan Party to execute, deliver and perform its obligations under this Agreement and the other Loan Documents to be executed and delivered by Borrower or any Loan Party in connection herewith, and certifying the names and signatures of the officers of Borrower and each Loan Party authorized to execute this Agreement and the other Loan Documents and to request Advances on behalf of Borrower; and

(iv) Estoppel Certificates; SNDAs. A fully executed tenant estoppel certificate and subordination, non-disturbance and attornment agreement from each Tenant with respect to each Qualified Property included in Eligible Collateral, in form and substance reasonably acceptable to Administrative Agent.

(e) Payment of Costs, Expenses and Fees. Payment of all costs, expenses and fees to be paid by Borrower or any Loan Party under the Loan Documents, or otherwise incurred by Administrative Agent (including, without limitation, internal and external fees such as environmental review fees, flood determination fees, and tax service contract fees), on or before the Effective Date shall have been paid in full.

(f) Ownership. The applicable Subsidiary Guarantor shall be the owner of the applicable Qualified Property included in Eligible Collateral, subject only to Permitted Exceptions.

(g) Qualified Properties Purchase Documents. Borrower shall have provided copies of the purchase contracts for each of the Qualified Properties included in Eligible Collateral and the related closing statements for said purchases, certified as true, correct and complete by Borrower and the applicable Subsidiary Guarantor.

(h) Leases. Borrower shall have provided copies of all Leases and Lease Documents for each Qualified Property included in Eligible Collateral.

(i) Proforma Budgets. Borrower shall have submitted to Administrative Agent a budget for each Qualified Property included in Eligible Collateral in form and substance reasonably acceptable to Administrative Agent.

(j) PML Report. With respect to each Qualified Property included in Eligible Collateral, Borrower shall have provided a so-called “PML” report, which shall address (A) the probable maximum loss that is likely to be sustained by such Qualified Property in the event of an earthquake or other seismic casualty at or affecting such Qualified Property, and (B) likelihood and likely intensity of an earthquake or other seismic casualty at or affecting such Qualified Property.

(k) Plat; Survey. Borrower shall have delivered to Administrative Agent a copy of the recorded plat or ALTA survey (meeting the reasonable requirements of Administrative Agent) of each Qualified Property included in Eligible Collateral, certified to and in a manner reasonably acceptable to Administrative Agent.

(l) Zoning. Administrative Agent shall have received reasonably satisfactory evidence indicating compliance by the Improvements upon each Qualified Property included in Eligible Collateral with applicable zoning requirements (and all required variances are obtained).

(m) Inspections; Tests. Borrower shall have provided copies of all inspection and test reports with respect to each Qualified Property included in Eligible Collateral made by or for Borrower or a Subsidiary Guarantor.

(n) Environmental Reports. Administrative Agent shall have received an environmental report with respect to each Qualified Property included in Eligible Collateral prepared by an environmental consultant reasonably acceptable to Administrative Agent. Each such environmental report shall be approved by Administrative Agent in Agent’s sole and absolute discretion.

(o) Mortgage Instruments; Title Policy. Administrative Agent shall have received each Mortgage Instrument required to encumber each Qualified Property included in Eligible Collateral, which Mortgage Instrument shall have been duly executed and delivered by the applicable Subsidiary Guarantor, granting Administrative Agent on behalf of Lenders a first priority lien thereon, subject to Permitted Exceptions, and Administrative Agent shall have received a commitment from Title Company to issue the Title Policy.

(p) Flood Zone. Administrative Agent shall have received satisfactory evidence indicating whether each Qualified Property included in Eligible Collateral is located within a one hundred year flood plain or identified as a special flood hazard area as defined by the Federal Insurance Administration, and, if so, a flood notification form signed by Borrower and evidence that flood insurance is in place for the building and contents, all in form and substance reasonably satisfactory to Administrative Agent.

(q) Appraisal. Administrative Agent shall have received a current Appraisal of each Qualified Property included in Eligible Collateral that is acceptable to Administrative Agent in Administrative Agent’s sole and absolute discretion.

(r) Searches. Administrative Agent shall have obtained current UCC, tax and judgment searches made in such places as Administrative Agent may reasonably specify, covering Borrower and Subsidiary Guarantors and showing no filings relating to, or which could relate to, the Qualified Properties other than those made hereunder.

(s) Insurance. Administrative Agent shall have received from Borrower or Subsidiary Guarantors evidence of the policies of insurance required by this Agreement and the other Loan Documents.

(t) Financial Statements. Administrative Agent shall have received the most recent available financial statements of Borrower and Guarantors.

(u) IRS Forms. With respect to Borrower and Guarantors, a signed IRS Form W-8 or W-9, as applicable.

(v) Opinion Letter. A legal opinion or opinions from counsel for Borrower and Guarantors, in form and substance reasonably acceptable to Administrative Agent and Administrative Agent’s counsel.

(w) Other Items. Borrower shall have provided Administrative Agent with such other agreements, documents and instruments as Administrative Agent or the Lenders may reasonably require.

(x) Other Actions. Borrower has performed such other actions as Administrative Agent or the Lenders may reasonably require.

4.2 Qualification of Qualified Properties as Eligible Collateral. Borrower may include and maintain properties as “Qualified Properties” only if the following conditions precedent are satisfied, and at any time any of the following conditions fail to be or remain satisfied, such Qualified Property shall automatically and immediately be deemed a “Disqualified Property”:

(a) The property shall be occupied 100% for Single-Tenant Property or at least 85% (by net rentable area) for Multi-Tenant Property, except for Dark Properties that (i) have not constituted a Dark Property for longer than six (6) consecutive months, and (ii) were not a Dark Property when first qualified as a Qualified Property comprising Eligible Collateral;

(b) The property shall be located in the United States of America and owned by a Subsidiary Guarantor;

(c) With respect to each Multi-Tenant Property, not less than 50% of such property (on a rental income basis) shall be leased to Credit Tenants;

(d) With respect to a Single-Tenant Property, the property is leased by a Tenant at all times pursuant to an executed net Lease with a minimum remaining Lease term of eight (8) years (exclusive of any extension options) and free of any co-tenancy clauses and, with respect to a Multi-Tenant Property, the property is leased by more than one Tenant at all times pursuant to executed net Leases with a minimum remaining Lease term of five (5) years (on a weighted average basis and exclusive of any extension options);

(e) Each property shall be encumbered by a Mortgage Instrument executed by the applicable Subsidiary Guarantor creating a first priority lien in favor of Administrative Agent for the benefit of the Lenders, subject only to Permitted Exceptions;

(f) With respect to each property, Title Company has issued to Administrative Agent for the benefit of the Lenders, a Title Policy (or an irrevocable commitment to issue a Title Policy) insuring Administrative Agent’s first priority lien encumbering the property (together with any requested endorsements thereto), subject only to Permitted Exceptions;

(g) The property is covered by policies of insurance required by this Agreement and the other Loan Documents;

(h) With respect to each property, Administrative Agent and the Lenders have conducted and approved any due diligence they deem reasonably necessary, including but not limited to, appraisals, environmental reviews, property inspections, title report reviews, plat/survey reviews, physical condition reports, Lease reviews, Formation Document reviews and any other due diligence reviews contemplated by Section 4.1 above; and

(i) With respect to the initial approval of a proposed Qualified Property, Administrative Agent otherwise approves the property as a Qualified Property hereunder in its sole and absolute discretion.

Any such Qualified Property shall also be deemed a Disqualified Property upon the occurrence of any of the following:

(j) The levy, attachment or seizure pursuant to court order of any direct Ownership Interest in the Subsidiary Guarantor that owns any Qualified Property, or of any right, title or interest in and to any Qualified Property or any portion thereof, if any such order is not vacated and the proceeding in which it was entered is not dismissed within thirty (30) days of the entry of such order;

(k) The filing of any claim of Lien or Encumbrance against any Qualified Property or any part thereof that is not released, bonded over or insured over with a title insurance endorsement (obtained at Borrower’s cost and expense) within thirty (30) days after notice thereof from Administrative Agent to Borrower; or the service on Administrative Agent, any Lender or any disburser of funds of a notice or demand to withhold funds, which is not nullified within thirty (30) days after the date of such service; and

(l) The sale, lease (except as permitted under this Agreement), exchange, conveyance, transfer, mortgage, assignment, pledge or encumbrance, either voluntarily or involuntarily, or the agreement to do so, of any right, title or interest in and to any of the Qualified Properties or any portion thereof.

4.3 Addition and Removal of Qualified Properties and Subsidiary Guarantors. After the Effective Date of this Agreement, but only upon satisfaction of all the conditions set forth in Section 4.1 and Section 4.2 with respect to any additional properties and Subsidiary Guarantors, and subject to Administrative Agent’s approval thereof, Borrower shall have the right, so long as there is no Event of Default or Unmatured Event of Default continuing, to (i) add one or more properties to the pool of Qualified Properties upon which the Eligible Collateral and Borrowing Base is determined that conform to the attributes of a Qualified Property set forth in Section 4.2, so long as the applicable Subsidiary Guarantor executes and delivers to Administrative Agent a Mortgage Instrument, Repayment Guaranty and Environmental Agreement, and (ii) subject to the satisfaction of the conditions set forth in Section 2.19, remove one or more properties from the pool of Qualified Properties upon which the Eligible Collateral and Borrowing Base is determined, and the Mortgage Instruments encumbering said removed properties shall be released so long as, after giving effect to such release and any Remargining Payment made in connection therewith, the then Outstanding Credit Exposure is less than the Available Commitment.

4.4 Additional Conditions Precedent to All Advances Against Eligible Collateral. Lenders’ obligations to make Advances is further subject to the satisfaction of the following additional conditions precedent at the time the Advance is requested and at the time the Advance is to be made, as reasonably determined by Administrative Agent:

(a) Defaults. No Event of Default or Unmatured Event of Default shall have occurred and be continuing on the date of such Advance, both before and after giving effect thereto.

(b) Other Conditions Precedent. Borrower will have satisfied all conditions precedent to Advances in this Agreement and the other Loan Documents.

(c) Mortgage Instrument. Such Eligible Collateral shall be encumbered by a first lien Mortgage Instrument in favor of Administrative Agent for the benefit of Lenders, subject only to Permitted Exceptions.

(d) Payment of Costs, Expenses, and Fees. All costs, expenses and fees due to be paid by Borrower on or before the date of the Advance under the Loan Documents shall have been paid in full.

(e) Draw Request. Borrower will have delivered to Administrative Agent a Draw Request for such Advance (other than for Swing Line Advances, in which case Borrower shall have delivered to Administrative Agent a Swing Line Borrowing Notice).

(f) Limit on Total Outstanding. After giving effect to the requested Advance, the Outstanding Credit Exposure will not violate the tests in Section 2.20 and no Remargining Payment will be required.

4.5 Right to Waive. Borrower authorizes Administrative Agent and Administrative Agent reserves the right to verify any documents and information submitted to it in connection with this Agreement. Administrative Agent may elect to waive any of the conditions precedent and requirements in this Article 4. Any such waiver will be limited to the conditions precedent and requirements in the applicable Sections of this Article 4. Delay or failure by Administrative Agent to insist on satisfaction of any condition precedent will not be a waiver of such condition precedent or any other condition precedent. The making of an Advance by Administrative Agent or any of the Lenders will not be deemed a waiver by Lenders of the occurrence of an Event of Default or Unmatured Event of Default.

ARTICLE 5

BORROWER REPRESENTATIONS AND WARRANTIES

5.1 Representations and Warranties. Borrower represents and warrants to Administrative Agent and the Lenders, as of the Effective Date and as of the various other dates specified in this Agreement and the other Loan Documents on which such representations and warranties are to be accurate, except to the extent such representations and warranties specifically refer to and earlier date, in which case they shall be true and correct, in all material respects, as of such earlier date, the following:

(a) Formation and Authorization. Borrower is a limited partnership validly organized and existing in good standing under the laws of the State of Delaware, and is authorized to conduct business in the State of Arizona. Borrower has requisite power and authority to execute, deliver and perform the Loan Documents. The execution, delivery and performance by Borrower of the Loan Documents has been duly authorized by all requisite action by or on behalf of Borrower and will not conflict with or result in a violation of or a default under Borrower’s Formation Documents. Each other Loan Party is a corporation, partnership or limited liability company validly organized and existing in good standing under the laws of the State of such Loan Party’s formation, and each Subsidiary Guarantor is authorized to conduct business in the State in which a Qualified Property owned by such Subsidiary Guarantor is located. Each Loan Party has the requisite power and authority to execute, deliver and perform the Loan Documents to which such Loan Party is a party. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party has been duly authorized by all requisite action by or on behalf of such Loan Party and will not conflict with or result in a violation of or a default under any such Loan Party’s Formation Documents.

(b) No Approvals, etc. No approval, authorization, bond, consent, certificate, franchise, license, permit, registration, qualification or other action or grant by or filing with any Governmental Authority or other Person is required in connection with the execution, delivery or performance by Borrower or any other Loan Party of any Loan Document, except for any such action, grant or filing which has already been taken or which failure to obtain would not reasonably be expected to result in a Material Adverse Change.

(c) No Conflicts. The execution, delivery and performance by Borrower and, as applicable, each other Loan Party, of the Loan Documents will not conflict with or result in a violation of or a default under (i) any applicable law, ordinance, regulation or rule (federal, state or local) in any material respect, (ii) any judgment, order or decree of any arbitrator, other private adjudicator, or Governmental Authority to which Borrower or such other Loan Party is a party or by which Borrower or such other Loan Party is bound, (iii) any of the Approvals and Permits, or (iv) any agreement, document or instrument (in any material respect) to which Borrower or such other Loan Party is a party or by which Borrower or such other Loan Party or any of the assets of Borrower or such other Loan Party is bound, in each case, to the extent such violation or default would result in a Material Adverse Change.

(d) Execution and Delivery and Binding Nature of Loan Documents. The Loan Documents are legal, valid and binding obligations of Borrower, enforceable in accordance with their terms against Borrower, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws and by equitable principles of general application. With respect to each other Loan Party, the Loan Documents to which any such Loan Party is a party are legal, valid and binding obligations of such Loan Party, enforceable in accordance with their terms against such Loan Party, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws and by equitable principles of general application.

(e) Accurate Information. All information in any loan application, financial statement (other than financial projections), certificate or other document, and all other information delivered by or on behalf of Borrower or any other Loan Party to Administrative Agent or any Lender in connection with the Commitment is true, correct and complete in all material respects, and there are no omissions from any such information that results in any such information being materially incomplete, incorrect or misleading. Borrower does not have any knowledge of any material change in any such information. All financial statements (other than financial projections) heretofore delivered to Administrative Agent or any Lender by Borrower or any Loan Party were prepared in accordance with the requirements in this Agreement and accurately present the financial conditions and results of operations as of the dates thereof and for the periods covered thereby in all material respects. All financial projections have been and will be prepared in accordance with the requirements of this Agreement, and will be based on the applicable Person’s best good faith estimates, compiled and prepared with due diligence, of the matters set forth therein. Since June 30, 2011 and as of the Effective Date, no Material Adverse Change has occurred.

(f) Purpose of Advances. The purpose and permitted use of the each Advance is as set forth in Section 2.16(b). The purpose of Advances is a business purpose and not a personal, family, or household purpose.

(g) Legal Proceedings, Hearings, Inquiries and Investigations. Except as disclosed to Administrative Agent in writing prior to the Effective Date:

(i) No legal proceeding, individually or in the aggregate with related proceedings, involving a sum of $50,000.00 or more, is pending or, to Borrower’s knowledge, threatened, before any arbitrator, other private adjudicator or Governmental Authority to which Borrower or any Loan Party is a party or by which Borrower or any Loan Party, or any assets of Borrower or any Loan Party, may be bound or affected that if resolved adversely to Borrower or the applicable Loan Party could reasonably be expected to result in a Material Adverse Change.

(ii) No hearing, inquiry or investigation relating to Borrower or any Loan Party, or any assets of Borrower or any Loan Party, is pending or, to Borrower’s or any Loan Party’s knowledge, threatened, by any Governmental Authority that could reasonably be expected to result in a Material Adverse Change.

(h) No Defaults. No Event of Default or Unmatured Event of Default has occurred and is continuing.

(i) Approvals and Permits; Assets and Property. Borrower and each Loan Party has obtained and there are in full force and effect all Approvals and Permits presently necessary for the conduct of the business of Borrower and each Loan Party, and Borrower and each Loan Party owns, leases or licenses all assets necessary for conduct of the business and operations of Borrower and each Loan Party, in each case to the extent the failure to have would reasonably be expected to result in a Material Adverse Change. The assets of each Subsidiary Guarantor are not subject to any Liens and Encumbrances, other than those permitted under Section 7.9.

(j) Impositions. Except as otherwise permitted pursuant to Section 6.6, Borrower has filed or caused to be filed all tax returns (federal, state, and local) required to be filed by Borrower and has paid all Impositions and other amounts shown thereon to be due (including, without limitation, any interest or penalties).

(k) ERISA. To Borrower’s best knowledge and belief:

(i) None of the execution and delivery of this Agreement or the other Loan Documents by Borrower, the performance by Borrower of the Obligations or the consummation by Borrower of any of the other transactions contemplated by this Agreement constitutes or will constitute a “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA.

(ii) Each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) (a “Plan”) with respect to which Borrower or any Person which is under “common control” with Borrower (within the meaning of Section 414(b) or (c) of the Code or Section 4001(b) of ERISA) (an “ERISA Affiliate”), if any, is in compliance in all material respects with applicable provisions of ERISA, the Code and applicable foreign law. Borrower and each ERISA Affiliate have made all contributions to the Plans required to be made by any of them subject to Section 412 of the Code to the extent failure to make would reasonably be expected to result in a Material Adverse Change.

(iii) Except for liabilities to make contributions and to pay Pension Benefit Guaranty Corporation (or any successor thereto) (“PBGC”) premiums and administrative costs, neither Borrower nor any ERISA Affiliate of Borrower has incurred any material liability to or on account of any Plan under applicable provisions of ERISA, the Code or applicable foreign law, and no condition exists which presents a material risk to Borrower or any ERISA Affiliate of Borrower of incurring any such liability. No domestic Plan has an “accumulated funding deficiency” (within the meaning of Section 412 of the Code), whether or not waived, and no foreign Plan is in violation of any funding requirements imposed by applicable foreign law to the extent such deficiency or violation would reasonably be expected to result in a Material Adverse Change. None of Borrower, any ERISA Affiliate of Borrower, the PBGC or any other Person has instituted any proceedings or taken any other action to terminate any Plan.

(iv) The actuarial present value of all accrued benefit liabilities under each domestic Plan and under each foreign Plan (based on the assumptions used in the funding of such Plan, which assumptions are reasonable, and determined as of the last day of the most recent plan year of such domestic Plan for which an annual report has been filed with the Internal Revenue Service or of such foreign Plan for which year-end actuarial information is available) did not exceed the current fair market value of the assets of such Plan as of such last day.

(v) None of the Plans is a “Multiemployer Plan” (as defined in ERISA), and neither Borrower nor any ERISA Affiliate of Borrower has contributed or been obligated to contribute to any Multiemployer Plan at any time within the preceding six (6) years.

(vi) Determined in accordance with United States Department of Labor Regulations §2510.3-101, the assets of Borrower and each shareholder in Borrower are not “plan assets” of any employee benefit plan subject to the fiduciary responsibility requirements and prohibited transaction rules of ERISA.

(l) Compliance With Law. None of Borrower, any Loan Party, any Qualified Property or any other Collateral is in violation of any law, ordinance, regulation or rule (federal, state, or local) in any material respect.

(m) Representations and Warranties Relating to Collateral.

(i) Ownership. Except as permitted pursuant to Section 6.3(b), the Loan Party that is the legal and equitable owner of Collateral is and will at all times be the legal and equitable owner of such Collateral, free and clear of all Liens and Encumbrances, except for the Liens permitted pursuant to Section 7.9.

(ii) Authority to Encumber. The Loan Party that is the legal and equitable owner of Collateral has, and will continue to have, the full right and authority to encumber such Collateral, including each of the Qualified Properties included or to be included in Eligible Collateral.

(iii) Validity of the Lien and Encumbrance Created by the Mortgage Instruments. The Lien and Encumbrance created by the Mortgage Instruments is (A) legal, valid, binding and enforceable, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws and by equitable principles of general application, and (B) is first priority, except for Permitted Exceptions (other than Permitted Exceptions that are required to be subordinated to the Mortgage Instruments).

(iv) Legal Parcel; Separate Tax Parcel. Each Qualified Property is taxed separately and does not include any other property, and for all purposes each Qualified Property may be mortgaged, conveyed and otherwise dealt with as a separate legal parcel.

(v) Leases and Rents. The applicable Loan Party has good and marketable title to the Leases and the rents payable thereunder, free and clear of all claims and Liens and Encumbrances other than the Permitted Exceptions and other Liens permitted pursuant to Section 7.9. The Leases and the other Lease Documents are valid and unmodified (other than those modifications provided to, and if executed after the Effective Date and materially increase the obligations of such Loan Party or materially decrease the obligations of Tenant thereunder, consented to by Administrative Agent) and are in full force and effect, and Borrower or the applicable Loan Party that is a party to any such Lease or other Lease Document is not in default of any of the material terms or provisions of the Leases or any such other Lease Document. The rents now due or to become due for any periods subsequent to the Effective Date have not been collected and payment thereof has not been anticipated for a period of more than one (1) month in advance, waived or released, discounted, set off or otherwise discharged or compromised. Neither Borrower nor any other Loan Party has received any funds or deposits from any Tenant for which credit has not already been made on account of accrued rents other than security deposits required by the Leases.

(n) Use of Proceeds; Margin Stock. The proceeds of the Advances will be used by Borrower solely for the purposes specified in this Agreement. None of such proceeds will be used for the purpose of purchasing or carrying any “margin stock” as defined in Regulation U or G of the Board of Governors of the Federal Reserve System (12 C.F.R. Part 221 and 207), or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry margin stock or for any other purpose which might constitute this transaction a “purpose credit” within the meaning of such Regulation U or G. Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock. Neither Borrower nor any Person acting on behalf of Borrower has taken or will take any action which might cause this Agreement or any other Loan Document to violate Regulation U or G or any other regulations of the Board of Governors of the Federal Reserve System or to violate Section 7 of the Securities Exchange Act of 1934, or any rule or regulation thereunder, in each case as now in effect or as the same may hereafter be in effect. Borrower and its subsidiaries own no “margin stock”.

(o) Governmental Regulation. Borrower is not required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

(p) Benefit. Each Loan Party: (i) operates in conjunction with the other separate but affiliated Loan Parties with respect to their respective operations; and, in this regard, each Loan Party is benefited by operating with the other Loan Parties because of greater operating efficiencies, economies of scale, coordination, and centralization of market presence, and common business functions, including, but not limited to, accounting services for consolidated financial statements; (ii) expressly acknowledges and agrees with all of the other Loan Parties, and expressly represents and confirms to Administrative Agent and to Lenders, that each Loan Party receives a reasonably equivalent value in exchange for permitting its funds to be applied to the Obligations under this Agreement; (iii) agrees that each and all of the Loan Parties sought financing collectively because they cannot obtain financing in the amount of the Aggregate Commitment or otherwise under terms as advantageous as those of this Agreement if each Loan Party tried instead to obtain stand-alone financing individually and each Loan Party acknowledges that, while the Loan Parties are separate and distinct corporate entities, they have asked Administrative Agent and Lenders to recognize their common business purpose and collective assets as part of the underwriting considerations, so that they can qualify collectively for the greatest available amount of financing and are each benefited by the greater borrowing capacity; (iv) expressly agrees with each other, and expressly represents and confirms to Administrative Agent and to Lenders, that each and all of the Loan Parties have received the benefit of such greater borrowing capacity resulting from their common business enterprise; (v) agrees in requesting the Commitment, and for purposes of the Commitment, the Loan Parties have presented to Administrative Agent and Lenders, and have asked Administrative Agent and Lenders to rely, in part, on consolidated financial statements; (vi) acknowledges and agrees that the proceeds of the Advances and the Letters of Credit are available to each and all of the Loan Parties, and that the agreed distribution of the proceeds will be decided by the Loan Parties collectively and among themselves; (vii) agrees that the availability of the proceeds of Advances and the agreed use thereof (subject to the requirements of this Agreement) decided by the Loan Parties among themselves are essential to and will materially benefit each Loan Party on an individual and collective basis; (xii) agrees that the Loan Parties have expressly agreed among themselves to compile and maintain a single, collective Borrowing Base to be certified to Administrative Agent and Lenders for purposes of requests by Borrower for Advances and Letters of Credit. Each Subsidiary Guarantor is a wholly-owned Subsidiary of CREIS (either directly and/or indirectly through Borrower or a wholly-owned Subsidiary of Borrower or CREIS).

(q) Solvency. Each Loan Party (i) confirms that prior to, as of, during and following the funding of the Commitment, each Loan Party was not, and continues not to be, “insolvent” as that term is defined in Section 101(32) of the United States Bankruptcy Code, (ii) confirms that, prior to, as of, during and following the funding of the Commitment, each Loan Party has been able and will continue to be able to pay its debts as they become due, and further acknowledges that its ability to do so is enhanced by access to proceeds of the Advances, (iii) confirms that, prior to, as of, during and following the funding of the Commitment, each Loan Party retained, and continues to retain, sufficient capital to operate its business, and (iv) confirms that, based on its assets and its anticipated business performance, each Loan Party believes that it will be able to pay its debts as they mature.

5.2 Representations and Warranties Upon Requests for Advances. Each request for an Advance will be a representation and warranty by Borrower that all of the representations and warranties in this Article 5 and in the other Loan Documents are true, correct and complete as of the date of the Advance request and as of the date that the Advance is made, except to the extent such representations and warranties specifically refer to and earlier date, in which case they shall be true and correct, in all material respects, as of such earlier date.

5.3 Representations and Warranties Upon Delivery of Financial Statements, Documents, and Other Information. Each delivery by Borrower of financial statements, other documents or information after the Effective Date hereof (including, without limitation, documents and information delivered in obtaining an Advance) will be a representation and warranty to Administrative Agent and the Lenders by Borrower that such financial statements, other documents or information (other than financial projections) are true, correct and complete in all material respects, that there are no material omissions therefrom that result in such financial statements, other documents or information being materially incomplete, incorrect or misleading as of the date thereof, and that such financial statements accurately present the financial condition and results of operations of the subject thereof as at the dates thereof and for the periods covered thereby. Each delivery by Borrower of financial projections is a representation and warranty to Administrative Agent and the Lenders by Borrower that such financial projections have been prepared in accordance with the requirements in this Agreement, and are based on Borrower’s best good faith estimates, compiled and prepared with due diligence, of the matters set forth therein.

5.4 Nature of Representations and Warranties. All representations and warranties made in this Agreement or in any other Loan Document or in any certificate or other document delivered to Administrative Agent or any Lender pursuant to or in connection with this Agreement shall be deemed to have been relied upon by Administrative Agent and the Lenders notwithstanding any investigation heretofore or hereafter made by Administrative Agent or the Lenders, or on their behalf.

ARTICLE 6

AFFIRMATIVE COVENANTS

The following covenants shall apply until the Obligations of Borrower and any other Loan Party are paid and performed in full and Lenders have no further obligation to make Advances, issue Letters of Credit or otherwise extend credit to Borrower:

6.1 Corporate Existence. Borrower agrees that Borrower shall continue to be a limited partnership validly existing, and in good standing under the laws of the State of Delaware. Borrower shall cause each other Loan Party to continue to be an entity validly existing and in good standing under the laws of the State of its formation.

6.2 Books and Records; Access. Borrower agrees that Borrower will maintain a complete and accurate set of books and records of its assets, business, financial condition, operations, prospects and results of operation in accordance with GAAP. Borrower also agrees to maintain complete and accurate records regarding the acquisition, development and operation of the Qualified Properties, including, without limitation, all notices, records, documents and instruments related to the Leases. Borrower also agrees that books and records required to be maintained by Borrower pursuant to this Section 6.2 shall be maintained for a period of time following payment in full of Borrower’s Obligations at least equal to the statute of limitations period within which Lenders would be entitled to commence an action with respect to the Obligations. During normal business hours upon reasonable advance notice and subject to the rights of the Tenants under the Leases, Borrower will give representatives of Administrative Agent access to the Collateral and Borrower’s books, records and documents relating to the Collateral and will permit such representatives to inspect such Collateral and to audit, copy, examine and make excerpts from such books, records and documents; provided, however, such visits shall (a) not occur when any independent auditors are conducting an audit of any member of the Consolidated Group (provided, Administrative Agent’s representatives shall be entitled to inspect a Collateral site so long as such auditors are not conducting any such audit at such Collateral site), and (b) subject to the rights of the Tenants, not materially disrupt the operations of any Tenant. Borrower shall not be responsible for any costs or expenses for more than one visit in any calendar year unless such visit is performed during the continuance of an Event of Default. Upon reasonable request by Administrative Agent, Borrower will also provide Administrative Agent with copies of the reports, documents, agreements and other instruments described in this Section 6.2.

6.3 Covenants Relating to Collateral. Borrower agrees:

(a) Defense of Title. Borrower will defend and cause each applicable Subsidiary Guarantor to defend the Collateral, the title and interest therein of Borrower and the applicable Subsidiary Guarantor represented and warranted in the Mortgage Instruments and this Agreement, and the legality, validity, binding nature and enforceability of the Lien and Encumbrance contained in the Mortgage Instruments and the first priority of the Mortgage Instruments against all matters (except for Permitted Exceptions), including, without limitation, (i) any attachment, levy or other seizure by legal process or otherwise of any or all such Collateral, (ii) except for Permitted Exceptions, any Lien or Encumbrance or claim thereof on any or all such Collateral, (iii) any attempt to foreclose, conduct a trustee’s sale, or otherwise realize upon any or all Collateral under any Lien or Encumbrance, regardless of whether a Permitted Exception and regardless of whether junior or senior to the applicable Mortgage Instrument, and (iv) any claim questioning the legality, validity, binding nature, enforceability, or priority of any Mortgage Instrument. Borrower will notify Administrative Agent promptly in writing of any of the foregoing and will provide such information with respect thereto as Administrative Agent may from time to time reasonably request.

(b) No Encumbrances. Borrower will not, and shall not permit the Subsidiary Guarantors to, sell, assign, transfer or otherwise dispose of, or grant any option with respect to, or pledge or otherwise encumber, any of the Collateral or any interest therein or any fixtures thereof or proceeds thereof, except for (i) the Permitted Exceptions, and (ii) sales and transfers in connection with releases permitted pursuant to Section 2.19 and Section 4.3, and (iii) easements required to be granted to any Governmental Authority or necessary for any access, drainage, utility or similar service in connection with the operation of the Collateral.

(c) Utilities. All telephone service, electric power, storm sewer (if required), sanitary sewer (if required) and water facilities for the Qualified Properties shall be maintained at all times, and such utilities will be adequate to serve the Qualified Properties. No condition will exist to affect the applicable Subsidiary Guarantor’s right to connect into and have adequate use of such utilities, except for the payment of normal connection charges or tap charges and except for the payment of subsequent charges for such services to the utility supplier.

(d) No Residential Use. No Qualified Property shall ever be occupied as a residence.

(e) Flood Insurance. Unless flood insurance acceptable to Administrative Agent will first have been obtained, no Qualified Property will be located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.

(f) Compliance with Permitted Exceptions. All restrictive covenants, development agreements, easements and other agreements with Governmental Authorities and other Persons that are necessary or desirable for the use and occupancy of the Qualified Properties will be kept and maintained in full force and effect. Borrower will not, and will not permit any applicable Subsidiary Guarantor to, default in any material respect under any such covenants, development agreements, easements and other agreements, and rights thereunder will be diligently enforced.

(g) Improvement Districts. Without obtaining the prior written consent of Administrative Agent, Borrower will not consent to, or vote in favor of, the inclusion of all or any part of the Collateral (other than Collateral that is in improvement districts as of the Effective Date or upon addition as Collateral pursuant to Section 4.3) in any community facilities district or other improvement district. Borrower will give prompt notice to Administrative Agent of any notification or advice that Borrower may receive from any municipality or other third party of any action, contract or other proceeding the purpose of which is to include all or any part of the Collateral in a community facilities district or other improvement district. Upon prior written notice to Borrower, Administrative Agent shall have the right to file a written objection to the inclusion of all or any part of the Collateral (other than Collateral that is in improvement districts as of the Effective Date or upon addition as Collateral pursuant to Section 4.3) in a community facilities district or other improvement district, either in its own name or in the name of Borrower, and to appear at, and participate in, any hearing with respect to the formation of any such district.

6.4 Information and Statements. Borrower will furnish the following information and statements to Administrative Agent:

(a) Annual Statements—Borrower. Within ninety (90) days after the close of each Fiscal Year of Borrower, unqualified, unaudited company-prepared annual financial statements of Borrower, certified and signed by the chief financial officer of CREIS, as the general partner of Borrower, prepared in accordance with GAAP in each case on a consolidated basis, including balance sheets as of the end of such Fiscal Year and statements of income and retained earnings, and setting forth in comparative form the balance sheet, income statement and retained earnings for the preceding Fiscal Year.

(b) Annual Statements—CREIS. Within ninety (90) days after the close of each Fiscal Year of CREIS, unqualified, audited annual financial statements of the Consolidated Group, certified and signed by the chief financial officer of CREIS, and audited by nationally recognized independent certified public accountants that are reasonably acceptable to Administrative Agent, prepared in accordance with GAAP in each case on a consolidated basis, including balance sheets as of the end of such Fiscal Year and statements of income and retained earnings and a statement of cash flows, and setting forth in comparative form the balance sheet, income statement, retained earnings and cash flow figures for the preceding Fiscal Year. Borrower and CREIS shall be deemed to have complied with the foregoing requirements, if CREIS provides to Administrative Agent CREIS’ Form 10-K that is filed with the SEC within the time frame set forth above.

(c) Quarterly Financial Statements—Borrower. Within forty-five (45) days after the close of each of the first three (3) quarterly periods of each Fiscal Year, company-prepared financial statements for Borrower on a consolidated basis, including balance sheets as of the end of such period, statements of income and, with respect to the consolidated financial statements only, retained earnings, in each case for the portion of the Fiscal Year ending with such fiscal period, all certified and signed by the chief financial officer of CREIS, as the general partner of Borrower and prepared in accordance with GAAP. All consolidated balance sheets shall set forth in comparative form figures for the preceding year end and the corresponding period in the preceding Fiscal Year. All such income statements shall reflect year-to-date figures.

(d) Quarterly Financial Statements—CREIS. Within forty-five (45) days after the close of each of the first three (3) quarterly periods of each Fiscal Year of CREIS, company-prepared financial statements for the Consolidated Group, on a consolidated basis, including balance sheets as of the end of such period, statements of income and, with respect to the consolidated financial statements only, retained earnings and a statement of cash flows, in each case for the portion of the Fiscal Year ending with such fiscal period, all certified and signed by the chief financial officer of CREIS and prepared in accordance with GAAP. All consolidated balance sheets shall set forth in comparative form figures for the preceding year end and the corresponding period in the preceding Fiscal Year. All such income statements shall reflect year-to-date figures. Borrower and CREIS shall be deemed to have complied with the foregoing requirements, if CREIS provides to Administrative Agent CREIS’s Form 10-Q that is filed with the SEC within the time frame set forth above.

(e) Borrowing Base Report and Collateral Certificates. As and when required pursuant to Section 3.4, the Borrowing Base Report and Collateral Certificates.

(f) Environmental Incident Reports. As soon as possible and in any event within ten (10) days after receipt by Borrower or any other Loan Party, a copy of any written notice or claim to the effect that Borrower or any other Loan Party is or may be liable to any Person as a result of the release of any toxic or hazardous waste or substance into the environment.

(g) Compliance Information. All annual financial statements pursuant to Section 6.4(a) and (b) and all quarterly financial statements pursuant to Section 6.4(c) and (d) will also be accompanied by a Compliance Certificate signed by the chief financial officer of the reporting entity or its general partner (as applicable) and setting forth, in reasonable detail, calculations demonstrating compliance with the financial covenants in Section 6.16. Notwithstanding anything in this Agreement to the contrary, Borrower and CREIS will be required to timely deliver such financial information as may be necessary to promptly and accurately calculate any financial ratio or covenant required under this Agreement even if such information is not specifically enumerated herein. Any review of any financial statements provided by Borrower or CREIS used to test any financial ratio or covenant will not waive Administrative Agent’s rights to require further review or audit of such information or any rights if such further review or audit indicates financial information contrary to the financial statements provided by Borrower and/or CREIS.

(h) Other Items and Information. Borrower shall also provide such other information concerning Borrower, CREIS, Subsidiary Guarantor, the Qualified Properties, and the assets, business, financial condition, operations, prospects and results of operations of Borrower as Administrative Agent reasonably requests from time to time. Such other items shall include, without limitation, Borrower’s certification that all Leases with respect to Qualified Properties included in Eligible Collateral satisfy the requirements of this Agreement.

(i) Other Reports. As and when reasonably requested by Administrative Agent, such other periodic reports, documents and schedules as may be reasonably requested by Administrative Agent from time to time.

6.5 Law; Judgments; Material Agreements; Approvals and Permits. Borrower agrees that Borrower will comply, and cause Subsidiary Guarantors to comply, in all material respects, with all laws, ordinances, regulations, and rules (federal, state, and local) and all judgments, orders, and decrees of any arbitrator, other private adjudicator, or Governmental Authority relating to Borrower, Subsidiary Guarantors, the Collateral or the other assets, business, or operations of Borrower and Subsidiary Guarantors. Borrower also agrees to comply and cause Subsidiary Guarantors to comply, in all material respects with all material agreements, documents, and instruments to which Borrower or any Subsidiary Guarantor is a party or by which Borrower, Subsidiary Guarantors, or the Collateral, or any of the other assets of Borrower and Subsidiary Guarantors are bound or affected. Borrower also agrees to comply and cause Subsidiary Guarantors to comply, in all material respects, with all Requirements and all conditions and requirements of all Approvals and Permits. Borrower, at its expense, will obtain and maintain in effect from time to time all Approvals and Permits required for the business activities and operations then being conducted by Borrower and Subsidiary Guarantor and as may be required to enable them to comply with its obligations hereunder and under the other Loan Documents.

6.6 Impositions and Other Indebtedness. Except for amounts being contested as provided in paragraph (b)(i) through (iii) of the definition of Permitted Exceptions, Borrower will pay and discharge, or cause to be paid and discharged (a) before delinquency all Impositions affecting it or the Collateral, (b) when due all lawful claims (including, without limitation, claims for labor, materials and supplies), which, if unpaid, might become a Lien or Encumbrance upon any of the Collateral, and (c) all its other Indebtedness, when due.

6.7 Assets and Property. Borrower will maintain, keep, and preserve, or cause to be maintained, kept and preserved, the Collateral in good working order and condition, ordinary wear and tear excepted.

6.8 Casualty and Liability Insurance. Borrower, at its expense or the expense of the applicable Tenant, shall maintain and deliver, or cause to be maintained and delivered, to Administrative Agent the policies of insurance set forth on Exhibit I attached hereto with respect to the Collateral and the Subsidiary Guarantors. All insurance policies shall (i) be issued by an insurance company licensed or authorized to do business in the state where the property is located having a rating of “A-” VIII or better by A.M. Best Co., in Best’s Rating Guide, (ii) name “JPMorgan Chase Bank, N.A., as administrative agent” as additional insureds on all liability insurance and as mortgagee and loss payee on all ISO Special Form or All-Risk Property insurance, (iii) be endorsed to show that Borrower’s insurance shall be primary and all insurance carried by Administrative Agent and the Lenders is strictly excess and secondary and shall not contribute with Borrower’s insurance, (iv) provide that Administrative Agent is to receive thirty (30) days written notice prior to non-renewal or cancellation, (v) be evidenced by a certificate of insurance to be provided to Administrative Agent or, if the applicable Tenant does not customarily provide certificates of insurance, such other form of document customarily provided by the applicable Tenant, along with a copy of the policy for the ISO Special Form or All-Risk Property coverage, (vi) include either policy or binder numbers on the Accord form, and (vii) be in form and amounts as those policies described in Exhibit I or otherwise reasonably acceptable to Administrative Agent. Borrower acknowledges that Borrower has been advised by Administrative Agent of, and agrees that the requirements of this Section 6.8 and Exhibit I are in compliance with the following legal limitation regarding hazard insurance coverage pursuant to Arizona Revised Statutes Section 44-1208: “. . . . for any loan that is secured by real property, a person shall not require as a condition of the loan that the borrower obtain property insurance coverage in an amount that exceeds the replacement cost of the improvements as established by the property insurer.”

6.9 ERISA.

(a) Borrower and the ERISA Affiliates each will take all actions and fulfill all conditions necessary to maintain any and all Plans in substantial compliance with applicable requirements of ERISA, the Code and applicable foreign law until such Plans are terminated, and the liabilities thereof discharged, in accordance with applicable law, in each case to the extent that failure to do so could reasonably be expected to result in liability to Borrower in an amount in excess of the Threshold Amount.

(b) No Plan will have any “accumulated funding deficiency” (within the meaning of Section 412 of the Code), which deficiency could cause a Material Adverse Change.

(c) Borrower and the ERISA Affiliates each will take and fulfill all actions and conditions necessary to maintain, and will maintain, substantial compliance of any and all employee benefit plans established or maintained, or to which contributions are made by Borrower and the ERISA Affiliates with the requirements of ERISA and the rules and regulations adopted thereunder, in each case as in effect at the time and to the extent that failure to do so could reasonably be expected to result in liability to Borrower in an amount in excess of the Threshold Amount.

(d) Borrower shall otherwise act to ensure that the assets of Borrower are not “plan assets” of any employee benefit plan subject to the fiduciary responsibility requirements of ERISA, or, subject to receipt of prior notice by Administrative Agent and Administrative Agent’s consent thereto, Borrower shall otherwise ensure that an exemption from Section 406 of ERISA is available to cover the loan transaction with respect to each portion thereof.

6.10 Title Insurance. Administrative Agent may determine from time to time the allocation of title insurance between parcels of Collateral, and the amount of title insurance coverage that Borrower is required to provide pursuant to the Title Policy (in each case, not to exceed the Appraised Value of the applicable Qualified Property), and Administrative Agent may enter into such agreements with Title Company as Administrative Agent reasonably deems appropriate, including, without limitation, aggregation agreements, which shall contain such terms and conditions as Administrative Agent may reasonably require.

6.11 Use of Proceeds of Advances. Borrower will use proceeds of Advances only for the purposes described in Section 2.16(b).

6.12 Further Assurances. Borrower will promptly execute, acknowledge and deliver such additional agreements, documents and instruments and do or cause to be done such other acts as Administrative Agent may reasonably request from time to time to better assure, preserve, protect and perfect the interest of Administrative Agent and the Lenders in the Collateral and the rights and remedies of Administrative Agent and the Lenders under this Agreement and the other Loan Documents. Without limiting the foregoing, to the extent that Administrative Agent reasonably determines from time to time the Mortgage Instruments, amendments to the Mortgage Instruments, financing statements, subordinations and other documents are required in order to perfect all Liens and Encumbrances in favor of Lenders, and cause all Collateral encumbered by the Mortgage Instruments to be subject only to Permitted Exceptions, Borrower will execute and deliver such documents, instruments and other agreements as Administrative Agent may reasonably request.

6.13 Costs and Expenses of Borrower’s Performance of Covenants and Satisfaction of Conditions. Borrower will perform, or cause to be performed, all of its obligations and satisfy all conditions applicable to it under this Agreement and the other Loan Documents at no cost or expense to the Lenders or Administrative Agent.

6.14 Notification of Certain Matters. Borrower will promptly disclose to Administrative Agent, the occurrence of, (a) any default, notice of default, or “event of default” with respect to Borrower’s Partnership Agreement, (b) any Material Adverse Change, or (c) any change in, or failure to satisfy, the Requirements of any Governmental Authority with respect to Borrower or the Collateral to the extent such change or failure could reasonably be expected to result in a Material Adverse Change.

6.15 Deposit Accounts. Borrower shall maintain JPMorgan Chase Bank, N.A. as its principal depository bank for all deposit accounts and operating accounts related to the Qualified Properties, and, to the extent permitted by law and contractual agreements, security and escrow deposits for the Qualified Properties.

6.16 Financial Covenants. Borrower shall cause CREIS to maintain the following:

(a) Net Worth Requirement. As of the end of each fiscal quarter of CREIS commencing with the fiscal quarter ending September 30, 2011, Total Stockholders Equity plus Redeemable Common Stock, as reported on its 10-K or 10-Q SEC filings shall not be less than $9,000,000.00 plus 75% of the Net Equity Contributions or sales of treasury stock received by CREIS after December 31, 2011.

(b) Leverage Requirement. As of the end of each fiscal quarter of CREIS’ commencing with the fiscal quarter ending September 30, 2011, Total Liabilities shall not exceed (i) 75% of CREIS’ Total Asset Value during the Tier 1 Period, (ii) 70% of CREIS’ Total Asset Value during the Tier 2 Period, and (iii) 65% of CREIS’ Total Asset Value during the Tier 3 Period.

(c) Fixed Charge Coverage Requirement. As of the end of each fiscal quarter of CREIS commencing with the fiscal quarter ending September 30, 2011, the ratio of EBITDA for the four (4) fiscal quarters ending on such date to Consolidated Debt Service for the four (4) fiscal quarters ending on such date shall not be less than 1.5:1.00.

(d) Dividend Payout Ratio. The Dividend Payout Ratio of CREIS shall not, in any event, exceed ninety-five percent (95%).

(e) REIT Status. Commencing with the filing of its first tax return, CREIS shall have qualified, and shall thereafter remain qualified, as a real estate investment trust under Section 856 of the Code.

6.17 Rights of Inspection; Correction of Defects.

(a) Generally. Subject to the rights of the Tenants under the Leases, Administrative Agent and its respective agents, employees and representatives will have the right to enter upon the Qualified Properties included in Eligible Collateral, during normal business hours upon advance written notice (unless in the event of an emergency in which event no advance notice but only prompt notice shall be required) and, if requested by Borrower, accompanied by representative of Borrower, in order to inspect such Qualified Properties; provided, however, such visits shall (a) not occur when any independent auditors are conducting an audit of any member of the Consolidated Group (provided, Administrative Agent’s representatives shall be entitled to inspect a Qualified Property site so long as such auditors are not conducting any such audit at such Qualified Property site) and, (b) subject to the rights of Tenant, not materially disrupt the operations of any Tenant. Borrower shall not be responsible for any costs or expenses for more than one visit in any calendar year unless such visit is performed during the continuance of an Event of Default. If Administrative Agent reasonably determines and notifies Borrower in writing that any materials, work or Improvements do not conform, in any material respect, with any applicable Requirements or Laws, Borrower will promptly take such action to cause the Qualified Properties to conform, in all material respects, with such Requirements or Laws.

(b) No Right to Rely. All inspections by Administrative Agent and other actions by Administrative Agent in connection therewith are for the sole purpose of protecting the security of Administrative Agent and the Lenders and are not to be construed as a representation by Administrative Agent that any of the materials, work or Improvements are in compliance with any Requirements or Laws or otherwise free from defect. No such inspections or review will limit any of the rights and remedies of Administrative Agent pursuant to this Agreement or the other Loan Documents, including without limitation, the right to require compliance with Section 6.10. Based on such inspections, Administrative Agent may, in its sole but reasonable business judgment discretion, adjust the Eligible Collateral, the Borrowing Base Values, Available Commitment, the Borrowing Base and other calculations pursuant to this Agreement. Borrower may make or cause to be made such other independent inspections as Borrower may desire for its own protection.

(c) Inspector(s). Administrative Agent may employ outside inspectors to perform some or all of the inspection duties set forth in this Section 6.17 and may also elect to have its own employees perform some or all of such inspection duties and review the reports of outside inspectors.

(d) Miscellaneous. Any inspections or determinations made by Administrative Agent or lien waivers, receipts, or other agreements, documents and instruments obtained by Administrative Agent are made or obtained solely for Administrative Agent’s own benefit and not in any way for the benefit or protection of Borrower. Administrative Agent may accept and rely on any information from an architect, any other Person providing labor, materials or services for the Qualified Properties, Borrower, or any other Person as to labor or materials furnished or incorporated in the Qualified Properties and the cost and payment therefor and as to all other matters relating to construction of the Improvements without the necessity of verifying such information. Administrative Agent will not have any obligation to Borrower to ensure compliance by contractor, engineer, or any other Person in carrying out construction of any Improvements upon the Qualified Properties.

6.18 Notice of Default. Borrower shall immediately deliver to Administrative Agent any notices of default that Borrower or any other Loan Party receives regarding a default by Borrower or any other Loan Party with respect to any Indebtedness of Borrower or any other Loan Party in excess of $1,000,000.00.

ARTICLE 7

BORROWER NEGATIVE COVENANTS

The following negative covenants shall be applicable to Borrower and (as designated) Subsidiary Guarantors until this Agreement has terminated or expired and all Obligations are paid and performed in full:

7.1 Fundamental Changes. Neither Borrower nor any Subsidiary Guarantor shall dissolve or liquidate, or become a party to any merger or consolidation, or acquire by purchase, lease or otherwise all or substantially all of the assets of or Ownership Interest in any Person, except (a) Investments permitted pursuant to Section 7.8, (b) any Subsidiary Guarantor may complete such a transaction with Borrower so long as Borrower is the surviving Person or with another Subsidiary Guarantor, (c) any Subsidiary Guarantor may merge with any other Person if such merger is for the sole purpose of causing a change in the jurisdiction of organization of such Subsidiary Guarantor, the percentage share of Borrower’s ownership of the Ownership Interests of such Subsidiary is not changed and the Person merged with the applicable Subsidiary Guarantor does not have any material liabilities, obligations or other Indebtedness or any material contractual obligations of any type, and (d) any Subsidiary Guarantor may merge with any third party; provided that (i) such merger is part of one or more transactions constituting an Investment permitted in accordance with the terms and conditions of this Agreement and (ii) immediately following such merger, the surviving entity remains or becomes, as applicable, a Subsidiary Guarantor.

7.2 Change in Ownership Interest in Subsidiary Guarantors. In addition to any requirement in any other Loan Document, Borrower shall not cause or permit the assignment of any Ownership Interest in any Subsidiary Guarantor other than to a Loan Party.

7.3 Prohibition on Sales of Assets. Neither Borrower nor any Subsidiary Guarantor shall convey, sell, lease, encumber, transfer or otherwise dispose of to any Person (other than to a Tenant under a Lease approved by Administrative Agent), in one transaction or a series of transactions, all or substantially all of its business or property, including, without limitation, the Collateral, except to (a) Administrative Agent under the Loan Documents, (b) a Tenant pursuant to a Lease, (c) with respect to any Subsidiary Guarantor, another Loan Party or (d) a third party in connection with the removal of Qualified Properties and the release of the related Subsidiary Guarantors pursuant to Sections 2.19 and 4.3. However, the restrictions in this Section 7.3 do not preclude the Liens and Encumbrances created pursuant to and in accordance with this Agreement and the other Loan Documents or the leasing of improvements located upon Qualified Properties in the ordinary course of business and in compliance with the requirements of this Agreement.

7.4 Prohibition on Amendments to Organizational Documents. Unless Administrative Agent consents in writing, neither Borrower nor any Subsidiary Guarantor shall amend, modify, restate, supplement or terminate any Formation Document in any manner that could reasonably be expected to adversely affect the rights of Administrative Agent or any Lender, in any material respect, as determined by Administrative Agent in its sole but reasonable business judgment discretion. Unless Administrative Agent consents in writing, neither Borrower nor any Subsidiary Guarantor shall permit CREIS to amend, modify, restate, supplement or terminate any Formation Document in any manner that would adversely affect the rights of Administrative Agent or any Lender in any material respect, as determined by Administrative Agent in its sole but reasonable business judgment discretion.

7.5 Distributions. Borrower shall not declare, make or pay any dividend or distribution if after giving effect thereto an Event of Default shall have occurred and be continuing; provided, however, notwithstanding the foregoing, Borrower may make distributions in the amount necessary to maintain the tax status of CREIS as a real estate investment trust under Section 856 of the Code.

7.6 Transactions with Affiliates. Other than arrangements and contracts in existence as of Effective Date and that have been disclosed to Administrative Agent in writing and any commercially reasonable advisory fee or commercially reasonable management fee payable to any Advisor, Borrower will not enter into, or cause, suffer, or permit to exist, any arrangement or contract with any of its Affiliates that is not a Loan Party, unless such transaction is on terms that are no less favorable to Borrower than those that could have been obtained in a comparable transaction on an arms’ length basis from a Person that is not an Affiliate.

7.7 Government Regulation. Neither Borrower nor any Subsidiary Guarantor shall (a) be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits Lenders from making any Advance or extension of credit to Borrower or any Subsidiary Guarantor or from otherwise conducting business with Borrower or any Subsidiary Guarantor, or (b) fail to provide documentary and other evidence of Borrower’s or any Subsidiary Guarantor’s identity as may be requested by Administrative Agent at any time to enable Administrative Agent to verify Borrower’s or any Subsidiary Guarantor’s identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

7.8 Investments. Borrower shall not, and shall not cause or permit Guarantors or any wholly-owned Subsidiary to make any Investment, except:

(a) the Permitted Investments;

(b) advances to officers, directors and employees of Borrower and Guarantors in an aggregate amount not to exceed $1,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(c) Investments in any Person which is a Loan Party;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e) Indebtedness (including Investments related thereto) permitted pursuant to Section 7.10;

(f) Investments existing on the date hereof which Investments are set forth on Schedule 7.8 attached hereto;

(g) Investments of any Person in existence at the time such Person becomes a Subsidiary; provided such Investment was not made in connection with or anticipation of such Person becoming a Subsidiary of Borrower (and if applicable, of a Subsidiary of Borrower) or of CREIS;

(h) Subsidiaries may be established or created;

(i) Investments related to income-producing real estate properties, single tenant or mixed-use real estate properties, construction in progress, unimproved land, mortgage notes receivable, collateralized mortgaged-backed securities, any other Eligible Real Estate Investments and any business activities reasonably incidental thereto and Investments in partnerships or joint ventures; provided, that such Investments (excluding any such Investments that constitute Blackrock Investments) shall, as applicable, be limited as follows:

(i) Investments in real estate properties that have not been developed (and is not under development) for any type of commercial, industrial, residential or other income-generating use shall not at any time exceed an amount equal to 10% of CREIS’ Total Asset Value;

(ii) the aggregate value of Investments in non-wholly owned general and limited partnerships, joint ventures and other Persons which are not corporations (including any such Investments in existence as of the date hereof) shall not constitute more than 20% of CREIS’ Total Asset Value;

(iii) Investments in real estate properties under Construction in Progress shall not at any time exceed an amount equal to 10% of CREIS’ Total Asset Value; and

(iv) Investments in mortgage notes receivable, mezzanine notes, collateralized mortgaged-backed securities and other Eligible Real Estate Investments shall not, in the aggregate, exceed an amount equal to 10% of CREIS’ Total Asset Value and, in any case, the aggregate value of Investments in collateralized mortgaged-backed securities shall not exceed 5% of CREIS’ Total Asset Value;

provided, that, notwithstanding anything to the contrary contained herein, the value of the Investments permitted pursuant to clause (iv) above shall not, in any case, exceed an amount equal to 30% of CREIS’ Total Asset Value provided, that no Blackrock Investments shall be applied to such limitation or any other limitation under this Subsection (i); and

(j) Blackrock Investments.

7.9 Liens and Encumbrances. Except for (a) Permitted Exceptions, (b) Liens and Encumbrances securing the Obligations, and (c) involuntary Liens and Encumbrances being contested in a manner provided in paragraph (b)(i) through (iii) of the definition of “Permitted Exceptions” or as otherwise permitted by the applicable Mortgage Instrument, Borrower shall not, and shall not cause or permit any Subsidiary Guarantor to, grant or suffer to exist any Lien or Encumbrance upon any Qualified Properties included in Eligible Collateral.

7.10 Limitations on Indebtedness. No Subsidiary Guarantor shall assume, create, incur, permit to exist or guaranty any Indebtedness or contingent obligations, except:

(a) the Obligations;

(b) trade obligations and normal accruals in the ordinary course of business not yet due and payable (or being contested in a manner provided in paragraph (b)(i) through (iii) of the definition of “Permitted Exceptions” or as otherwise permitted in the Loan Documents);

(c) obligations (contingent or otherwise) of any Subsidiary Guarantor existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(d) Guarantees (i) in respect of Indebtedness or other performance obligations otherwise permitted hereunder or (ii) constituting Investments permitted under Section 7.8;

(e) Indebtedness incurred in respect of indemnification claims relating to adjustments of purchase price or similar obligations in any case incurred in connection with any purchase of a Project as provided in the applicable purchase agreement; and

(f) Indebtedness in respect of workers’ compensation claims, self-insurance premiums, performance, bid and surety bonds and completion guaranties, in each case, in the ordinary course of business.

ARTICLE 8

EVENTS OF DEFAULT

8.1 Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under the this Loan Agreement and the other Loan Documents:

(a) Failure to (i) pay and satisfy any and all Obligations on the Maturity Date, or (ii) pay any principal when due, including any required Remargining Payment;

(b) Failure to pay any monetary amount not set forth in Section 8.1(a) (whether interest, fees or otherwise) within five (5) Business Days after the due date thereof;

(c) Except as provided elsewhere in this Section 8.1, failure by Borrower or any Loan Party to perform any Obligation not involving the payment of money, or to comply with any other term or condition applicable to Borrower or any Loan Party under any of the Loan Documents, on or before the date that is thirty (30) days after written notice of such failure by Administrative Agent to Borrower; provided, however, if such failure cannot be cured within such cure period, such cure period shall be extended by a reasonable amount of time needed to cure such failure not to exceed 60 days after Borrower’s receipt of such notice;

(d) Borrower’s and/or any other Loan Party’s violation of any of the provisions of Section 6.16 or Article 7;

(e) Any representation or warranty by Borrower or any Loan Party in this Agreement or in any of the other Loan Documents is, as of the date made, materially false, incorrect, or misleading;

(f) The failure of Borrower or any other Loan Party to maintain the insurance coverages required pursuant to this Agreement and the other Loan Documents.

(g) Borrower or any Loan Party (i) is unable or admits in writing its inability generally to pay its monetary obligations as they become due; (ii) makes a general assignment for the benefit of creditors; or (iii) applies for, consents to or acquiesces in, the appointment of a trustee (other than a trustee under a deed of trust), receiver, or other custodian for Borrower or any Loan Party or any material portion or all of the property of Borrower or any Loan Party, or, in the absence of such application, consent or acquiescence by Borrower or any Loan Party, a trustee, receiver or other custodian is appointed for Borrower or any Loan Party or any or all of the property of Borrower or any Loan Party and such appointment continues undischarged or unstayed for 60 days after the appointment thereof;

(h) Commencement of any case under the Bankruptcy Code or commencement of any other bankruptcy, arrangement, reorganization, receivership, custodianship or similar proceeding under any federal, state or foreign law by or against Borrower or any Loan Party; provided, however, with respect to any involuntary proceeding not initiated by Borrower or any Loan Party or any Affiliate of Borrower or any Loan Party, such commencement will not be an Event of Default so long as Borrower or any Loan Party, as applicable, is in good faith contesting such involuntary proceeding, and such proceeding is stayed or dismissed within 90 days after the commencement thereof;

(i) The dissolution or liquidation of Borrower or any Loan Party or the taking of any action by Borrower or any Loan Party toward a dissolution or liquidation;

(j) The filing of any foreclosure proceeding, giving notice of a trustee’s sale, or any other action by any Person, other than Administrative Agent, to realize upon any of the Collateral under any Lien or Encumbrance on any or all of the Collateral, regardless of whether such Lien or Encumbrance is a Permitted Exception and regardless of whether junior or senior to the applicable Mortgage Instrument; provided, however, such filing, giving of notice or other action will not be an Event of Default (i) so long as Borrower or any Loan Party, as applicable, is in good faith contesting such proceeding, sale or other action, and such proceeding, sale or other action is stayed or dismissed within 60 days after the commencement thereof or (ii) if the Collateral subject thereto is excluded from the Borrowing Base and any resulting Remargining Payment is paid by Borrower within 60 days after the commencement of such proceeding, sale or other action;

(k) Borrower or any Loan Party, or any other Person on Borrower’s behalf or any Loan Party’s behalf, claims that this Agreement or any other Loan Document is not legal, valid, binding and enforceable against Borrower or any such Loan Party, that any lien, security interest or other encumbrance securing any of the Obligations is not legal, valid, binding or enforceable, or that the priority of any lien, security interest or other encumbrance securing any of the Obligations is different than the priority represented and warranted in the Loan Documents;

(l) The cessation, for any reason, of any Loan Document to be in full force and effect in all material respects; the failure of any lien intended to be created by the Loan Documents to exist or to be valid and perfected; the cessation of any such lien, for any reason, to have the priority contemplated by this Agreement or the other Loan Documents; or the revocation by Guarantor of the Repayment Guaranty or any other Loan Document executed by Guarantor;

(m) The occurrence of a Change of Control;

(n) Except as provided elsewhere in this Section 8.1, any default by Borrower or Guarantor under any of the other Loan Documents (after expiration of applicable notice and cure periods thereunder or hereunder);

(o) Any default or “event of default” shall occur and be continuing (after expiration of applicable notice and cure periods with respect thereto) under (i) any non-recourse Indebtedness of Borrower (which Indebtedness is limited by Section 7.10 above) in an aggregate amount greater than $50,000,000.00 or (ii) any recourse Indebtedness of Borrower (which Indebtedness is limited by Section 7.10 above) in an aggregate amount greater than the Threshold Amount;

(p) The occurrence or existence of any default, event of default or similar condition or event (however described) with respect to any Swap Agreement (after expiration of applicable notice and cure periods thereunder) and the termination value thereunder is greater than the Threshold Amount;

(q) Violation of ERISA regulations that has resulted in liability of Borrower in an aggregate amount in excess of the Threshold Amount; or

(r) Any judgment or order against Borrower or any Guarantor for the payment of money in excess of the Threshold Amount (not covered by insurance, subject to customary deductibles), and such judgment or order is not vacated, stayed, satisfied, discharged or bonded pending appeal within sixty (60) days from the entry thereof.

8.2 Remedies. Upon the occurrence of any Event of Default and at any time thereafter, for so long as such Event of Default is continuing, Administrative Agent may, with the consent of the Required Lenders, and at the direction of the Required Lenders, shall, take one or more of the following actions:

(a) Termination of Commitments. Declare, on behalf of itself and the Lenders, any Commitment to make Advances or otherwise provide credit pursuant to this Agreement and the other Loan Documents suspended or terminated, whereupon any obligation to make further Advances and provide credit will immediately be suspended or terminated. Notwithstanding the foregoing, in the event of any Event of Default pursuant to Section 8.1(h), the Commitment of Lenders to make Advances and otherwise provide credit pursuant to this Agreement shall be automatically terminated without any further action or election by Administrative Agent or the Lenders.

(b) Acceleration. Declare, on behalf of itself and the Lenders, any or all of the Obligations to be immediately due and payable in full, whereupon all of the principal, interest and other Obligations will forthwith become due and payable in full without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived. Notwithstanding the foregoing, in the event of any Event of Default pursuant to Section 8.1(h), the Obligations shall be immediately due and payable without any further action or election by Administrative Agent or the Lenders.

(c) Enforcement of Rights. Enforce any and all rights and remedies under this Agreement and the other Loan Documents against any or all Collateral and may pursue all rights and remedies available at law or in equity.

(d) Receivers. Without limiting any other rights and remedies to which it is entitled, Administrative Agent may, on behalf of itself and the Lenders, without notice to Borrower or any other Loan Party, or without regard to the adequacy of the Collateral for the payment of the Obligations, appoint one or more receivers of the Collateral, and Borrower and the other Loan Parties do hereby irrevocably consent to such appointment, with such receivers having all the usual powers and duties of receivers in similar cases, including the full power to maintain, sell, dispose and otherwise operate the Collateral upon such terms that may be approved by a court of competent jurisdiction.

8.3 Collateral Protection. Administrative Agent may, at any time, but will not be obligated to, make Protective Advances which will be deemed to be Advances hereunder. In addition, Administrative Agent may, on behalf of itself and the Lenders, but shall not be obligated to, take all action necessary to cure such Event of Default and expend all sums necessary therefor. All amounts so Advanced will be immediately due and payable by Borrower and will be added to the outstanding principal amount of all Advances.

8.4 Secured by Collateral and Mortgage Instruments. All Protective Advances, all other Advances by Lenders, and all other reasonable charges, costs and expenses, including reasonable attorneys’ fees, incurred or paid by Administrative Agent in exercising any right, power or remedy conferred by this Agreement or any other Loan Document, or in the enforcement hereof, or in the protection of the Collateral, together with interest thereon at the Floating Rate, prior to the occurrence of an Event of Default, and at the Default Interest Rate thereafter, from the date advanced, paid or incurred until repaid shall be secured by the Mortgage Instruments. Any Protective Advance will only occur through Administrative Agent or at Administrative Agent’s direction and will not be funded directly to Borrower or any of its Affiliates. Notwithstanding the foregoing, each Protective Advance and the charges, costs and expenses, including reasonable attorneys’ fees, incurred or paid by Administrative Agent in exercising any right, power or remedy conferred by this Agreement or any other Loan Document or in the enforcement thereof or in the protection of the Collateral shall be charged to Borrower pursuant to Section 2.17. The amount of such Protective Advances shall be secured by the Mortgage Instruments.

8.5 Multiple Real and Personal Property Security. Borrower hereby acknowledges that Lenders are extending credit based upon both the financial statements of Borrower and Guarantors and the values of the Collateral. Accordingly, Borrower hereby agrees that, from and after any Event of Default, Administrative Agent will be allowed, to the greatest extent permitted by applicable law, including the laws of whichever jurisdiction Administrative Agent may choose as most facilitating for the exercise of the rights of Administrative Agent and Lenders (and which may be applicable), to pursue and realize upon all of the remedies available to it under any of the Loan Documents, at law, in equity, or otherwise, and simultaneously or consecutively, in the discretion of Administrative Agent, including, without limitation, commencement of one or more actions in one or more jurisdictions for repayment of all or portions of the Obligations, for the separate or simultaneous sale or foreclosure of the Collateral or portions thereof, for the obtaining of judgments and/or deficiency judgments, for the seeking of injunctive relief and receiverships, and for maximum access to and realization from the Obligations and Collateral or portions thereof in such manner as Administrative Agent may deem in the interest of Lenders, and Borrower hereby waives any requirement that any deficiency judgment proceeding be initiated or completed with respect to any other property constituting Collateral as a condition to commencing any enforcement proceeding against any party or any particular item of Collateral. Borrower hereby expressly acknowledges and agrees that various consents, waivers and agreements set forth in any of the Loan Documents, including the Mortgage Instruments, were granted in recognition of the foregoing, and that all such waivers, consents and agreements will apply to each other Loan Document as though set forth therein. In addition to any other consents, waivers and agreements set forth in any of the Loan Documents, and without limiting the foregoing, Borrower agrees that, to the maximum extent permitted by applicable law, Administrative Agent may foreclose on and/or sell all properties serving as Collateral located in the same state in any one or more counties where any of the properties in that state are located; any personal property located on real property encumbered by the Mortgage Instruments may be foreclosed upon in the manner provided for, simultaneously with, and as a part of the proceeding for, foreclosure of the real property; and Borrower hereby waives the benefits of any “one-action rule” which may be applicable to it or to any of the Collateral and waives marshaling of assets for itself and all other parties claiming by, through or under it.

8.6 Scheduled Payments. Administrative Agent and Borrower acknowledge that notwithstanding the continuation of an Event of Default, Borrower may elect to continue to make scheduled payments. Administrative Agent’s acceptance of any such payments shall not be a waiver of any rights and remedies, and Administrative Agent, on behalf of itself and the Lenders, shall continue to be entitled to all such rights and remedies (including, without limitation, acceleration and foreclosure). Administrative Agent may apply any such scheduled payments to the Obligations in such order as Administrative Agent may determine.

ARTICLE 9

MISCELLANEOUS

9.1 Binding Effect; Assignments. The provisions of this Agreement shall be binding upon and inure to the benefit of Borrower, Administrative Agent and Lenders and their respective successors and assigns permitted hereby, except that (i) Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender, which consent may be withheld, conditioned or delayed in each such Lender’s sole and absolute discretion (and any attempted assignment or transfer by Borrower without consent shall be null and void), and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.1. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in Section 9.2) and, to the extent stated in this Agreement, the Affiliates of each of Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement. Lenders are not a joint venturer or a partner with Borrower. Each Lender may assign its rights and obligations under this Agreement and the other Loan Documents in accordance with the following provisions:

(a) Subject to the conditions set forth in Section 9.1(b) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment Amount and the Advances at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of:

(i) Borrower; provided, however, that no consent of Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund, a Federal Reserve Bank or, if an Event of Default has occurred and is continuing, any other assignee; and

(ii) Administrative Agent; provided, however, that no consent of Administrative Agent shall be required for an assignment to an assignee that is a Lender with a Commitment Amount in place immediately prior to giving effect to such assignment.

(b) Assignments by Lenders shall be subject to the following additional conditions:

(i) except in the case of an assignment to a Lender or an Affiliate of a Lender, or an assignment of the entire remaining amount of the assigning Lender’s Commitment Amount, the amount of the Commitment Amount of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent) shall not be less than $5,000,000.00 unless each of Borrower and Administrative Agent otherwise consent (such consent to not be unreasonably withheld, conditioned or delayed), provided that no such consent of Borrower shall be required if an Event of Default has occurred and is continuing;

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(iii) the parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500.00 payable to Administrative Agent by the assigning Lender;

(iv) the assignee, if it shall not be a Lender, shall deliver to Administrative Agent an Administrative Questionnaire in which the assignee designates one or more representatives to whom all syndicate-level information (which may contain material non-public information about Borrower, Guarantors or any other Loan Parties, and their Affiliates, or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including federal and state securities laws; and

(v) the assignee may not be an Affiliate of Borrower, Guarantors or any other Loan Party.

(c) Subject to acceptance and recording thereof pursuant to Section 9.1(e), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.11, and 9.12). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.1 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.2.

(d) Administrative Agent, acting for this purpose as an agent of Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment Amount of, and principal amount of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and Borrower, Administrative Agent and Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior written notice.

(e) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 9.1(b)(iii) and any written consent to such assignment required by Section 9.1(a), Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided, however, that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.3(b), 2.15(d) or 9.12(b), Administrative Agent shall have no obligation to accept such Assignment and Assumption or record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 9.1.

9.2 Participations.

(a) Any Lender may, without the consent of Borrower or Administrative Agent, sell participations to one or more banks or other entities (each a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment Amount and the Advances owing to it); provided, however, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (C) Borrower, Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, however, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.11(b) that affects such Participant. Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.7, 2.8 and 2.11 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.1. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.10 as though it were a Lender, provided such Participant agrees to be subject to Sections 2.15(c) and 12.8 as though it were a Lender.

(b) A Participant shall not be entitled to receive any greater payment under Section 2.7 or 2.11 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent. A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 2.11 unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with Section 2.11(e) as though it were a Lender.

(c) In no event may a Participant be an Affiliate of Borrower, Guarantors or any other Loan Party.

9.3 Pledges by Lenders. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and Sections 9.1 and 9.2 shall not apply to any such pledge or assignment of a security interest; provided, however, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

9.4 Survival. All covenants, agreements, representations and warranties made by Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Advances, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Administrative Agent or any Lender may have had notice or knowledge of (i) any Event of Default, (ii) any Unmatured Event of Default, or (iii) an incorrect representation or warranty at the time any credit is extended hereunder, and all such covenants, agreements, representations and warranties shall continue in full force and effect as long as the principal of, or any accrued interest on, any Advances, or any fee or any other amounts payable under this Agreement are outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.7, 2.8, 2.11 and 9.12 and Article 12 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Advances, the expiration or termination the Commitments or the termination of this Agreement or any provision hereof.

9.5 Integration; Entire Agreement. This Agreement and the other Loan Documents contain the complete understanding and agreement of Borrower, Administrative Agent and the Lenders with respect to the transactions contemplated by this Agreement and supersede all prior representations, warranties, agreements, arrangements, understandings and negotiations with respect thereto.

9.6 Severability. If any provision or any part of any provision of any Loan Document is unenforceable, the enforceability of the other provisions and the remainder of the subject provision, respectively, will not be affected and they will remain in full force and effect.

9.7 CHOICE OF LAW. THIS AGREEMENT AND, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED THEREIN, THE OTHER LOAN DOCUMENTS, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF ARIZONA, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS RULES OF THE STATE OF ARIZONA.

9.8 Time of Essence; Time for Performance. Time is of the essence with regard to each provision of this Agreement and the other Loan Documents as to which time is a factor. Whenever any performance under this Agreement or any other Loan Document is stated to be due on a day other than a Business Day or whenever the time for taking any action under this Agreement or any other Loan Document would fall on a day other than a Business Day, then unless otherwise specifically provided in this Agreement and the other Loan Documents the due date for such performance or the time for taking such action, as the case may be, will be extended to the next succeeding Business Day, and such extension of time will be included in the computation of interest or fees, as the case may be.

9.9 Notices and Demands.

(a) Generally. Except in the case of notices and other communications expressly permitted to be given by electronic transmission (other than facsimile transmission) subject to Section 9.9(b) below, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i) if to Borrower, to COLE REAL ESTATE INCOME STRATEGY (DAILY NAV) OPERATING PARTNERSHIP, LP, c/o Cole Real Estate Investments, 2555 East Camelback Road, #400, Phoenix, Arizona 85016, Attention: Chief Financial Officer (and with a copy to General Counsel), Facsimile No. (602) 788-8780;

(ii) if to Administrative Agent, to it at JPMorgan Chase Bank, N.A., 201 North Central Avenue, 14th Floor, AZ1-1328, Phoenix, Arizona 85004, Attention: Commercial Real Estate Loan Administration, Facsimile No. (602) 221-1116; and

(iii) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire provided to Administrative Agent and Borrower.

(b) Electronic Notices. In addition to those Sections of this Agreement that specifically allow notice by electronic transmission, Administrative Agent, the Lenders or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Changes in Address. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

9.10 Right of Set-Off. Borrower grants to each of the Lenders, without demand or notice to Borrower but only if an Event of Default shall have occurred and be continuing, the right to set-off and apply deposits (whether certificates of deposit, demand, general, savings, special, time or other, and whether provisional or final) held by Lenders for Borrower and any other liabilities or other obligations of Lenders to Borrower (“Borrower Deposits, Liabilities and Obligations”) against or to the Obligations of Borrower, regardless of whether Borrower Deposits, Liabilities and Obligations are contingent, matured or unmatured, and Borrower grants a security interest to Lenders in the Borrower Deposits, Liabilities and Obligations to secure the Obligations of Borrower under the Loan Documents.

9.11 Waivers; Amendments.

(a) No Deemed Waivers; Remedies Cumulative. No failure or delay by Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of Administrative Agent and the Lenders under this Agreement and the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 9.11(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of an Advance shall not be construed as a waiver of any Event of Default or Unmatured Default, regardless of whether Administrative Agent or any Lender may have had notice or knowledge of such Event of Default or Unmatured Default at the time.

(b) Waivers and Amendments. No provision of this Agreement or any other Loan Document may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by Borrower and the Required Lenders (as hereinafter defined) or by Borrower and Administrative Agent with the consent of the Required Lenders; provided, however, that no such agreement shall (i) increase the Commitment Amount of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Advance or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Advance or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, without the written consent of each Lender affected thereby, (iv) change Section 2.15(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (vi) release Guarantor from any of its obligations under the Loan Documents or release all or substantially all of the Collateral from the lien of the Loan Documents (in any case, except to the extent provided in Section 2.19 and Section 4.3), without the written consent of each Lender, or (vii) permit an assignment by Borrower of any rights or obligations under the Loan Documents, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of Administrative Agent hereunder or a Swing Line Lender hereunder, without the prior written consent of Administrative Agent, or a Swing Line Lender, as the case may be.

(c) Actions by Administrative Agent; Required Consents. Each Lender authorizes Administrative Agent to enter into the Loan Documents (other than this Agreement) on behalf of, and for the benefit of, the Lenders and to take all actions left to the discretion of Administrative Agent herein and therein on behalf of, and for the benefit of, the Lenders. Each Lender agrees that any action taken by Administrative Agent at the direction of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in this Agreement), and any action taken by Administrative Agent not requiring consent by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in this Agreement) shall be authorized by and binding upon all Lenders. Notwithstanding the foregoing provisions of this Section 9.11(c), Administrative Agent shall not have the authority to bind the Lenders with respect to any of the following matters without Administrative Agent obtaining the prior written consent of the Required Lenders:

(i) the approval of any modification of the provisions of Section 4.2 or Section 6.16;

(ii) the exercise of any rights and remedies against Borrower, Guarantors, the other Loan Parties or the Qualified Properties; provided, however, that Administrative Agent may, in its discretion but without obligation, in the absence of direction from the Required Lenders, take such interim action as it believes necessary to preserve the rights of the Lenders hereunder and in and to the Qualified Properties, including, without limitation, (i) the delivery of default notices to Borrower or any other Person, (ii) petitioning a court for injunctive relief, the appointment of a receiver or preservation of the proceeds of any collateral, (iii) the making of Advances for the payment of interest, and (iv) the exercise of the cure rights of Administrative Agent under this Agreement or the other Loan Documents; and

(iii) the expenditure of funds by Administrative Agent for which the Lenders are responsible under Section 9.12 to cure Events of Defaults in excess of Five Hundred Thousand and No/100 Dollars ($500,000.00) in the aggregate; provided, however, that expenditures to pay any of the following items shall not be subject to the foregoing limitation in amount: (i) real estate taxes, assessments, charges and levies owing with respect to the Qualified Properties, (ii) insurance premiums owing with respect to insurance coverage required by the Loan Documents, (iii) claims of lienholders with priority over the lien of the Mortgage Instruments, (iv) expenditures necessary to respond to emergency conditions with respect to the Qualified Properties, and (v) expenditures necessary to preserve the validity and priority of the lien of the Mortgage Instruments.

9.12 Expenses; Indemnity; Damage Waiver.

(a) Expenses and Indemnity. Borrower and each Subsidiary Guarantor shall, jointly and severally, indemnify, defend and hold harmless Administrative Agent and the Lenders, and their respective Affiliates, and their respective officers, directors, employees, advisors and agents (each, an “Indemnitee”) for, from and against any and all losses, claims, damages and liabilities to which any such Indemnitee may become subject arising out of or in connection with this Agreement, the other Loan Documents, the Commitment (and the syndication thereof), the use of the proceeds thereof or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any Indemnitee is a party thereto, and to reimburse each Indemnitee upon demand for any third party expenses incurred in connection with investigating or defending any of the foregoing (including, without limitation, reasonable legal expenses); provided, however, that the foregoing indemnity obligations will not, as to any Indemnitee, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court to arise from the willful misconduct or gross negligence of such Indemnitee.

(b) Reimbursement by Lenders. To the extent that Borrower fails to pay any amount required to be paid by it to Administrative Agent under Sections 9.12(a), each Lender severally agrees to pay to Administrative Agent such Lender’s respective Commitment Amount Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, however, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Administrative Agent in its capacity as such.

(c) Damage Waiver. To the extent permitted by applicable law, Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, including, without limitation, the other Loan Documents, the Commitment and Advances, or the use of the proceeds thereof.

(d) Payment of Amounts Due. All amounts due under this Section shall be payable immediately after written demand therefor.

9.13 Rescission or Return of Payments. If at any time or from time to time, whether before or after payment and performance of the Obligations in full, all or any part of any amount received by Lenders in payment of, or on account of, any Obligation is or must be, or is claimed to be, avoided, rescinded or returned by Lenders to Borrower or any other Person for any reason whatsoever (including, without limitation, bankruptcy, insolvency or reorganization of Borrower or any other Person), such Obligations and any liens, security interests and other encumbrances that secured such Obligations at the time such avoided, rescinded or returned payment was received by Lender will be deemed to have continued in existence or will be reinstated, as the case may be, all as though such payment had not been received.

9.14 Headings; References. The headings at the beginning of each section of the Loan Documents are solely for convenience and are not part of the Loan Documents. Unless otherwise noted, references in this Agreement to “Sections,” “Articles,” “Exhibits,” and “Schedules” refer to the Sections and Articles in this Agreement and the Exhibits and Schedules attached to this Agreement.

9.15 Number and Gender. In the Loan Documents the singular will include the plural and vice versa and each gender will include the other genders.

9.16 No Brokers. Except as disclosed to Administrative Agent in writing prior to the Effective Date of this Agreement, Borrower represents and warrants that it knows of no broker’s or finder’s fee due in respect of the transaction described in this Agreement and that it has not used the services of a broker or a finder in connection with this transaction. Borrower releases and shall indemnify, defend and hold harmless Administrative Agent and the Lenders for, from and against any claims, liabilities, costs, damages and expenses (including attorneys’ fees) based on Borrower’s failure or alleged failure to pay any realtors, brokers, finders or agents claiming by, through or on behalf of Borrower with respect to the Commitment, this Agreement or any of the other Loan Documents.

9.17 Counterpart Execution. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same document. Signature pages may be detached from the counterparts and attached to a single copy of this Agreement to physically form one document. Facsimile signature pages will be acceptable, provided originally signed signature pages are provided to each of the other parties by overnight courier.

9.18 Duty to Act in Good Faith. Each of the parties to this Agreement agrees to act in good faith with respect to all of its rights, privileges, duties and obligations under this Agreement.

9.19 USA PATRIOT ACT. Administrative Agent and the Lenders hereby notify Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), they are required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Administrative Agent and the Lenders to identify Borrower in accordance with the Act. Borrower certifies to Administrative Agent and the Lenders that (i) it is not acting directly or indirectly for or on behalf of any person, group, entity, or nation named by any Executive Order or the United States Treasury Department, through its office of Foreign Assets Control (“OFAC”) or otherwise, as a terrorist, “Specially Designated Nation,” “Blocked Person,” or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule or regulation that is enforced or administered by OFAC or another department of the United States government, and (ii) Borrower is not engaged in this transaction (directly or indirectly) on behalf of, or instigating or facilitating this transaction (directly or indirectly) on behalf of, any such person, group, entity or nation. Borrower shall indemnify, defend, and hold harmless Administrative Agent and the Lenders for, from and against any claims, damages, losses, risks, liabilities and expenses (including reasonable attorneys’ fees and costs) arising from or related to any breach of the foregoing certification.

9.20 Confidentiality.

Each of Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to their and their Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to the Obligations or the enforcement of rights under the Loan Documents or any Swap Agreement, (f) subject to an agreement containing provisions substantially the same as those of this Section 9.20, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (ii) any actual or prospective counterparty (or its advisors) to any Swap Agreement relating to Borrower and its obligations, (g) with the consent of Borrower, (h) to holders of Ownership Interest in Borrower, or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 9.20 or (ii) becomes available to Administrative Agent or any Lender on a nonconfidential basis from a source other than Borrower. For the purposes of this Section 9.20, “Information” means all information received from Borrower relating to Borrower or its business, other than any such information that is available to Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section 9.20 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER ACKNOWLEDGES THAT INFORMATION (AS DEFINED IN THIS SECTION 9.20) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL, NON-PUBLIC INFORMATION CONCERNING BORROWER, GUARANTORS AND THE OTHER LOAN PARTIES, AND THEIR AFFILIATES, OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL, NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL, NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY BORROWER OR ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL, NON-PUBLIC INFORMATION ABOUT BORROWER, GUARANTORS AND THE OTHER LOAN PARTIES, AND THEIR AFFILIATES, OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO BORROWER AND ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A REPRESENTATIVE WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL, NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

9.21 Replacement Documentation. Upon receipt of an affidavit, reasonably acceptable to Borrower, of an officer of Administrative Agent or any of the Lenders as to the loss, theft, destruction or mutilation of a Notes or any other Loan Document which is not of public record, Borrower will issue, in lieu thereof, a replacement Notes or other Loan Document in the same principal amount thereof and otherwise of like tenor. In the event that Borrower issues such replacement Notes or other Loan Document, the Lender who is the payee on the lost, destroyed, mutilated or stolen Notes or Loan Document shall indemnify and hold harmless Borrower from any liability incurred by Borrower in connection with the lost, stolen, destroyed or mutilated Notes or Loan Document.

9.22 Swap Agreements. All Swap Agreements, if any, between Borrower and any Lender or Affiliate of any Lender are independent agreements governed by the written provisions of said Swap Agreements, which will remain in full force and effect, unaffected by any repayment, prepayment, acceleration, reduction, increase or change in the terms of the Loan Documents, except as otherwise expressly provided in said written Swap Agreements, and any payoff statement from Administrative Agent relating to the Obligations shall not apply to said Swap Agreements.

9.23 Collateral and Release Matters. The Lenders and each Issuing Lender irrevocably authorize the Administrative Agent to release any Lien on any of the Collateral (i) upon termination of the Aggregate Commitment and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the applicable Issuing Lender shall have been made), (ii) any Project and any Subsidiary Guarantor from the Loan Documents to which it is a party to the extent provided in Section 2.19, or (iii) subject to Section 9.11, if approved, authorized or ratified in writing by the Lenders required to approve on such release.

ARTICLE 10

POWER OF ATTORNEY

10.1 Power of Attorney Granted. Borrower and the other Loan Parties hereby irrevocably appoint Administrative Agent as their true and lawful attorney, with full power of substitution for and on behalf of them and in their name, after the occurrence and during the continuation of an Event of Default, to take any action to preserve, maintain, protect or enforce the rights and interests of Borrower or the other Loan Parties with respect to the Collateral, including, without limitation, to (a) enforce, cure any default or otherwise act with respect to any agreements pertaining to or affecting any of the Collateral; (b) take all such action and to execute all such documents as Administrative Agent reasonably deems necessary to operate or preserve or protect the Collateral; and (c) sue for, demand or collect any sums owing to Borrower or any of the other Loan Parties under escrows or other agreements affecting the Collateral. The power so vested in Administrative Agent is one coupled with an interest and will be irrevocable, except by written instrument executed jointly by Borrower (or the applicable Loan Party) and Administrative Agent. Notwithstanding the foregoing, Administrative Agent is under no obligation to exercise any of the foregoing rights or take any action necessary to preserve any right in any Collateral against any other Person, and Administrative Agent, to the extent permitted herein or by applicable law, may exercise any of the foregoing rights without incurring any responsibility or liability to Borrower, the Loan Parties or any other Person and without in any way affecting this Agreement or the other Loan Documents or any other obligations of Borrower and the other Loan Parties to Administrative Agent and the Lenders. Borrower will reimburse Administrative Agent within fifteen (15) days following written demand for any reasonable third party costs and expenses, including, without limitation, reasonable attorneys’ fees and collection costs, that Administrative Agent may incur while acting as the attorney-in-fact of Borrower or the other Loan Parties as provided hereunder.

ARTICLE 11

JURY WAIVER

11.1 JURY WAIVER. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.1.

ARTICLE 12

ADMINISTRATIVE AGENT

12.1 Appointment. Each of the Lenders hereby irrevocably appoints Administrative Agent as its agent and authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

12.2 Capacity as Lender. The bank serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Borrower, Guarantors or any other Loan Party, or any Affiliates thereof, as if it were not Administrative Agent hereunder.

12.3 Duties and Obligations. Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default or Unmatured Default has occurred and is continuing, (b) Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in this Agreement), and (c) except as expressly set forth herein, Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower, Guarantors or any other Loan Party, or any of their subsidiaries or Affiliates, that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in this Agreement) or in the absence of its own gross negligence or willful misconduct. Administrative Agent shall deliver written notice to the other Lenders of any Event of Default that Administrative Agent has knowledge of; provided, however, Administrative Agent shall be deemed not to have knowledge of any Event of Default or Unmatured Default unless and until written notice thereof is given to Administrative Agent by Borrower or a Lender, and Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in this Agreement, other than to confirm receipt of items expressly required to be delivered to Administrative Agent, (vi) the value, sufficiency, creation, perfection or priority of any lien on the Qualified Properties or the Collateral, or (vii) the financial condition of Borrower or Guarantors or any other Loan Party.

12.4 Reliance. Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Administrative Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

12.5 Sub-Agents. Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Affiliates. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Affiliates of Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

12.6 Resignation. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this Section 12.6, Administrative Agent may resign at any time, or shall resign at the written request of the Required Lenders as a result of Administrative Agent’s gross negligence or willful misconduct in performing its duties under this Agreement, by notifying the Lenders and Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with Borrower, to appoint a successor Administrative Agent. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be an Approved Fund, or an Affiliate of any such Approved Fund. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After Administrative Agent’s resignation hereunder, the provisions of this Article 12 and Section 9.12 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

12.7 Independent Credit Analysis. Each Lender acknowledges that it has, independently and without reliance upon Administrative Agent or any Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Administrative Agent or any Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any of the other Loan Documents or any related agreement or document furnished hereunder or thereunder.

12.8 Lender Actions Against Collateral. Each Lender agrees that it will not take any action, nor institute any actions or proceedings, with respect to the Obligations, against Borrower, Guarantors, or any other Loan Party or against any of the Qualified Properties or other Collateral (including, without limitation, set-off rights) without the consent of the Required Lenders. With respect to any action by Administrative Agent to enforce the rights and remedies of Administrative Agent and the Lenders under this Agreement and the other Loan Documents, each Lender hereby consents to the jurisdiction of the court in which such action is maintained, and agrees to deliver its Notes to Administrative Agent to the extent necessary to enforce the rights and remedies of Administrative Agent for the benefit of the Lenders under the applicable Mortgage Instrument in accordance with the provisions hereof. Each Lender agrees to indemnify each of the other Lenders for any loss or damage suffered or cost incurred by such other Lender (including without limitation, attorneys’ fees and expenses and other costs of defense) as a result of the breach of this Section 12.8 by such Lender.

12.9 Lender Reply Period. All communications from Administrative Agent to Lenders requesting Lenders’ determination, consent or approval (i) shall be given in the form of a written notice to each Lender, (ii) shall be accompanied by a description of the matter as to which such determination, consent or approval is requested, (iii) shall include a legend substantially as follows, printed in capital letters or boldface type:

“THIS COMMUNICATION REQUIRES IMMEDIATE RESPONSE. FAILURE TO RESPOND WITHIN TEN (10) BUSINESS DAYS AFTER THE DELIVERY OF THIS COMMUNICATION SHALL CONSTITUTE A DEEMED APPROVAL BY THE ADDRESSEE OF THE MATTER DESCRIBED ABOVE.”

and (iv) shall include Administrative Agent’s recommended course of action or determination in respect thereof. Each Lender shall reply promptly to any such request, but in any event within ten (10 business days after the delivery of such request by Administrative Agent (the “Lender Reply Period”). Unless a Lender shall give written notice to Administrative Agent that it objects to the recommendation or determination of Administrative Agent (together with a written explanation of the reasons behind such objection) within the Lender Reply Period, such Lender shall be deemed to have approved of or consented to such recommendation or determination. With respect to decisions requiring the approval of the Required Lenders or all Lenders, Administrative Agent shall timely submit any required written notices to all Lenders and upon receiving the required approval or consent shall follow the course of action or determination recommended by Administrative Agent or such other course of action recommended by the Required Lenders or all of the Lenders, as the case may be, and each non-responding Lender shall be deemed to have concurred with such recommended course of action.

12.10 Foreclosure. In the event that all or any of the Qualified Properties are acquired by Administrative Agent as the result of a foreclosure or acceptance of a deed or assignment in lieu of foreclosure, or is retained in satisfaction of all or any part of the Obligations (each a “Foreclosure Property”), title to any such Foreclosure Property or any portion thereof shall be held in the name of Administrative Agent or a nominee or subsidiary of Administrative Agent, as agent, for the benefit of the Lenders, or in an entity co-owned by the Lenders as determined by Administrative Agent. Administrative Agent shall prepare a recommended course of action for such Foreclosure Property (the “Post-Foreclosure Plan”) and submit it to the Lenders for approval by the Required Lenders. In the event that Administrative Agent does not obtain the approval of the Required Lenders to such Post-Foreclosure Plan, any Lender shall be permitted to submit an alternative Post-Foreclosure Plan to Administrative Agent, and Administrative Agent shall submit any and all such additional Post-Foreclosure Plan(s) to the Lenders for evaluation and the approval by the Required Lenders. In accordance with the approved Post-Foreclosure Plan, Administrative Agent shall manage, operate, repair, administer, complete, construct, restore or otherwise deal with the Foreclosure Property acquired and administer all transactions relating thereto, including, without limitation, employing a management agent, leasing agent and other agents, contractors and employees, including agents for the sale of such Foreclosure Property, and the collecting of rents and other sums from such Foreclosure Property and paying the expenses of such Foreclosure Property. Upon demand therefor from time to time, each Lender will contribute its ratable share (based on their respective Commitment Amount Percentage) of all reasonable costs and expenses incurred by Administrative Agent pursuant to the Post-Foreclosure Plan in connection with the construction, operation, management, maintenance, leasing and sale of the Foreclosure Property. In addition, Administrative Agent shall render or cause to be rendered by the managing agent, to each of the Lenders, monthly, an income and expense statement for such Foreclosure Property, and each of the Lenders shall promptly contribute its ratable share (based on their respective Commitment Amount Percentage) of any operating loss for the Foreclosure Property, and such other expenses and operating reserves as Administrative Agent shall deem reasonably necessary pursuant to and in accordance with the Post-Foreclosure Plan. To the extent there is net operating income from such Foreclosure Property, Administrative Agent shall, in accordance with the Post-Foreclosure Plan, determine the amount and timing of distributions to the Lenders. All such distributions shall be made to the Lenders in proportion to their respective Commitments immediately prior to the termination thereof. The Lenders acknowledge that if title to any Foreclosure Property is obtained by Administrative Agent or its nominee, or an entity co-owned by the Lenders, such Foreclosure Property will not be held as a permanent investment but will be disposed of as soon as practicable and within a time period consistent with the regulations applicable to national banks for owning real estate. Administrative Agent shall undertake to sell such Foreclosure Property at such price and upon such terms and conditions as the Required Lenders shall reasonably determine to be most advantageous. Any purchase money mortgage or deed of trust taken in connection with the disposition of such Foreclosure Property in accordance with the immediately preceding sentence shall name Administrative Agent, as agent for the Lenders, as the beneficiary or mortgagee. In such case, Administrative Agent and the Lenders shall enter into an agreement with respect to such purchase money mortgage defining the rights of the Lenders in the same, which agreement shall be in all material respects similar to the rights of the Lenders with respect to the Foreclosure Property. Lenders agree not to unreasonably withhold or delay their approval of a Post-Foreclosure Plan or any third party offer to purchase the Foreclosure Property. An offer to purchase the Foreclosure Property at a gross purchase price of 95% of the fair market value of the property as set forth in a current Appraisal, shall be deemed to be a reasonable offer.

12.11 Defaulting Lender. Notwithstanding any provision of this Agreement to the contrary, if a Lender becomes a Defaulting Lender, the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) Suspension of Voting Rights. A Defaulting Lender’s right to participate in the administration of, or decision-making rights related to, the Commitment, this Agreement or the other Loan Documents (including any consent to any amendment or waiver pursuant to Section 9.11) shall be suspended for so long as such Lender remains a Defaulting Lender; provided, however, that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender (provided the Defaulting Lender is so affected) pursuant to Section 9.11 shall continue to require the consent of the Defaulting Lender.

(b) Turn Over of Payments. All amounts payable hereunder to the Defaulting Lender in respect of the Obligations (whether on account of principal, interest, fees or otherwise, including, without limitation, interest payments from interest reserve allocations to the Defaulting Lender and any amounts that would otherwise be payable to the Defaulting Lender pursuant to Section 2.15, but excluding Section 2.18(b)), shall be paid to Administrative Agent, retained in a segregate account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by Administrative Agent as follows: (i) first, to the payment of any amounts owing by the Defaulting Lender to Administrative Agent hereunder, (ii) second, to the funding of any Advance in respect of which the Defaulting Lender has failed to fund its portion as required by this Agreement, as determined by Administrative Agent, (iii) third, to the payment of any amounts owing by the Defaulting Lender to the non-Defaulting Lenders hereunder, including without limitation for any Special Advance under paragraph (c) of this Section 12.11, (iv) fourth, if so determined by Administrative Agent, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, and (v) fifth, to the Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Advances, and (y) made at a time when the conditions set forth in Section 4.1 are satisfied, such payment shall be applied solely to repay the Advances of all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Advances owed to the Defaulting Lender.

(c) Special Advances. If a Defaulting Lender fails to fund its portion of any Advance, in whole or part, within three (3) Business Days after the date required hereunder and Administrative Agent shall not have funded the Defaulting Lender’s portion of the Advance under Section 2.3(b), Administrative Agent shall so notify the Lenders, and within three (3) Business Days after delivery of such notice, the non-Defaulting Lenders shall have the right, but not the obligation, in their respective, sole and absolute discretion, to fund all or a portion of such deficiency (the amount so funded by any such non-Defaulting Lenders being referred to herein as a “Special Advance”) to Borrower. In such event, the Defaulting Lender and Borrower severally agree to pay to Administrative Agent for payment to the non-Defaulting Lenders making the Special Advance, forthwith on demand such amount with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to Administrative Agent, at (i) in the case of the Defaulting Lender, the greater of the Federal Funds Effective Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation, or (ii) in the case of Borrower, the Interest Rate for the Borrowing pursuant to which such Special Advance is a made.

(d) Option to Purchase Future Commitment. The non-Defaulting Lenders shall have the right, but not the obligation, in their respective, sole and absolute discretion, to acquire for no cash consideration (pro rata, based on the respective Commitment Amount Percentage of those Lenders electing to exercise such right), Defaulting Lender’s Commitment to fund future Advances (the “Future Commitment”). Upon any such purchase of the Defaulting Lender’s Future Commitment, the Defaulting Lender’s share in future Advances and its rights under the Loan Documents with respect thereto shall terminate on the date of purchase, and the Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest.

(e) Replacement of Defaulting Lender.

(i) By Required Lenders. The Required Lenders may, upon notice to the Defaulting Lender, Borrower and Administrative Agent, require the Defaulting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.1) all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Defaulting Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts); and (ii) Administrative Agent shall have received payment of any amounts owing by such Defaulting Lender to Administrative Agent or the Lenders under this Agreement. The Defaulting Lender shall not be required to make any such assignment and delegation if, prior thereto, such Lender shall cease to be a Defaulting Lender.

(ii) By Borrower. If the Lender has become a Defaulting Lender due to a failure to fund its Advances hereunder, Borrower may at its option replace such Defaulting Lender under Section 2.18(b).

(f) Indemnification. Each Defaulting Lender shall indemnify, defend and hold harmless Administrative Agent, each non-Defaulting Lender and Borrower for, from and against any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatever which may be imposed on, incurred by or asserted against Administrative Agent, any non-Defaulting Lender or Borrower with respect to the Loan Documents in any way relating to or arising out of such Lender’s status as a Defaulting Lender. The obligations of the Defaulting Lender under this clause (f) shall survive the payment of the Obligations, the termination of this Agreement and the Defaulting Lender’s reversion to a non-Defaulting Lender under paragraph (g) of this Section 12.11.

(g) Ceasing to be a Defaulting Lender. A Lender shall cease to be Defaulting Lender only upon (i) the payment of all amounts due and payable by Defaulting Lender to Administrative Agent or any Lender under this Agreement; (ii) the payment of any damages suffered by Borrower as a result of such Defaulting Lender’s default hereunder (including, without limitation, interest at the Prime Rate plus 3% on any portion of draw requests funded by Borrower with equity); (iii) the confirmation by the Defaulting Lender to Administrative Agent and Borrower in writing that the Defaulting Lender will comply with all of its funding obligations under this Agreement; and (iv) the circumstances described in clause (e) of the definition of “Defaulting Lender” do not exist. An assignment by a Defaulting Lender of its rights and obligations under this Agreement shall not in and of itself cause the Defaulting Lender to cease to be a Defaulting Lender.

12.12 Borrower’s Rights. The provisions of this Article 12 that do not explicitly affect the rights or obligations of Borrower are solely for the benefit of Administrative Agent and the Lenders, and Borrower shall not have any rights to rely on, enforce or consent to any waiver, modification or amendment of, any of such provisions; provided, however, that Borrower (a) shall have the right to consent to any waiver, modification or amendment of any provision of the above referenced subparagraphs of Article 12 that affect the rights or obligations of Borrower or any other Loan Party, (b) acknowledges and agrees to the limitations set forth in Section 9.11(c) on Administrative Agent’s ability to act unilaterally with respect to this Agreement and the other Loan Documents, and (c) agrees that Administrative Agent’s inability to deliver any consent to, or approval of, an action requested by Borrower due lack of appropriate Lender consent in accordance with the provisions of Section 9.11(c) shall not constitute an unreasonable withholding or delay by Administrative Agent in the giving of such consent or approval. Notwithstanding the foregoing, Borrower shall be entitled to rely on consents and approvals executed by Administrative Agent without investigation as to the existence of proper Lender authorization.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

ADMINISTRATIVE AGENT:	JPMORGAN CHASE BANK, N.A., a national banking association

	By:	/s/ Ryan M. Dempsey
Name: Ryan M. Dempsey
Title: Vice President

BORROWER:	COLE REAL ESTATE INCOME STRATEGY (DAILY NAV) OPERATING PARTNERSHIP, LP, a Delaware limited partnership

	BY:	COLE REAL ESTATE INCOME STRATEGY (DAILY NAV), INC., a Maryland corporation, General Partner

		By:	/s/ D. Kirk McAllaster, Jr.
Name: D. Kirk McAllaster, Jr. Title: Chief Financial Officer

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LENDERS:	JPMORGAN CHASE BANK, N.A., a national banking association

	By:	/s/ Ryan M. Dempsey
Name: Ryan M. Dempsey
Title: Vice President

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